Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

SHUTTERSTOCK AUS EMU PTY LTD,

ENVATO PTY LTD,

THE SHAREHOLDERS OF ENVATO PTY LTD,

SHUTTERSTOCK, INC.

AND

THE SELLERS’ REPRESENTATIVE

Dated as of May 1, 2024

SECTION 1 DEFINITIONS AND INTERPRETATIONS		1
1.1	Certain Definitions	1
1.2	Interpretation	29
SECTION 2 DESCRIPTION OF TRANSACTION		31
2.1	Share Purchase	31
2.2	Consideration	31
2.3	No Further Right of Transfers	32
2.4	Closing	32
2.5	Payment Procedures	32
2.6	Closing Balance Sheet and Purchase Price Adjustment	34
2.7	Additional Closing Transactions	37
2.8	Consent to the transaction and waiver of pre-emptive rights	37
2.9	Termination of Company Shareholders’ Agreement	37
2.10	Post-Closing Obligations	38
2.11	Content Creation Payment Release Mechanics	38
2.12	Former Employee Bonus Payment Amount Release Mechanics	38
2.13	Franking Debit Escrow Amount Release Mechanics	39
SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE SELLERS		40
3.1	Organization and Good Standing	40
3.2	Authority; No Conflict	40
3.3	Title and Ownership	41
3.4	Brokers and Finders	41
3.5	No Other Representations or Warranties	41
SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		42
4.1	Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers	42
4.2	Capitalization	42
4.3	Subsidiaries	43
4.4	Authority; No Conflict	44
4.5	Consents	45
4.6	Absence of Changes	46
4.7	Financial Statements; Controls	46
i

4.8	Absence of Undisclosed Liabilities; Indebtedness	47
4.9	Accounts Receivable	47
4.10	Taxes	47
4.11	Property and Sufficiency	53
4.12	Books and Records	54
4.13	Environmental Matters	54
4.14	Material Contracts	55
4.15	Certain Relationships and Related Transactions	58
4.16	Insurance	58
4.17	Intellectual Property and Information Technology	58
4.18	Privacy and Data Security	64
4.19	Benefit Plans	65
4.20	Personnel	68
4.21	Litigation	71
4.22	Compliance with Instruments; Laws	71
4.23	Banking Relationships; Powers of Attorney	73
4.24	Company Names	73
4.25	Brokers and Finders; Existing Discussions	73
4.26	Customers; Suppliers; Contributors; Subscribers	73
4.27	No Other Representations or Warranties	74
SECTION 5 REPRESENTATIONS AND WARRANTIES BY PURCHASER		75
5.1	Organization and Standing	75
5.2	Authority for Agreement; No Conflict	75
5.3	Legal Proceedings	76
5.4	No Financing Condition	76
5.5	Brokers and Finders	76
5.6	Litigation	76
5.7	Financing	76
5.8	No Other Representations and Warranties	78
SECTION 6 COVENANTS		79
6.1	Conduct of Business Prior to Closing	79
6.2	Access to Information	83
6.3	Additional Financial Statements	84

6.4	Public Disclosure	84
6.5	Confidentiality	85
6.6	Indemnification	85
6.7	Regulatory Filings; Exchange of Information; Notification; Reasonable Efforts	86
6.8	Post-Closing Benefits	88
6.9	No-Shop	89
6.10	R&W Insurance Policy	90
6.11	Pre-Closing Notice	91
6.12	Further Assurances	91
6.13	Trade Control Laws	91
6.14	Notice of Certain Events	91
6.15	Debt Commitment Letter	92
6.16	Financing Cooperation	94
6.17	Post-Closing Seller Restrictions	98
6.18	280G Matters	98
6.19	Books and Records	98
6.20	Liquidity Event Payments Releases	99
SECTION 7 CONDITIONS TO CLOSING; CLOSING DELIVERIES; TERMINATION		99
7.1	Conditions to Closing	99
7.2	Closing Deliveries of the Company and the Sellers	101
7.3	Closing Deliveries of Purchaser	103
7.4	Termination Prior to the Closing	104
7.5	Notice of Termination; Effect of Termination	105
SECTION 8 INDEMNIFICATION		105
8.1	Survival	105
8.2	Indemnification	107
8.3	Limitations	108
8.4	No Contribution	111
8.5	Defense of Third Party Claims	111
8.6	Indemnification Claim Procedure	113
8.7	Exercise of Remedies Other Than by Purchaser	117

8.8	Exclusive Remedy	118
SECTION 9 FEES AND EXPENSES		118
9.1	General	118
SECTION 10 NO RECOURSE		118
10.1	No Recourse	118
SECTION 11 TAXES.		119
11.1	Tax Document Retention and Cooperation	119
11.2	Transfer Taxes	119
11.3	Straddle Periods	119
11.4	Tax Returns	119
11.5	Tax Claims	120
11.6	Section 338 Election	120
11.7	Post-Closing Tax Actions	120
11.8	Australian GST	121
SECTION 12 SELLERS’ REPRESENTATIVE		121
12.1	Powers of the Sellers’ Representative	121
SECTION 13 RELEASE		124
13.1	Release	124
SECTION 14 MISCELLANEOUS		124
14.1	Notices	124
14.2	Successors and Assigns	126
14.3	Severability	126
14.4	Third Parties	126
14.5	Governing Law; Submission to Jurisdiction	127
14.6	Waiver of Jury Trial	127
14.7	Specific Performance	128
14.8	Guaranty	128
14.9	Entire Agreement, Not Binding Until Executed	129
14.10	Waiver of Conflicts; Privilege	129
14.11	Receipt of Payments	131
14.12	Amendments; No Waiver	131
14.13	Debt Financing Sources	132

EXHIBITS

Sellers	Exhibit A
Accounting Principles	Exhibit B
Net Working Capital Schedule	Exhibit C
R&W Insurance Policy	Exhibit D
Closing Consideration Schedule	Exhibit E
Liquidity Event Payments	Exhibit F
Current Employee Bonus Pool Payments	Exhibit G
Former Employee Bonus Payment Schedule	Exhibit H
Parent Consent Contacts	Exhibit I

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of May 1, 2024, by and among Shutterstock Aus Emu Pty Ltd, an Australian private company limited by shares and wholly-owned indirect Subsidiary of Parent (“Purchaser”), Envato Pty Ltd, an Australian private company limited by shares (the “Company”), the shareholders of the Company signatory hereto and as set forth on Exhibit A (the “Sellers”), Shutterstock, Inc., a Delaware corporation (“Parent”), and the Sellers’ Representative (as defined herein). Each of Purchaser, the Company, the Sellers, Parent and the Sellers’ Representative are referred to herein individually as a “Party” and collectively as “Parties”. Each capitalized term used in this Agreement has the meaning set forth in Section 1.1.

WHEREAS, the Sellers own, as of the date hereof and will own as of the Closing Date, issued and outstanding Shares of the Company as set forth on Exhibit A, which Shares constitute and will constitute the entire issued share capital of the Company.

WHEREAS, Purchaser desires to acquire the Company and its Subsidiaries by purchasing from the Sellers, and the Sellers desire to sell to Purchaser, all of the Shares.

WHEREAS, in order to protect the goodwill in the Company and its Subsidiaries, concurrently with the execution and delivery of this Agreement, each Founder is entering into a restrictive covenant agreement (a “Restrictive Covenant Agreement”) in favor of the Company and Purchaser as permitted by applicable Legal Requirements, which shall become effective at the Closing.

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall have delivered to the Sellers the Debt Commitment Letter, fully executed by each party thereto, pursuant to which the Debt Financing Sources have committed to provide the Debt Financing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement contained, and intending to be legally bound by this Agreement, the Parties agree as follows:

Section 1
DEFINITIONS AND INTERPRETATIONS

1.1          Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“280G Waived Benefits” shall have the meaning specified in Section 6.18.

“ACCA” shall mean the Australian Competition & Consumer Act 2010 (Cth).

“ACCC” shall mean the Australian Competition & Consumer Commission.

“Accounting Firm” shall mean a nationally recognized accounting firm reasonably acceptable to Purchaser and the Sellers’ Representative.

“Accounting Principles” shall mean, in order of precedence (a) the specific accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques set out in Exhibit B; (b) to the extent not otherwise addressed in clause (a) above, the accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the Financial Statements as at 30 June 2023; and (c) to the extent not otherwise addressed in clauses (a) and (b) above, the Accounting Standards in force as at the Balance Sheet Date. For the avoidance of doubt, clause (a) will take precedence over both clause (b) and clause (c), and clause (b) will take precedence over clause (c).

“Accounting Standards” shall mean (a) the requirements of the Corporations Act with respect to the preparation and contents of financial reports, and (b) the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.

“Accounts Receivable” shall mean all trade debts and other receivables owing to the Company and its Subsidiaries determined in accordance with the Accounting Principles.

“Accrued Income Taxes” shall mean an amount (which shall not be less than zero in the aggregate) equal to the aggregate amount of all accrued and unpaid income Taxes of the Company and the Company Subsidiaries, for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with the principles set forth in Section 11.3), that are first due after the Closing Date, in those jurisdictions where the Company and the Company Subsidiaries have historically filed Tax Returns or has commenced business operations in the past three (3) years, provided that such Taxes shall be computed (a) consistent with past practice of the Company or relevant Company Subsidiary (including reporting positions, elections and accounting methods) for preparing such Tax Returns, (b) on a jurisdiction by jurisdiction basis and including any prepayments, estimated payments or overpayments of Taxes actually available to offset such Taxes for such jurisdiction, but with no Tax assets of the Company or a Company Subsidiary in one jurisdiction allowed to be utilized to reduce a liability in any other jurisdiction (unless allowable by the Tax Law of the relevant jurisdiction), (c) by not taking into account any deferred tax assets or deferred tax liabilities, (d) by excluding any Taxes attributable to transactions taken after the Reference Time (other than Taxes incurred on the Closing Date in the ordinary course of business), (e) by excluding any Taxes attributable to any voluntary disclosure programs or initiatives entered into by the Company or any Company Subsidiaries, any voluntary amendments to any Tax Returns, or retroactive elections (including, without limitation, any election under Sections 336 or 338 of the Code) made by the Company or any Company Subsidiary, in each case, to the extent initiated by Company or any Company Subsidiaries after the Closing and contrary to previous practice of the Company or the Company Subsidiaries as applicable, (f) by including any prepayments, estimated payments or overpayments of Taxes, net operating losses and any net operating loss carryforward of the Company or the Company Subsidiaries that are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, but only to the extent available to offset such Taxes as at the Closing Date, (g) by including any Tax expected to arise in any Post-Closing Tax Period in respect of any item of income or gain that has economically accrued as of the Closing Date (including any Taxes attributable to (i) any change in any method of accounting with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement), (ii) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, or (iii) any prepaid income received on or prior to the Closing Date (other than Deferred Revenue), (h) by excluding any Transaction Tax Deductions and (i) by excluding any Tax Adjustment Amount Factored Taxes.

“Acquisition Proposal” with respect to the Company, shall mean any offer, inquiry, indication of interest, or proposal from any Person (other than Purchaser or any of its Affiliates) relating to any transaction or series of related transactions involving:

(a)       the sale, license, lease, exchange, transfer, disposition, or acquisition of a material portion of (excluding sales of inventory and non-exclusive licensing of the Company’s products or services in the ordinary course of business consistent with past practices) the business or assets of the Company and the Company Subsidiaries, taken as a whole;

(b)       the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company;

(c)       any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company;

(d)       any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; or

(e)       any combination of the foregoing; provided, however, that neither the Transactions nor the Pre-Closing Restructuring shall be deemed an Acquisition Proposal.

“Actions” shall mean any action, sanction, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, audit, inquiry, examination, investigation, hearing, complaint, criminal prosecution, demand or other proceeding (public or private) to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Active Subscriber” shall mean a unique paying subscriber to a service of the Company or a Company Subsidiary that is a Person and shall not include any bots, fake accounts or similar subscribers.

“Adjustment Escrow Amount” shall mean an amount equal to $10,000,000.

“Adjustment Escrow Excess Amount” shall have the meaning specified in Section 2.6(e)(ii).

“Adjustment Escrow Fund” shall mean the Adjustment Escrow Amount withheld in accordance with Section 2.2(b), and if applicable, any earnings including interest on the Adjustment Escrow Amount.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Contracts” shall mean the agreements set forth on Schedule 7.2(p).

“Agreed Amount” shall have the meaning specified in Section 8.6(b).

“Agreement” shall have the meaning specified in the Preamble hereto.

“AI/ML” shall mean any and all deep learning, machine learning, or other artificial intelligence technologies, including any and all (a) proprietary algorithms, Software or other IT Assets that make use of, incorporate, or employ large language models, expert systems, natural language processing, computer vision, automated speech recognition, automated planning and scheduling, neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (b) proprietary embodied AI and related hardware or equipment.

“Alternative Financing” shall have the meaning specified in Section 6.15(d).

“Alternative Financing Commitment Letters” shall have the meaning specified in Section 6.15(d).

“ASIC” shall mean the Australian Securities and Investment Commission.

“ATO” shall mean the Australian Taxation Office.

“Audit” shall mean any audit, assessment, claim, examination, or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Australian Tax Act” shall mean the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth), as the context requires.

“Australian Tax Return” shall mean the Company’s Australian tax return for the fiscal year ended June 30, 2024.

“Balance Sheet” shall have the meaning specified in Section 4.7(a).

“Balance Sheet Date” shall have the meaning specified in Section 4.7(a).

“Bank Guarantee Facility” shall mean the bank guarantee facility (as amended from time to time including by the Amendment and Restatement Deed dated October 2, 2023) between the Company and National Australia Bank Limited disclosed in the Data Room (including in connection with the bank guarantee issued by National Australia Bank Limited with a face value of $278,624.00 in respect of the leased premises at Levels 2 and 3, 551 Swanston Street, Carlton VIC 3053).

“Base Purchase Price” shall mean an amount equal to $285,000,000.

“Burdensome Condition” shall mean any action, or offer to take or offer to commit to take any such action, which would reasonably be expected to, individually or in the aggregate (a) materially and adversely affect the financial condition, assets, business, operations or results of operations of (i) the Company and the Company Subsidiaries (taken as a whole), or (ii) Parent and its Subsidiaries (taken as a whole), (b) have a material adverse impact on the benefits reasonably expected to be received by Parent and its Subsidiaries in connection with the transactions contemplated hereby, or (c) impair, in any material respect, the ability of Parent and its Subsidiaries (taken as a whole), or the Company and the Company Subsidiaries (taken as a whole), to continue to conduct their respective businesses following the Closing substantially in the manner conducted in the twelve (12) month period prior to the date hereof.

“Business Day” shall mean any day that is not a Saturday or a Sunday, on which national banking institutions in Melbourne, Australia and in New York City, United States are open to the public for conducting business and are not required by Legal Requirement to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar legislation, executive order or executive memo enacted relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including IRS Notice, 2021-11, IRS Notice 2020-65, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent legislation intended to address the consequences of the COVID-19 pandemic, including the Consolidated Appropriation Act, 2021.

“Claimed Amount” shall have the meaning specified in Section 8.6(a).

“Closing” shall have the meaning specified in Section 2.4.

“Closing Consideration Schedule” shall have the meaning specified in Section 2.5(a).

“Closing Date” shall have the meaning specified in Section 2.4.

“Closing Date Balance Sheet” shall have the meaning specified in Section 2.6(b).

“Closing Date Company Cash Balance” shall mean the Company Cash Balance as of the Reference Time.

“Closing Date Company Debt” shall mean the total Company Debt as of the Reference Time.

“Closing Date Excess Company Cash Amount” shall mean the Excess Company Cash Amount as of the Reference Time.

“Closing Date Excess Company Cash Offset Amount” shall mean the Excess Company Cash Offset Amount as of the Reference Time.

“Closing Date Net Working Capital” shall mean the Net Working Capital as of the Reference Time.

“Closing Date Statement” shall have the meaning specified in Section 2.6(b).

“CMA” shall mean the UK Competition and Markets Authority.

“Code” shall mean the Internal Revenue Code of 1986.

“Collective Sellers Claim” shall have the meaning specified in Section 8.6(a).

“Company” shall have the meaning specified in the Preamble hereto.

“Company 401(k) Plan” shall have the meaning specified in Section 6.8(b).

“Company AI Products” shall mean any and all Proprietary Products that utilize, incorporate, employ or otherwise make use of any AI/ML.

“Company Board” shall mean the board of directors of the Company.

“Company Cash Balance” shall mean, without duplication, the sum of all cash and cash equivalents of the Company and the Company Subsidiaries as of the Reference Time determined in accordance with the Accounting Principles, including: (a) any term deposits with maturity of up to thirty (30) days and (b) any cash at call; but excluding Restricted Cash and inbound wire transfers and credit card collections under clearance. For the avoidance of doubt, the Company Cash Balance will include any interest accrued on the amounts described in clauses (a) - (c).

“Company Constitution” shall mean the constitution of the Company in effect on the date of this Agreement.

“Company Debt” shall mean the aggregate amount of (i) all Indebtedness of the Company and the Company Subsidiaries outstanding as of the Reference Time determined in accordance with the Accounting Principles, (ii) sixty-five percent (65%) of Deferred Revenue as of the Reference Time, (iii) the Tax Adjustment Amount, (iv) any amounts held by the credit card providers under the Existing Credit Card Facilities as of the Reference Time and (v) the other amounts set forth on Schedule 1.1(a).

“Company Fraud” shall mean any Fraud committed by any of the persons listed on Schedule 1.1(e)(1) with respect to the making of the representations and warranties of the Company set forth in Section 4 of this Agreement or the certificate required to be delivered pursuant to Section 7.2(g).

“Company Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or a Company Subsidiary, including all Company Software.

“Company IT Assets” shall mean any and all IT Assets owned or purported to be owned, in whole or in part, by the Company or a Company Subsidiary, or leased, licensed, outsourced, or controlled by or for the Company or a Company Subsidiary, or used or held for use in the business of the Company or a Company Subsidiary, together with all associated documentation owned or used by or on behalf of the Company or a Company Subsidiary.

“Company Material Adverse Effect” shall mean any change, event, occurrence, state of facts, circumstance, development, action, omission, condition, or effect (any such item, an “Effect”) (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement) that is or would reasonably be expected to (a) become, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, materially adverse to the business, operations, assets, results of operations or the financial condition of the Company taken as a whole with the Company Subsidiaries, or (b) prevent, materially impair or materially impede the ability of the Company to consummate the Share Purchase on or before the End Date; provided, however, that, for the purposes of the foregoing clause (a), no Effect to the extent arising from any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any new or worsening of national or international political conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or otherwise, (iii) any natural disaster or pandemic, including SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks, (iv) changes in any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (v) changes in the Accounting Standards, (vi) changes in any Legal Requirements, (vii) changes or conditions generally affecting the industries in which the Company operates, (viii) the execution, announcement or consummation of the Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries to the extent attributable to the identity of Purchaser or any of its Affiliates or to any communication by Purchaser or any of its Affiliates regarding plans, proposals, expectations or projections with respect to the Company, (ix) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any Company Subsidiary, in each case, which is expressly required by any Transaction Document, (x) any actions taken (or omitted to be taken) by the Company or any Company Subsidiary at the express written request of Purchaser, (xi) any breach by Purchaser of this Agreement or (xii) any failure, in and of itself, by the Company (taken as a whole with the Company Subsidiaries) to meet any internal projections, budgets or forecasts or revenue or earnings, revenue, profitability, cash flow or other financial operating metrics for any past, current, or future period; provided, further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other comparable participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect). A Company Material Adverse Effect will be measured only against past performance of the Company and the Company Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and the Company Subsidiaries.

“Company Organizational Documents” shall mean the Company Constitution and the Company Shareholders’ Agreement.

“Company Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension (including superannuation), retirement, “401(k),” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock appreciation right, stock purchase, restricted stock, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, individual consulting, executive compensation, incentive, commission, retention, change in control or other material plan, agreement, policy, trust, fund or arrangement (whether insured or self-insured) providing compensation or benefits for the benefit of current or former employees, officers, directors, or individual consultants of the Company or any Company Subsidiary (or the dependents and beneficiaries thereof), which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries to which the Company or any Company Subsidiary is a party, or to which the Company or any Company Subsidiary has or may have any Liability.

“Company Shareholders” shall mean the holders of Shares.

“Company Shareholders’ Agreement” shall mean the Shareholders’ Agreement, by and among the Company and the Sellers, dated as of May 31, 2021 (as amended or restated from time to time).

“Company Software” shall mean any and all Software owned or purported to be owned, in whole or in part, by the Company or a Company Subsidiary.

“Company Subsidiary” shall have the meaning specified in Section 4.3(a).

“Company Subsidiary Organizational Documents” shall mean the constitution, charter and bylaws or similar organizational documents of the Company Subsidiaries.

“Company Transaction Expenses” shall mean, to the extent unpaid as of the Reference Time and not included (as a deduct, where applicable) in the calculation of Closing Date Net Working Capital or Closing Date Company Debt (solely to avoid double counting), without duplication, (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers or other representatives) incurred by the Company or any Company Subsidiary (including those of any Seller or its Affiliates or the Sellers’ Representative for which the Company or any of its Subsidiaries is responsible to pay) through the Closing in connection with (i) this Agreement and the other Transaction Documents and the consummation of the Transactions (or any other sale process conducted or pursued by any Seller or its Affiliates, or the Company or its Subsidiaries), and (ii) the Pre-Closing Restructuring (including any Taxes arising in connection therewith), in each case whether payable prior to, at or after the Closing, (b) all (i) retention, change of control, transaction or similar bonuses, compensation (including with respect to options or equity) or incentive payments incurred or payable by the Company or any Company Subsidiary in connection with the Closing including to any current or former employee or Service Provider of the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement (including for the avoidance of doubt, the Current Employee Bonus Pool Payments and the Liquidity Event Payments), and (ii) unpaid severance obligations with respect to any employee whose employment was terminated, or who provided or was given notice of termination at any time prior to the Closing (excluding any payments that are incurred or payable at the direction of Purchaser, but including for the avoidance of doubt any payments to the persons set forth on Schedule 1.1(b)) plus the employer portion of any payroll, social security, superannuation, employer health, unemployment, similar or other Taxes or charges incurred in respect of such payments to the extent the underlying payment giving rise to such Taxes accrues for Tax purposes as of or prior to, or as a result of, the Closing to the extent that those amounts are not already included in the relevant payment, (c) 50% of the premiums and any applicable Taxes associated with obtaining the D&O Insurance; (d) 50% of the premiums, underwriting or diligence fees and any applicable Taxes associated with obtaining the R&W Insurance Policy, (e) 50% of the fees, costs or expenses incurred in respect of the regulatory filings required to be made pursuant to applicable Legal Requirements (including the filings required to be made pursuant to Section 6.7(a)), (f) 50% of fees, costs or expenses incurred in connection with the engagement of the Escrow Agent, (g) the amount of any Transfer Taxes that are to be borne by Sellers pursuant to Section 11.2, (h) the Former Employee Bonus Payment Amounts, (j) the Content Creation Payment Amount and(k) all other obligations which are specifically denoted herein as Company Transaction Expenses.

“Company’s Registered Intellectual Property” shall have the meaning specified in Section 4.17(a).

“Confidential Information” shall mean information regarding the business, operations and affairs of the Company and the Company Subsidiaries including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms and other information, whether tangible or intangible which is not publicly available generally.

“Confidentiality Agreement” shall mean that certain Confidentiality Letter Agreement, by and between (a) Purchaser and (b) the Company, dated as of November 28, 2023.

“Consents” shall have the meaning specified in Section 4.5.

“Consolidated Group” shall have the meaning given to that expression in section 703-5 of the Australian Tax Act.

“Content Creation Excess Amount” shall have the meaning specified in Section 2.11.

“Content Creation Payment Amount” shall mean the amount set forth on Schedule 1.1(c).

“Content Creation Payment Period” shall have the meaning specified in Section 2.11.

“Contested Amount” shall have the meaning specified in Section 8.6(b).

“Continuing Employees” shall mean employees of the Company or the Company Subsidiaries who are employed by Purchaser or one of its Subsidiaries (including, after the Closing, the Company or any Company Subsidiary) after the Closing.

“Continuing Officers” shall have the meaning specified in Section 6.16(a).

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, arrangement, understanding, obligation, or undertaking of any nature that is legally binding (including master service agreements, task orders, work orders, or delivery orders or any such similar document and work orders entered into pursuant to or under such master service agreements), including any exhibits, annexes, appendices, or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Controls” shall have the meaning specified in Section 4.7(c).

“Copyleft Terms” shall mean any terms of any Open Source Code license that as a condition of or in connection with use, reproduction, linking, incorporation, modification or distribution of Software (a) requires that such Software or other Software or other Company Intellectual Property distributed with or combined with the Software be disclosed, made available, offered, licensed, delivered, or distributed in source code form, licensed for the purpose of, or under the terms that allow, making modifications or derivative works, reverse engineering, reverse assembly, or disassembly of any kind, or redistributable at no charge (or be subject to any restriction on the consideration to be charged for the distribution thereof), or (b) otherwise imposes a material limitation or restriction on the right of the Company or any of its Subsidiaries to use, modify, or distribute all or part of any Company Software or Proprietary Product or other Company Intellectual Property or to enforce an Intellectual Property Right of the Company or any of its Subsidiaries.

“Corporations Act” shall mean the Corporations Act 2001 (Cth).

“Current Employee Bonus Pool Payments” means the payments set forth on Exhibit G.

“Customarily Redacted” shall mean, with respect to any Debt Fee Letter, solely the fee amounts, pricing terms, pricing caps and other economic and expense terms being redacted in a customary manner, none of which (a) impose or permit the imposition of any additional conditions precedent, or otherwise amend, modify or expand or permit the modification of any existing conditions precedent, in each case, to the funding of the full amount of the Debt Financing or (b) could reasonably be expected to reduce the aggregate amount of the Debt Financing available to Purchaser at the Closing below the amount required to fund the Required Amount or to delay, impede or prevent the Closing.

“Damages” shall mean all damages, losses, monetary liabilities, fines, claims, forfeitures, payment obligations, Taxes, judgments, interest, awards, penalties, fees, costs or expenses (including reasonable and documented expenses of investigation, attorneys’ fees and out of pocket expenses in connection with any Action involving a Third-Party Claim) but excluding any punitive or exemplary damages, except, in the case of punitive or exemplary damages, to the extent such punitive or exemplary damages are awarded to any third party pursuant to a Third-Party Claim.

“Data Protection Laws” shall mean all applicable Legal Requirements related to data protection, data privacy, data security, data Processing, encryption, artificial intelligence, biometrics, breach notification, consumer marketing with respect to the Processing of Personal Data (including as applicable direct marketing, e-mails, text messages or telemarketing), and cross-border data transfer Personal Data in the United States or elsewhere in the world, including, but not limited to: (a) Regulation (EU) 2016/679 (the “GDPR”), EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Legal Requirements of EU Member States, or the United Kingdom, as applicable); (b) the GDPR as it forms part of the law of each jurisdiction of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018 and the Data Protection Act 2018; (c) the Australian Privacy Act 1988 (Cth); and (d) any equivalent laws in any other part of the world; each to the extent applicable to the Company and/or its Subsidiaries, and each as amended, consolidated or replaced prior to the date of this Agreement.

“Data Room” shall mean the virtual data room operated by Ansarada for the purposes of the Transactions.

“Debt Commitment Letter” shall mean the fully executed debt commitment letter, dated as of the date hereof, between Purchaser and the financial institutions and other entities party thereto (including all exhibits, schedules, supplements, amendments and annexes thereto).

“Debt Fee Letters” shall mean each of the fully executed fee letters entered into by the Purchaser or any of its Affiliates in connection with the Debt Financing.

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Source Related Party” shall mean any Debt Financing Source, together with their respective Affiliates and their and their respective Affiliates’ former, current and future agents and Representatives and their respective successors and assigns.

“Debt Financing Sources” shall mean, collectively, the financial institutions and other Persons party to the Debt Commitment Letter and any Person that provides, or has entered into, or in the future enters into, any binding agreement, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), with Purchaser or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar representative in respect of, all or any part of the Debt Financing and any other financial institutions, lenders or investors with respect to the Debt Financing, together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, Representatives and their respective successors or assignees.

“Deferred Payroll Taxes” shall mean any payroll, employment or similar Taxes payable by the Company or any Company Subsidiaries that (a) relate to a taxable period or portion thereof that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, or any similar Legal Requirement in any jurisdiction in which the Company or a Company Subsidiary has Employees (together with all regulations and guidance related thereto issued by a Governmental Authority), calculated after giving effect to any tax credits afforded under the CARES Act and the Families First Coronavirus Response Act to reduce the amount of any Taxes payable or owed, to the extent such tax credits are accrued prior to the Closing.

“Deferred Revenue” shall mean deferred revenue from prepaid subscribers, expired cash and customer deposit holdings of the Company or any Company Subsidiary, calculated in accordance with the Accounting Principles.

“Definitive Debt Financing Agreements” shall mean the definitive agreements with respect to the Financing on the terms and subject only to the conditions expressly set forth in the Debt Commitment Letter.

“Disclosure Schedule” shall have the meaning specified in Section 3.

“Dispute Notice” shall have the meaning specified in Section 2.6(c).

“Dispute Period” shall have the meaning specified in Section 8.6(b).

“Disputed Items” shall have the meaning specified in Section 2.6(c).

“Duty” shall mean any stamp, transaction or registration duty or similar charge which is imposed by any fiscal Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed by any fiscal Governmental Authority or in respect of any of the above.

“D&O Insurance” shall mean a “tail” insurance policy with a claims period of at least six (6) years from and after the Closing for the Persons who are or were, prior to the Closing, covered by the Company’s (or any Company Subsidiary’s) existing Director and Officer Insurance policy, with terms, conditions, retentions, limits of liability, and levels of coverage at least as favorable in the aggregate as the Company’s (or the applicable Company Subsidiary’s) existing Director and Officer Insurance policy with respect to matters existing or occurring at or prior to the Closing (including, subject to Section 6.6, in connection with this Agreement); provided that the premium for such policy shall not exceed 300% of the premium payable under the existing Director and Officer Insurance policy.

“Employee” shall mean any current or former employee (including officers) of the Company or any of the Company Subsidiaries.

“Employment Agreement” shall mean each management, employment, consulting, contractor or other similar agreement, or contract (including, any offer letter or other document providing for compensation or benefits) between the Company or any Company Subsidiary and any current Employee or Service Provider.

“End Date” shall have the meaning specified in Section 7.4(b).

“Envato US” shall mean Envato US, Inc., a Utah corporation and a Company Subsidiary.

“Envato Ventures” shall mean Envato Ventures Pty Ltd (ACN 613 138 426), a Company Subsidiary.

“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated by any Governmental Authority regulating or relating to (i) pollution or protection of the environment, (ii) the generation, use, storage, transportation, treatment, processing, removal, remediation, Release or disposal of Hazardous Material, or (iii) any Hazardous Material Activity.

“Environmental Permits” shall mean any Permit required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA and/or which is a member of a controlled group or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean PNC Bank National Association.

“Escrow Agreement” shall mean the escrow agreement, in a form reasonably acceptable to Purchaser, the Company and the Sellers’ Representative and consistent with the terms of this Agreement, to be entered into among Purchaser, the Sellers’ Representative and the Escrow Agent on the Closing Date. Purchaser, the Company and the Sellers’ Representative shall work in good faith to mutually agree on a form of Escrow Agreement at least five (5) Business Days prior to the Closing Date.

“Escrow Amount” shall mean the Adjustment Escrow Amount plus the Indemnity Escrow Amount plus the Franking Debit Escrow Amount plus the Special Indemnity Escrow Amount.

“Estimated Adjusted Purchase Price” shall mean an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Closing Date Company Cash Balance, minus (c) the Estimated Closing Date Excess Company Cash Offset Amount, minus (d) the Estimated Closing Date Company Debt, minus (e) the Estimated Company Transaction Expenses, plus (f) the amount by which the Estimated Closing Date Net Working Capital exceeds the Net Working Capital Target, if any, minus (g) the amount by which the Net Working Capital Target exceeds the Estimated Closing Date Net Working Capital, if any; provided, that if the Estimated Closing Date Company Cash Balance exceeds the Maximum Company Cash Balance, then the Estimated Closing Date Company Cash Balance shall be deemed to be an amount equal to the Maximum Company Cash Balance for all purposes under this Agreement.

“Estimated Closing Date Balance Sheet” shall have the meaning specified in Section 2.6(a).

“Estimated Closing Date Company Cash Balance” shall have the meaning specified in Section 2.6(a).

“Estimated Closing Date Company Debt” shall have the meaning specified in Section 2.6(a).

“Estimated Closing Date Excess Company Cash Amount” shall have the meaning specified in Section 2.6(a).

“Estimated Closing Date Excess Company Cash Offset Amount” shall have the meaning specified in Section 2.6(a).

“Estimated Closing Date Net Working Capital” shall have the meaning specified in Section 2.6(a).

“Estimated Company Transaction Expenses” shall have the meaning specified in Section 2.6(a).

“Excess Company Cash Amount” shall mean, without duplication, the amount by which the Company Cash Balance exceeds the sum of (i) the Content Creation Payment Amount, plus (ii) the Former Employee Bonus Payment Amount, plus (iii) the amount by which the Net Working Capital Target exceeds the Closing Date Net Working Capital, if any, plus (iv) sections (a), (b) and (c) of the Company Transaction Expenses to the extent unpaid as of the Reference Time, plus (iv) the Liquidity Event Payments to the extent unpaid as of the Reference Time, plus (v) $20,000,000; provided that if the Excess Company Cash Amount exceeds $35,000,000, then the Excess Company Cash Amount shall be deemed to be $35,000,000 for all purposes under this Agreement; provided, further, that if the Excess Company Cash Amount is a negative number, then the Excess Company Cash Amount shall be deemed to be $0 for all purposes under this Agreement.

“Excess Company Cash Offset Amount” shall mean (i) if the excess Company Cash Amount is less than or equal to $20,000,000, the product of (a) the Excess Company Cash Amount multiplied by (b) 5%, and (ii) if the Excess Company Cash Amount is greater than $20,000,000, then the sum of (a) $1,000,000 and (b) the product of (x) the portion of the Excess Company Cash Amount in excess of $20,000,000 multiplied by (y) 20%.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Existing Credit Card Facilities” shall mean each of: (a) the credit card facilities provided by Commonwealth Bank of Australia up to an aggregate limit of $250,000; (b) the credit card facilities provided by National Australia Bank Limited up to an aggregate limit of $400,000; (c) the credit card facilities provided by Silicon Valley Bank up to an aggregate limit of $100,000; (d) the credit card facilities provided by American Express Travel Related Services Company, Inc. up to an aggregate limit of MXN$2,000,000 and (e) the credit card facilities provided by Si Vale Mexico, SA de CV up to an aggregate limit of MXN$500,000.

“FCPA” shall have the meaning specified in Section 4.22(b)(i)(A).

“Final Adjusted Purchase Price” shall mean an amount equal to (a) the Base Purchase Price, plus (b) the Closing Date Company Cash Balance as finally determined pursuant to Section 2.6, minus (c) the Closing Date Excess Company Cash Offset Amount as finally determined pursuant to Section 2.6, minus (d) the Closing Date Company Debt as finally determined pursuant to Section 2.6, minus (e) the Company Transaction Expenses as finally determined pursuant to Section 2.6, plus (f) the amount by which the Closing Date Net Working Capital as finally determined pursuant to Section 2.6 exceeds the Net Working Capital Target, if any, minus (g) the amount by which the Net Working Capital Target exceeds the Closing Date Net Working Capital as finally determined pursuant to Section 2.6, if any; provided that if the Closing Date Company Cash Balance exceeds the Maximum Company Cash Balance, then the Closing Date Company Cash Balance shall be deemed to be an amount equal to the Maximum Company Cash Balance for all purposes under this Agreement.

“Financial Statements” shall have the meaning specified in Section 4.7(a).

“Financing Failure Event” shall have the meaning specified in Section 6.15(c).

“FIRB” shall mean the Australian Foreign Investment Review Board.

“FIRB Act” shall mean the Foreign Acquisitions and Takeovers Act 1975 (Cth).

“FIRB Application” shall mean a notice filed under the FIRB Act for the purposes of satisfying the condition in Section 7.1(a)(iii).

“FIRB Approval” shall have the meaning specified in Section 7.1(a)(iii)(C).

“Former Employee Bonus Excess Amount” shall have the meaning specified in Section 2.12.

“Former Employee Bonus Payment Amount” shall mean the aggregate dollar amount of transaction bonuses to be paid to former employees of the Company or a Company Subsidiary following Closing, plus the employer portion of any payroll, social security, superannuation, employer health, unemployment, similar or other Taxes or charges incurred in respect of such bonuses which amount shall be set forth on Exhibit H.

“Former Employee Bonus Payment Period” shall have the meaning specified in Section 2.12.

“Founders” shall mean Collis Ta’eed, Cyan Ta’eed and Jun Rung.

“Franking Debit Escrow Amount” shall mean an amount equal to 200% of all franking debits arising to the Company as a consequence of the Company franking any distribution made or declared after March 1, 2024, and before Closing, which amount shall be set forth in the Closing Consideration Schedule.

“Franking Debit Escrow Fund” shall mean the Franking Debit Escrow Amount withheld in accordance with Section 2.2(b), and if applicable, any earnings including interest on the Franking Debit Escrow Amount.

“Franking Debit Escrow Period” shall have the meaning specified in Section 2.13.

“Franking Debit Excess Amount” shall have the meaning specified in Section 2.13.

“Franking Warranties” shall have the meaning specified in Section 2.13.

“Fraud” shall mean any actual and intentional fraud causes of action under the laws of the State of Delaware that require as an element an intent to deceive or scienter with respect to the making of the representations and warranties of such Person set forth in (i) Section 3 or Section 4 of this Agreement or the certificate required to be delivered pursuant to Section 7.2(g) (with respect to the Company and the Sellers) or (ii) Section 5 of this Agreement or the certificate required to be delivered pursuant to Section 7.3(b) (with respect to the Purchaser).

“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority, No Conflict) (other than Section 3.2(c)(ii)-(iv)), Section 3.3 (Title and Ownership), Section 3.4 (Brokers and Finders), Section 4.1 (Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers), Section 4.2 (Capitalization), Section 4.3 (Company Subsidiaries), Section 4.4 (Authority; No Conflict) (other than Section 4.4(c)(ii)-(iv)), and Section 4.25 (Brokers and Finders; Existing Discussions).

“GAAP” shall mean generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“Generative AI” shall mean any type of AI/ML that can be used to create, produce or generate outputs (including text, images, video, audio, code or synthetic data), including from or based on prompts or inputs.

“Goodwin” shall have the meaning specified in Section 14.10(a).

“Government Contracts” shall mean any Contract, including any prime contract, subcontract (at any tier), facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any Company Subsidiary and (i) any Governmental Authority (acting on its own behalf or on behalf of another country, European Union or international organization), (ii) any prime contractor of any Governmental Authority, or (iii) any subcontractor (at any tier) to the Company or any Company Subsidiary with respect to any Contract of a type described in clauses (i) or (ii) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” shall mean any federal, national, state, provincial, municipal or local government, or any department, bureau or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Tax Authority power, including any stock exchange, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body to the extent the Person in question has submitted to the jurisdiction of such arbitrator or arbitral body.

“GST” shall have the meaning given to such term in the GST Act.

“GST Act” shall mean the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“GST Group” shall have the meaning given in section 195-1 of the GST Act.

“Guaranteed Obligations” shall have the meaning specified in Section 14.8(a).

“Guaranteed Parties” shall have the meaning specified in Section 14.8(a).

“Guaranty” shall have the meaning specified in Section 14.8(a).

“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, emission, substance or waste that has been designated by any Governmental Authority with governmental authority over such geographic location to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum, petroleum products, poly- and per-fluoroalkyl substances, asbestos or asbestos containing materials and polychlorinated biphenyls.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, Release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called “e-waste fees”) and compliance with any product take-back, collection, recycling or product content requirements.

“Head Company” shall have the meaning given in section 995-1 of the Australian Tax Act.

“Improper Payment Laws” shall have the meaning specified in Section 4.22(b)(i)(A).

“Indebtedness” shall mean with respect to any Person, without duplication, all payment obligations and other similar liabilities of such Person (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) resulting from or relating to (a) any obligations of such Person to third parties for borrowed money (including overdraft facilities), whether or not represented by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon, (b) any obligations of such Person evidenced by any note, bond, debenture or other debt security, (c) any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (but excluding trade payables incurred under credit terms in the ordinary course of business consistent with past practice), (d) any purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) any deferred portion of the purchase price for assets, property, goods or other services owed by such Person (including acquisition holdback liabilities, potential earn-outs, seller notes and pursuant to capital leases, but excluding trade payables incurred under credit terms in the ordinary course of business consistent with past practice) and purchase price adjustment payments, (f) any Accrued Income Taxes, (g) any obligations of such Person as lessee under leases that have been or are required to be recorded as capital leases in accordance with AASB 117, (h) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn, and any claims against the relevant instrument have been made and remain outstanding), (i) deferred rent, asset retirement obligations and payables related thereto, (j) any installment sale or open transaction occurring on or prior to the Closing Date, (k) all unpaid obligations under interest rate cap agreements, interest rate swap agreements, forward contracts, hedging agreements, foreign currency exchange agreements and similar agreements, (l) any unfunded liabilities relating to deferred compensation, defined benefit pension or similar plans or arrangements, (m) any outstanding obligations under any Paycheck Protection Program loan or advance and any Deferred Payroll Taxes, (n) any liability in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (o) any liability with respect to vested employee entitlements including annual leave over 4 weeks and long service leave over 7 years plus the employer portion of any payroll, social security, superannuation, employer health, unemployment, similar or other Taxes or charges incurred in respect of such amounts; provided, that “Indebtedness” shall not include any of the amounts owed between the Company and any Company Subsidiary (or between Company Subsidiaries), Deferred Revenue of the Company or any Company Subsidiaries, other trade payable amounts incurred under credit terms in the ordinary course of business consistent with past practice (including under any merchant or other similar payment processing facility), amounts taken into account in Net Working Capital or Company Transaction Expenses, or any Tax Adjustment Amount Factored Taxes.

“Indemnification Agreements” shall have the meaning specified in Section 6.6(a).

“Indemnification Notice” shall have the meaning specified in Section 8.5(a).

“Indemnified Pre-Closing Taxes” means, without duplication, (i) all Taxes of the Company and the Company Subsidiaries for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with the principles set forth in Section 11.3), provided that such Taxes shall be computed (a) by excluding any Taxes attributable to any election under Sections 336 or 338 of the Code and (b) by including any deductions, net operating losses and any net operating loss carryforward of the Company or the Company Subsidiaries that are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date to the maximum extent available under applicable Legal Requirements, and (ii) all Taxes of any member of a combined, consolidated, unitary or affiliated group of which the Company and the Company Subsidiaries (or any predecessor thereof) is liable by reason of having been a member of such group on or prior to the Closing, including, without limitation, (a) being a member of a Consolidated Group, GST Group within the meaning of the GST Act, payroll tax group and group however defined for the purposes of any state or territory’s duty laws, and (b) pursuant to Treasury Regulations Section 1.1502-6, or any similar provision of other applicable Legal Requirement, provided that, Indemnified Pre-Closing Taxes shall not include any Taxes that (A) were taken into account in the calculation of the Final Adjusted Purchase Price, as finally determined pursuant to Section 2.6, (B) are Tax Adjustment Amount Factored Taxes or (C) are attributable to transactions occurring on the Closing Date after the Closing that are outside of the ordinary course of business.

“Indemnitees” shall mean the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including, following the Closing, the Company and the Company Subsidiaries); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” of this sentence; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” of this sentence; provided, however, that no Seller shall be deemed to be an “Indemnitee.”

“Indemnity Escrow Amount” shall mean an amount equal to $712,500.

“Indemnity Escrow Fund” shall mean the Indemnity Escrow Amount withheld in accordance with Section 2.2(b), plus any earnings including interest on the Indemnity Escrow Amount.

“Indemnity Escrow Release Date” shall mean the date that is 18 months after the Closing Date.

“Indirect Tax Sharing Agreement” shall mean a valid indirect tax sharing agreement entered into in accordance with section 444-90 of the Tax Act.

“Individual Seller Claim” shall have the meaning specified in Section 8.6(a).

“Input Tax Credit” shall have the meaning given to the term in the GST Act.

“Insurance Policies” shall have the meaning specified in Section 4.16.

“Insured Parties” shall have the meaning specified in Section 6.6(a).

“Intellectual Property” shall mean (a) Intellectual Property Rights and (b) Proprietary Information and Technology.

“Intellectual Property Rights” shall mean any and all rights, title, or interest in or to Proprietary Information and Technology, in any jurisdiction throughout the world, including any and all of the following items, and all rights arising out of, or associated therewith, whether registered and unregistered, together with all rights to sue or recover and retain damages and costs and attorneys’ fees at law or in equity for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing or following, all applications, registrations, reissuances, reversions, renewals, continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions, counterparts, or other extensions or modifications of legal protections thereof or therefor now existing and hereafter filed, issued or acquired, and all goodwill symbolized by or associated therewith: (a) trademarks, service marks, brand names, trade names, business names, corporate names, slogans, logos, designs, certification marks, trade dress, and other similar designations of source or origin, (b) patents, patent disclosures, utility models, and industrial design rights (collectively, “Patents”), (c) copyrights, and moral and economic rights of authors and inventors and rights of attribution, (d) mask works rights and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (e) rights in trade secrets, proprietary and confidential ideas and Confidential Information, and know-how, (f) rights in domain names and web addresses, (g) rights of privacy and publicity, including with respect to name, image, likeness, signature, photograph, voice, gestures, distinctive appearances, mannerisms, or persona, and in social media usernames and handles, and (h) other intellectual property rights or proprietary rights arising under statutory or common law, contract, or otherwise, whether or not perfected.

“Interim Financial Statements” shall have the meaning specified in Section 4.7(a).

“Intermediate Maximum Company Cash Balance” shall mean the sum, without duplication, of (i) the Content Creation Payment Amount, plus (ii) the Former Employee Bonus Payment Amount, plus (iii) the amount by which the Net Working Capital Target exceeds the Closing Date Net Working Capital, if any, plus (iv) sections (a) – (c) of the Company Transaction Expenses to the extent unpaid as of the Reference Time, plus (v) the Liquidity Event Payments to the extent unpaid as of the Reference Time, plus (vi) $40,000,000.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean, other than Proprietary Products, any and all Software, hardware, servers, systems, networks, circuits, data communications lines, workstations, routers, hubs, switches, interfaces websites, platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), object code, binary code, source code, libraries, routines, subroutines or other code (including commercial, open-source and free software), firmware, middleware, websites, website content, social media accounts, social media content, applications, operational technology, automated networks and processes and control systems, and all other computer, telecommunications and information technology systems, services, assets and equipment (whether or not local or outsourced).

“Key Employee” shall mean each of the persons listed on Schedule 1.1(d).

“Knowledge” with respect to any fact or matter in question, shall mean (a) with respect to the Company, the actual knowledge after reasonable internal inquiry of any of the persons listed on Schedule 1.1(e)(1), of such fact or matter and (b) with respect to Purchaser, the actual knowledge after reasonable internal inquiry of any of the persons listed on Schedule 1.1(e)(2) of such fact or matter.

“Leased Premise” shall have the meaning specified in Section 4.11(c).

“Legal Requirements” shall mean any and all applicable federal, national, provincial, state, local, municipal, territorial, foreign or other law, statute, constitution, principle of common law, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation (or similar provision having the force or effect of law), ruling, binding guidance, treaties or legal requirements, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean, with respect to any Person (without duplication), the U.S. dollar amount of any debt, liability, obligation or commitment of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or unliquidated, secured or unsecured, executory, determined or determinable or otherwise and in each case whether or not required to be recorded or reflected on a balance sheet prepared in accordance with the Accounting Standards.

“Liens” shall mean any mortgage, charge, equitable interest, pledge, claim, lien, license, option, encumbrance, security interest, conditional sale or other title retention agreement, assessment, easement, right-of-way, covenant, restriction and other encumbrances of any kind including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Liquidity Event Payments” means the payments set forth on Exhibit F.

“Major Contributors” shall have the meaning specified in Section 4.26(c).

“Major Customers” shall have the meaning specified in Section 4.26(a).

“Major Suppliers” shall have the meaning specified in Section 4.26(b).

“Material Contract” shall have the meaning specified in Section 4.14.

“Maximum Company Cash Balance” shall mean the sum, without duplication, of (i) the Content Creation Payment Amount, plus (ii) the Former Employee Bonus Payment Amount, plus (iii) the amount by which the Net Working Capital Target exceeds the Closing Date Net Working Capital, if any, plus (iv) sections (a) – (c) of the Company Transaction Expenses to the extent unpaid as of the Reference Time, plus (v) the Liquidity Event Payments to the extent unpaid as of the Reference Time, plus (vi) $55,000,000.

“Net Working Capital” shall mean in respect of the Company and Company Subsidiaries, as at the Reference Time, the net aggregate of the line items referred to as “Net Working Capital” on Exhibit C, in each case calculated in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude (i) the Company Cash Balance, (ii) any Company Debt, (iii) the Company Transaction Expenses, (iv) all income Tax related items and any other deferred Tax items and (v) Tax Adjustment Amount Factored Taxes, in each case, without duplication.

“Net Working Capital Target” shall mean negative $35,125,092.90.

“Non-Privileged Deal Communications” shall have the meaning specified in Section 14.10(g).

“Non-U.S. Company Plan” shall mean each Company Plan maintained outside of the United States primarily for the benefit of current or former employees, officers, directors, or individual consultants of the Company or any Company Subsidiary (or the dependents and beneficiaries thereof) working outside of the United States.

“Notice of Claim” shall have the meaning specified in Section 8.6(a).

“OFAC” shall have the meaning specified in Section 4.22(c)(i).

“Open Source Code” shall mean any free and open source Software and includes those components of Software which qualify as public domain Software or are licensed as “Shareable Freeware” or “Open Source Software” (including any Software code that is licensed under any Copyleft Terms or any other license that conforms to the Open Software Initiative definition of open source software, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Affero General Public License, Server Side Public License, Common Public License, MIT License, Eclipse Software License, Apache License, BSD License, Artistic License, or Sun Community Source License).

“Overpayment Amount” shall have the meaning specified in Section 2.6(e)(ii).

“Owed Amount” shall have the meaning specified in Section 8.6(e).

“Parent” shall have the meaning specified in the Preamble hereto.

“Party” shall have the meaning specified in the Preamble hereto.

“PCBs” shall have the meaning specified in Section 4.13.

“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approvals of or by any Governmental Authority.

“Permitted Lien” shall mean (a) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty, in each case for which adequate reserves have been made with respect thereto, (b) landlord’s, supplier’s (including retention of title arrangements or purchase money security interests), mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar liens arising in the ordinary course of business of the Company or any Company Subsidiary securing amounts that are not past due and payable, (c) nonexclusive licenses to Company Intellectual Property granted to customers, vendors or end users in the ordinary course of business consistent with past practice, (d) building, zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) all exceptions, restrictions, easements, licenses, charges, rights-of-way and other Liens that do not materially interfere with the present use of the Real Property Leases, (f) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted, (g) any Lien or other security (including any cash collateral) provided for any Retained Facility or other Indebtedness permitted to remain outstanding at the Closing Date and (h) the Liens set out in Schedule 1.1(i).

“Permitted Removal” shall have the meaning specified in Section 14.10(h).

“Person” shall mean any person, firm, entity, partnership, association or any business organization or division thereof.

“Personal Data” shall mean any information that relates to a natural person who can be directly or indirectly identified from that information, whether in isolation or in combination with any other information, or is otherwise considered personally identifiable information or personal data under applicable Data Protection Laws, and may include (but is not limited to) information such as a natural person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit card number, passwords, biometric information or health information.

“Post-Closing Tax Period” shall mean (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.

“Potential 280G Benefits” shall mean any potential payments or benefits which may be made or provided to any person who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the Transactions which could reasonably constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

“Pre-Closing Period” shall have the meaning specified in Section 6.1.

“Pre-Closing Restructuring” shall mean the completion of the steps set forth on Schedule 4.3(a) of the Disclosure Schedule.

“Pre-Closing Tax Period” shall mean (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.

“Privileged Deal Communications” shall have the meaning specified in Section 14.10(d).

“Process Agent” shall have the meaning specified in Section 14.5.

“Pro Rata Escrow Contribution” shall mean, with respect to each Seller, an amount in cash equal to the product of (a) the Escrow Amount, multiplied by (b) such Seller’s Pro Rata Percentage.

“Pro Rata Percentage” shall mean, with respect to each Seller, the percentage determined by dividing (a) the number of Shares held by such Seller immediately prior to the Closing, by (b) the number of Shares held by all Sellers immediately prior to the Closing. For the avoidance of doubt, the sum of the “Pro Rata Percentage” of the Sellers shall at all times equal 100%.

“Processing” shall mean any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: the access, use, creation, acquisition, collection, processing, storage, recording, organization, arrangement, selection, aggregation, adaption, alteration, modification, copying, transfer, retrieval, consultation, disclosure, erasure, destruction, disposal, dissemination, visualization, maintenance, instruction, training or other learning of such data or combination of such data.

“Prohibited Fund” shall have the meaning specified in Section 4.22(b)(i)(D).

“Prohibited Payment” shall have the meaning specified in Section 4.22(b)(i)(B).

“Prohibited Person” shall have the meaning specified in Section 4.22(c)(ii).

“Proprietary Information and Technology” shall mean any and all of the following: (a) Software, works of authorship (whether copyrightable or not), documentation, specifications, annotations, comments, designs, contents, (b) files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, (c) tools (including hardware development tools), models, protocols, architectures, tooling, semiconductor masks, layouts, architectures or topology, prototypes, breadboards and other devices, (d) data and information (including technical, financial, marketing, and business data and information), data structures, databases, data compilations, data collections, data sets, data derived or resulting from data Processing, (e) arrangement, organization, manner of aggregation, criteria, labels, objects, images, sounds and collections, (f) inventions (whether or not patentable), invention disclosures, discoveries, improvements, concepts, insights, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, industrial secrets, research and development information, (g) input, output, outcomes, results, predictions, translations, analysis, visualizations, compositions, techniques, procedures, methods, processes, plans, formulae, descriptions, patterns, features, algorithms, methodologies, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, (h) social media identifiers and account information, and (i) any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights, or other intellectual property, in any form or format and embodied in any media.

“Proprietary Product” shall mean any product, technology or service currently being marketed, advertised, sold, offered for sale or distributed by or on behalf of the Company or any of its Subsidiaries.

“Purchaser” shall have the meaning specified in the Preamble hereto.

“Purchaser 401(k) Plan” shall have the meaning specified in Section 6.8(b).

“Purchaser Material Adverse Effect” shall mean any Effect (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement) that is or would reasonably be expected to prevent, materially impair or materially impede the ability of Purchaser to consummate the Share Purchase on or before the End Date.

“Real Property Leases” shall have the meaning specified in Section 4.11(b).

“Reference Time” shall mean 11:59 pm Melbourne Time on the day immediately prior to the Closing.

“Related Party” shall have the meaning specified in Section 4.14(a)(iii).

“Release” shall mean any release, spill, emission, leaking, emptying, seeping, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remaining Available Indemnity Escrow Amount” shall mean, at any time, the aggregate amount available in the Indemnity Escrow Fund as of such time.

“Repaid Debt” shall mean all Indebtedness of the Company to the extent arising under clauses (a) or (b) of the definition of “Indebtedness”, other than under a Retained Facility.

“Representative Losses” shall have the meaning specified in Section 12.1(d).

“Representatives” shall mean, with respect to any Person, its respective directors, officers, employees, agents, advisors, Affiliates, and representatives (including, attorneys, accountants, consultants, bankers, and financial advisors).

“Required Amounts” shall have the meaning specified in Section 5.7.

“Residual Communication” shall have the meaning specified in Section 14.10(h).

“Response Notice” shall have the meaning specified in Section 8.6(b).

“Responsible Indemnitor” shall have the meaning specified in Section 8.5(a).

“Restricted Cash” shall mean cash or cash equivalents that are not capable of being either freely used or transferred or distributed (including as a result of Taxes imposed as a result of any distribution or transfer, in which case the Restricted Cash will be calculated net of the amount of such Taxes) by the Company at or immediately following the Closing, including because it is subject to restrictions or limitations on use by Legal Requirement or Contract, but excluding cash or cash equivalents provided under the Bank Guarantee Facility or the Existing Credit Card Facilities and cash at call, term deposits with maturity of not greater than 30 days.

“Restrictive Covenant Agreement” shall have the meaning specified in the Preamble hereto.

“Retained Facility” shall mean (a) the Bank Guarantee Facility, (b) the Existing Credit Card Facilities and (c) all agreements of the Company or any Company Subsidiary described in clause (g) of the definition of “Indebtedness”.

“Retained Indemnity Escrow Amount” shall have the meaning specified in Section 8.6(g)(i).

“Retained Special Indemnity Escrow Amount” shall have the meaning specified in Section 8.6(f)(i).

“R&W Insurance Policy” shall mean the buyer-side representation and warranty insurance policy substantially in the form attached as Exhibit D or otherwise in a form not materially adverse to the Sellers compared to the form attached as Exhibit D.

“Sanctioned Country” shall mean any country or region that itself is the subject or target of a comprehensive embargo under Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctions” shall mean the economic or financial sanctions and trade embargoes imposed, administered or enforced by the United States of America, including those administered by the U.S. Department of the Treasury, including OFAC, and the U.S. Department of State.

“Securities Act” shall mean the Securities Act of 1933.

“Seller Guarantee” shall mean a guarantee by the Seller Guarantor of all of the obligations of the applicable Seller pursuant to this Agreement, in a form reasonably acceptable to Purchaser and such Seller Guarantor (including with respect to the inclusion of representations by such Seller Guarantor with respect to its financial ability to perform its obligations under such Seller Guarantee), and provides that the obligations of the Seller Guarantor under such Seller Guarantee shall be no greater than the obligations of the applicable Seller assumed by the Seller Guarantor pursuant to the Seller Guarantee. Purchaser and the Sellers’ Representative shall work in good faith to mutually agree on a form of Seller Guarantee within thirty (30) days of the date hereof.

“Seller Guarantor” shall mean the applicable Person under the heading “Seller Guarantor” set forth opposite the applicable Seller on Schedule 1.1(f).

“Sellers” shall mean the holders of the Shares.

“Sellers’ Representative” shall have the meaning specified in Section 12.1(a).

“Service Provider” shall mean any current or former independent contractor or consultant of the Company or any Company Subsidiary, excluding independent contractors and consultants that are not individuals.

“SGAA” shall mean the Superannuation Guarantee (Administration) Act 1992 (Cth), as amended, and the regulations promulgated thereunder.

“Share Purchase” shall have the meaning specified in Section 2.1.

“Shares” shall mean the ordinary shares of the Company.

“Software” shall mean any and all (a) computer applications, systems, software and programs (whether in source code, object code or other form), including any and all software implementations of algorithms, heuristics, utilities, diagnostics, embedded systems, models and methodologies, intermediate/byte code, executable code, interpreted code, development and design tools, compilers, assemblers, applets, application programming interfaces, middleware, firmware, and operating system software and all versions, updates, releases, patches, corrections, enhancements, and modifications to any of the foregoing, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any Internet website(s), (e) AI/ML, and (f) source code annotations, documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sonley Bell Mexico” shall mean Sonley Bell Mexico, S.A. de C.V.

“Special Indemnification Items” shall mean those items set forth or described in Section 1.2 of the Disclosure Schedule.

“Special Indemnity Escrow Amount” shall mean an amount equal to $2,270,000.

“Special Indemnity Escrow Fund” shall mean the Special Indemnity Escrow Amount withheld in accordance with Section 2.2(b), plus any earnings including interest on the Special Indemnity Escrow Amount.

“Special Indemnity Escrow Release Date” shall mean the date that is eighteen (18) months after the Closing Date.

“Standard Agreements” shall have the meaning specified in Section 4.17(m).

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any subsidiary of such Person is a general partner, manager or managing member, (b) such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (c) such Person, directly or indirectly, controls.

“Tax” or “Taxes” shall mean (a) any U.S. federal, state, local and any non-U.S. taxes, duties, levy, charge, excise, GST, impost, rates, Duty, fee, deduction, assessments, withholdings, deductions, compulsory loan or withholding, or similar charges which are assessed, levied, imposed or collected by any fiscal Governmental Authority, including all income, corporation, alternative minimum, gross receipts, gross margin, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, payroll, employment, social security, national insurance, unemployment, severance, occupation, property, estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever (whether payable directly or by withholding, and whether or not requiring the filing of a Tax Return), (b) all interest, fine, penalty, charge or other amount imposed by any fiscal Governmental Authority on or in respect of any item described in clause (a), in each case described in clauses (a) or (b), whether disputed or not and (c) any liability for the foregoing amounts by operation of law, as a result of being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or as a result of a Contract to indemnify any Person (other than any commercial Contract the principal purpose of which is not Tax).

“Tax Adjustment Amount” shall mean the amount set forth on Schedule 1.1(g) hereto.

“Tax Adjustment Amount Factored Taxes” shall have the meaning set forth on Schedule 1.1(h) hereto.

“Tax Attributes” shall have the meaning specified in Section 4.10.

“Tax Authority” shall mean the IRS, ATO and any other Governmental Authority having jurisdiction with respect to any Tax matter.

“Tax Funding Agreement” shall mean the agreement between the Company and each Australian tax resident Company Subsidiary dated July 24, 2016, under which a party may be required to pay an amount to or be entitled to receive an amount from another party calculated by reference to Tax that is administered by an Australian fiscal Governmental Authority.

“Tax Law” shall mean any Legal Requirement (whether domestic or foreign) relating to Taxes or Duty.

“Tax Return” shall mean any return, report, disclosure or statement filed or required to be filed by the Company with respect to any Tax or Tax Law (including any elections, declarations, schedules, or attachments thereto, and any amendment or supplement thereof) including any information return, estimate, claim for refund, amended return, declaration of estimated Tax or other documents relating to Taxes, and including, where permitted or required, affiliated, combined, consolidated, or unitary returns for any group of entities that includes the Company or any Company Subsidiary.

“Tax Sharing Agreement” shall mean a valid tax sharing agreement entered into in accordance with section 721-25 of the Australian Tax Act.

“Third-Party Claim” shall have the meaning specified in Section 8.5(a).

“Threshold Amount” shall have the meaning specified in Section 8.3(a).

“Total Closing Date Payment” shall mean (a) the Estimated Adjusted Purchase Price, minus (b) the Escrow Amount.

“Trade Controls” shall have the meaning specified in Section 4.22(c)(i).

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Confidentiality Agreement and each other agreement, certificate, document or instrument referred to herein or therein or delivered in connection herewith or therewith.

“Transaction Tax Deductions” shall mean all items of loss or deduction of the Company and/or the Company Subsidiaries, that are or might be deductible resulting from or attributable to the Transaction, including: (a) any compensatory payments payable on, in connection with or before the Closing pursuant to this Agreement, (b) all transaction expenses and payments that are deductible for Tax purposes, including the retirement of the Indebtedness as contemplated by this Agreement, the payment of Company Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and Seller, (c) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing, in each case solely to the extent such payment or expense is economically borne by the Seller.

“Transactions” shall mean the transactions contemplated by this Agreement, including the Share Purchase.

“Transfer Taxes” shall have the meaning specified in Section 11.2.

“Treasurer” shall mean the Treasurer of the Commonwealth of Australia.

“Treasury Regulations” shall mean the U.S. Treasury regulations promulgated under the Code.

“Trust” shall mean in respect of: (a) Garnett-Saunders Pty Ltd, Garnett-Saunders Family Trust, (b) Draconis Holdings Pty Ltd, Draconis Family Trust, and (c) Ta’eed Felah Pty Ltd, Ta’eed Felah Family Trust.

“Trust Deeds” shall mean in respect of: (a) Garnett-Saunders Family Trust, the discretionary trust deed dated 1 July 2008 executed by Charles Mark Percival Allen and Garnett-Saunders Pty Ltd (ACN 131 823 151), (b) Draconis Family Trust, the discretionary trust deed dated 27 June 2008 executed by Charles Mark Percival Allen and Draconis Holdings Pty Ltd (ACN 131 846 001), and (c) Ta’eed Felah Family Trust, the discretionary trust deed dated 1 July 2008 executed by Charles Mark Percival Allen and Ta’eed Felah Pty Ltd (ACN 131 154 231).

“Underpayment Amount” shall have the meaning specified in Section 2.6(e)(i).

“Unresolved Special Indemnity Claims” shall have the meaning specified in Section 8.6(f)(i).

“Unresolved Items” shall have the meaning specified in Section 2.6(d).

“US GAAS” shall mean generally accepted auditing standards in effect in the United States.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

“Willful and Material Breach” shall mean a willful and material breach of this Agreement that is the consequence of an intentional act or intentional omission by any party that had actual knowledge at the time of taking such action that the taking of such action or the failure to take such action would cause or constitute such willful and material breach.

1.2          Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)            Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement and shall be ignored in the construction or interpretation hereof.

(b)           Calculation of Time Period. Except as otherwise provided in this Agreement, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. When computing any time period in this Agreement, if such time period is not a number of Business Days, any day that is not a Business Day shall be included in the calculation of the time period and if the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day that is a Business Day. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Melbourne, Australia, unless otherwise specified.

(c)            Currency. All references in this Agreement to dollars or to $, unless otherwise specifically indicated, are references to United States dollars.

(d)           Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the respective meanings set forth in this Agreement.

(e)            References to this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to this Agreement shall include the Disclosure Schedule.

(f)            Laws. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(g)           Grammatical Usage. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h)           Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.

(i)             Counterparts. This Agreement may be executed and delivered (including via facsimile or scanned pdf image or other electronic means) in two or more counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(j)             Electronic Transmission. The exchange of signature pages to this Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(k)         Use of “Including”. The words “include”, “includes”, and “including”, are deemed to be followed by “without limitation” whether or not they are followed by such words or words of similar impart.

(l)          Use of Certain Words. The use of the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive unless expressly indicated otherwise. The terms “will” and “shall” are to be interpreted to have the same meaning. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)        Data Room. Any document will be deemed “delivered,” “provided” or “made available” to Purchaser within the meaning of this Agreement only if such document is accessible to Purchaser in the Data Room at least two (2) Business Days prior to the date of this Agreement.

(n)         It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

(o)         Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date).

Section 2
DESCRIPTION OF TRANSACTION

2.1          Share Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, free and clear of all Liens (other than any customary restrictions on transfer under applicable securities laws), and together with all rights attaching or accruing to them now or in the future, the legal and beneficial interest and title in all of the Shares, for the consideration specified in Section 2.2 (the “Share Purchase”).

2.2          Consideration.

(a)         Subject to adjustment pursuant to Section 2.2(b), Section 2.6(e) and Section 8.6(f), the consideration payable by Purchaser to each Seller at the Closing shall be an amount equal to such Seller’s Pro Rata Percentage of the Estimated Adjusted Purchase Price.

(b)         Contribution to the Escrow Funds. Notwithstanding anything to the contrary in the other provisions of this Section 2.2, Purchaser shall (A) withhold, or cause to be withheld, from the consideration payable to each Seller at the Closing, an amount in cash equal to such Seller’s Pro Rata Escrow Contribution and (B) deposit such withheld consideration with the Escrow Agent. The Escrow Amount shall: (1) be held by the Escrow Agent in an interest-bearing account (or accounts) in accordance with the terms of this Agreement and the Escrow Agreement; and (2) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Any portions of the Escrow Amount that are released to any Seller in accordance with the terms of this Agreement shall constitute consideration paid to such Seller for purposes of Section 2.2.

2.3          No Further Right of Transfers. At and after the Closing, each Seller shall cease to have any rights as an equity holder of the Company, except as set forth in this Agreement or any of the Transaction Documents and as otherwise required by applicable Legal Requirements, including the right of each Seller to receive payment of its Pro Rata Percentage of the Estimated Adjusted Purchase Price pursuant to this Agreement, and no further transfer of Shares shall be made on the stock transfer books of the Company.

2.4          Closing. Unless this Agreement is terminated in accordance with its terms, the closing of the Share Purchase (the “Closing”) will take place on (a) the fifth (5th) Business Day following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Section 7 (other than Section 7.1(b)(iv), Section 7.1(c)(ii) or those other conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (b) such other date as is mutually agreed upon by the Parties, by electronic delivery of documents all of which will be deemed to be originals; provided that the Closing shall not occur before July 1, 2024. The date upon which the Closing actually occurs shall be referred to in this Agreement as the “Closing Date”.

2.5          Payment Procedures.

(a)          Closing Consideration Schedule. Not later than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser the Closing Consideration Schedule in the form of Exhibit E and consistent with the terms of this Agreement (the “Closing Consideration Schedule”), which shall set forth the calculation as of the Closing of the following:

(i)             the Estimated Adjusted Purchase Price and the Total Closing Date Payment;

(ii)           with respect to each Seller, as applicable,

(A)         the name, mailing address (to the extent available) of each Seller as reflected on the stock transfer or other corporate records of the Company;

(B)          such Seller’s Shares, Pro Rata Percentage and Pro Rata Escrow Contribution;

(C)          the Estimated Adjusted Purchase Price payable to such Seller and the Total Closing Date Payment payable to such Seller at Closing; and

(D)         such Seller’s wiring instructions.

(b)           Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Purchaser or any of its Affiliates, (i) the Parties acknowledge and agree that the preparation of the Closing Consideration Schedule and the allocation set forth therein are the sole responsibility of the Sellers, and that Purchaser and its Affiliates (including, following the Closing, the Company) shall be entitled to rely on the Closing Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Purchaser or any of its Affiliates (including, following the Closing, the Company), have any liability to any Person (including the Sellers’ Representative and each of the Sellers) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Consideration Schedule and the allocation set forth therein or payments made by any Person (including Purchaser and its Affiliates (including, following the Closing, the Company)) in accordance therewith, except in the event of any failure to make any payments in accordance with the Closing Consideration Schedule by Purchaser or its Affiliates (including, following the Closing, the Company).

(c)            Withholding Rights. Each of Purchaser and its Affiliates and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from payment of the amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Seller or any other Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other Tax Law. To the extent that amounts are so deducted or withheld, they shall be treated for all purposes of this Agreement as having been paid to the Seller or such Person, as applicable. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such deduction or withholding.

(d)           Australian Foreign Resident Capital Gains Withholding. Each Seller warrants and declares that, as at the date of this Agreement, such Seller is and will for six (6) months from the date hereof be an Australian resident for Australian income tax purposes. Each Seller also warrants that if Closing occurs more than six (6) months following the date of this Agreement, each Seller will provide another declaration that, as at the date of that declaration, such Seller has been for (A) the period from the date of this Agreement to the date of that subsequent declaration and (B) for six (6) months from the date of that further declaration, an Australian resident for Australian income tax purposes. Purchaser acknowledges and agrees that:

(i)          the warranty and declaration given by the Sellers under this Section 2.5(d) represents a declaration for the purposes of section 14-210(3) of Schedule 1 to the Australian Tax Act given by the Sellers to Purchaser;

(ii)         Purchaser does not know that the declaration is false; and

(iii)        because of the declaration, subject to Closing occurring within six (6) months of the date of this Agreement or receiving a subsequent declaration from each Seller as described in this Section 2.5(d) (provided that such declaration is for a period covering Closing and at the time of receiving the declaration the Purchaser does not know it to be false), Purchaser will not:

(A)         withhold any amount under Subdivision 14-D of Schedule 1 to the Australian Tax Act from any consideration payable by Purchaser to each Seller; or

(B)          pay any amount under Subdivision 14-D of Schedule 1 to the Australian Tax Act to the Australian Commissioner of Taxation, in connection with any consideration payable by Purchaser to each Seller.

2.6          Closing Balance Sheet and Purchase Price Adjustment.

(a)            Not later than four (4) Business Days prior to the Closing, the Company shall deliver to Purchaser an unaudited balance sheet of the Company estimated as of the Reference Time (the “Estimated Closing Date Balance Sheet”), together with a statement setting forth in reasonable detail the Company’s good faith estimated calculations of (i) the Closing Date Company Cash Balance (the “Estimated Closing Date Company Cash Balance”), (ii) the Closing Date Excess Company Cash Amount (the “Estimated Closing Date Excess Company Cash Amount”), (iii) the Closing Date Excess Company Cash Offset Amount (the “Estimated Closing Date Excess Company Cash Offset Amount”), (iv) the Closing Date Company Debt (the “Estimated Closing Date Company Debt”), (v) the Company Transaction Expenses (“Estimated Company Transaction Expenses”) and (vi) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), in each case, prepared in accordance with the Accounting Principles. The Purchaser may, until the Closing Date, provide the Company with comments to the Estimated Closing Date Balance Sheet and the Company shall consider such comments in good faith. Following the delivery of the Estimated Closing Date Balance Sheet and the foregoing statements, the Company shall promptly provide Purchaser with any additional information and access, during normal business hours, as reasonably requested by Purchaser in reviewing any of the foregoing and shall cooperate in good faith to answer any questions and resolve any issues raised by Purchaser in connection with Purchaser’s review of the Estimated Closing Date Balance Sheet and any of the foregoing statements.

(b)           No later than the ninetieth (90th) calendar day following the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative an unaudited balance sheet of the Company as of the Reference Time (the “Closing Date Balance Sheet”), together with a statement (the “Closing Date Statement”) setting forth in reasonable detail Purchaser’s good faith estimated calculations of the Closing Date Company Cash Balance, the Closing Date Excess Company Cash Amount, the Closing Date Excess Company Cash Offset Amount, the Closing Date Company Debt, the Company Transaction Expenses and the Closing Date Net Working Capital, in each case, prepared in accordance with the Accounting Principles, and together with all supporting information, schedules, calculations and workpapers as may reasonably be expected to be required to enable the Sellers’ Representative to review the Closing Date Balance Sheet and Closing Date Statement.

(c)            The Sellers’ Representative shall have thirty (30) days following its receipt of the Closing Date Balance Sheet and the Closing Date Statement to notify Purchaser in writing of any objections that it has to any of the matters set forth therein (such notice, a “Dispute Notice”), and any such Dispute Notice shall specify those items or amounts as to which the Sellers’ Representative disagrees and its alternative calculations with respect to each such disputed item set forth on the Closing Date Balance Sheet and the Closing Date Statement (in each case including the reasons therefore and reasonable detail on such objections). Following Purchaser’s delivery of the Closing Date Statement, Purchaser shall promptly provide to the Sellers’ Representative any additional supporting information and reasonable access, during normal business hours and at the sole expense of the Sellers’ Representative, to the Company’s and its Subsidiaries’ books and records (including financial records and supporting documents) relating to Purchaser’s calculation of the Closing Date Company Cash Balance, the Closing Date Excess Company Cash Amount, the Closing Date Excess Company Cash Offset Amount, the Closing Date Company Debt, the Company Transaction Expenses and the Closing Date Net Working Capital as the Sellers’ Representative may reasonably request; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company. If the Sellers’ Representative does not deliver any Dispute Notice to Purchaser within such thirty (30) day period, the Sellers’ Representative (on behalf of the Sellers) shall be deemed to have accepted the Closing Date Balance Sheet, the Closing Date Statement and the calculations set forth therein, and Purchaser’s calculations set forth therein shall be final, binding and conclusive on the Parties hereto. If the Sellers’ Representative does timely deliver a Dispute Notice, which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (including each alternative calculation of the relevant item and any relevant supporting facts) (collectively, the “Disputed Items”), then, during the thirty (30) days following Purchaser’s receipt of the Dispute Notice, Purchaser and the Sellers’ Representative shall diligently attempt to resolve in writing the Disputed Items. Any item or amount to which no dispute is raised in the Dispute Notice will be deemed final, conclusive and binding on the Parties. Any Disputed Item resolved in writing by Purchaser and the Sellers’ Representative will be deemed final, binding and conclusive on Purchaser and the Sellers.

(d)           If Purchaser and the Sellers’ Representative do not reach agreement on all of the Disputed Items during such thirty (30) day period (or such longer period as they shall mutually agree), then, at the end of such period, Purchaser and the Sellers’ Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters. For the avoidance of doubt, the Accounting Firm shall only resolve the Unresolved Items and not any disagreements that have been resolved by the Parties. Each of Purchaser and the Sellers’ Representative agrees to execute and deliver any engagement letter reasonably required by the Accounting Firm. The Accounting Firm will determine each Unresolved Item (the amount of which must be a single value for each item and may not be more favorable to Purchaser than the related amount reflected in the Closing Date Statement nor more favorable to the Sellers’ Representative than the related amount set forth in the Dispute Notice) as promptly as practicable, and Purchaser and the Sellers’ Representative will instruct the Accounting Firm to endeavor to complete such process within a period of no more than thirty (30) days. The Accounting Firm may conduct such proceedings as the Accounting Firm believes, in its sole discretion, will assist in the determination of the Unresolved Items; provided, however, that except as Purchaser and the Sellers’ Representative may otherwise agree, all communications between Purchaser and the Sellers’ Representative or any of their respective representatives, on the one hand, and the Accounting Firm, on the other hand, will be in writing with copies substantially simultaneously delivered to the non-communicating party. The Accounting Firm shall make its determination solely based on (i) the documentation submitted by and presentations (any such documentation or presentation must be provided to the other Party prior to or substantially simultaneously with its submission or presentation to the Accounting Firm) made by Purchaser and the Sellers’ Representative and shall not involve the Accounting Firm’s independent de novo review, (ii) the provisions of this Section 2.6 and the other terms of this Agreement, including the Accounting Principles, and (iii) the definitions of Closing Date Company Cash Balance, the Closing Date Excess Company Cash Amount, the Closing Date Excess Company Cash Offset Amount, the Closing Date Company Debt, the Company Transaction Expenses and the Closing Date Net Working Capital. The Accounting Firm’s determination of the Unresolved Items will be final, binding and conclusive on all Parties, absent manifest errors, and enforceable before a Governmental Authority, effective as of the date the Accounting Firm’s written determination is received by Purchaser and the Sellers’ Representative. The Accounting Firm shall act as an accounting expert and not as an arbitrator. Each of Purchaser and the Sellers’ Representative (solely on behalf of the Sellers) will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Firm incurred under this Section 2.6 shall be allocated between Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Firm.

(e)           Upon final determination of the adjustments to be made (if any) to the Estimated Closing Date Company Cash Balance, the Estimated Closing Date Excess Company Cash Amount, the Estimated Closing Date Excess Company Cash Offset Amount, the Estimated Closing Date Company Debt, the Estimated Company Transaction Expenses and the Estimated Closing Date Net Working Capital under this Section 2.6, an adjustment to the Estimated Adjusted Purchase Price will be determined and paid as follows:

(i)           If the Final Adjusted Purchase Price is greater than or equal to the Estimated Adjusted Purchase Price (the absolute value of such difference, an “Underpayment Amount”), then (A) Purchaser shall pay such Underpayment Amount, if any, to the Sellers in accordance with their respective Pro Rata Percentages, and (B) Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Fund to the Sellers, in accordance with their respective Pro Rata Percentages. The Purchaser shall not have liability for any portion of the Underpayment Amount due under this Section 2.6 that is in excess of the Adjustment Escrow Amount.

(ii)          If the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price (the absolute value of such difference, an “Overpayment Amount”), then Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release such Overpayment Amount from the Adjustment Escrow Fund and deliver such Overpayment Amount to any corporate fund(s) or account(s) of Purchaser’s sole discretion. The Overpayment Amount shall be paid solely from the funds available in the Adjustment Escrow Fund. If the funds available in the Adjustment Escrow Fund exceed the Overpayment Amount (such excess, the “Adjustment Escrow Excess Amount”), Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release the Adjustment Escrow Excess Amount to the Sellers, in accordance with their respective Pro Rata Percentages. The Sellers shall not have liability for any amounts due under this Section 2.6 except to the extent of the funds available in the Adjustment Escrow Fund.

(iii)          Any amount payable by one Party to another under this Section 2.6 will be paid by wire transfer of immediately available funds within five (5) Business Days after the final determination of the amount of such payment, or such other date as is specified under this Section 2.6 or as set forth in the Escrow Agreement. Any amount to be distributed to the Sellers under this Section 2.6 shall be distributed to each applicable Seller in accordance with the joint written instructions delivered to the Purchaser by the Sellers’ Representative.

(iv)          All payments made pursuant to this Section 2.6 shall be treated by all Parties hereto for Tax purposes as adjustments to the Estimated Adjusted Purchase Price, except as otherwise required by applicable Legal Requirement.

(v)           Except for any right to receive payment pursuant to Section 2.6(e), the Sellers shall have no rights to participate directly in the purchase price adjustment mechanisms set forth in this Section 2.6 and Purchaser shall have no obligation to communicate directly with the Sellers with respect to the purchase price adjustment mechanisms set forth in this Section 2.6.

2.7          Additional Closing Transactions. On the Closing, Purchaser will pay, or cause to be paid, on behalf of the Company, the amount, if any, of the Repaid Debt and Estimated Company Transaction Expenses, in each case, by wire transfer of immediately available funds, and all Liens related to such Repaid Debt shall be terminated or released pursuant to payoff letters or otherwise.

2.8          Consent to the transaction and waiver of pre-emptive rights.

(a)            Each of the Sellers consents to the transactions contemplated by this document and each matter incidental to those transactions for purposes of the Company Shareholders’ Agreement.

(b)           Each of the Sellers and the Company waives and releases all restrictions on transfer (including pre-emptive rights, tag along rights, first rights of refusal and minimum notice periods) that might exist in respect of the Shares or might otherwise restrict or prevent the Closing (or any matter incidental to the Closing), whether under the Company Shareholders’ Agreement, the Company Constitution or that of any other Company Subsidiary or otherwise.

2.9          Termination of Company Shareholders’ Agreement.

(a)            Each of the Sellers and the Company agrees that the Company Shareholders’ Agreement will terminate with effect on the Closing.

(b)           Each of the Sellers and the Company agrees that its rights, obligations and liabilities under the Company Shareholders’ Agreement are extinguished and the Company Shareholders’ Agreement has no force or effect on and from the Closing.

(c)            On and from Closing, each of the Sellers releases the Company and each Company Subsidiary against any claim in respect of, arising out of, or in connection with the Company Shareholders’ Agreement.

2.10          Post-Closing Obligations. The Purchaser shall, and the Sellers shall provide all reasonable assistance to:

(a)          within ten (10) Business Days after Closing, give notice to the ATO of any changes at Closing to the public officers of each Company and each Company Subsidiary organized in Australia.

(b)          within twenty-eight (28) days after the Closing, file with ASIC the relevant forms to notify ASIC of the Transactions (including any changes contemplated by Section 6.11).

2.11          Content Creation Payment Release Mechanics.

(a)          During the thirty-six (36) months following the Closing Date (the “Content Creation Payment Period”), the Company shall use commercially reasonable efforts to use the entire amount of the Content Creation Payment Amount to acquire or commission, on arm’s-length terms, content that broadens or deepens the Envato Elements library (provided that no amount of the Content Creation Payment Amount shall be used to acquire or commission any such content from Parent or any Affiliate of Parent). If after the end of the Content Creation Payment Period, any amount of the Content Creation Payment Amount remains unutilized (the “Content Creation Excess Amount”), Purchaser shall:

(i)           deliver a notice to the Sellers no later than five (5) Business Days after the end of the Content Creation Payment Period that details the amount of the Content Creation Excess Amount; and

(ii)          instruct the Company to, within ten (10) Business Days after the end of the Content Creation Payment Period, pay an aggregate amount to the Sellers equal to the Content Creation Excess Amount, if any, in accordance with their respective Pro Rata Percentages.

(b)           For the avoidance of doubt, any content acquired or commissioned with the use of the Content Creation Payment Amount shall be solely and exclusively owned by Parent and its Subsidiaries and neither the Sellers nor the Sellers’ Representative shall have any right to or ownership in such content, and the Sellers acknowledge and agree that as of the date of this Agreement they have no expectation of receiving any payments under this Section 2.11, and that whether there is a Content Creation Excess Amount at the expiry of the Content Creation Payment Period and therefore any entitlement to receive payments under this Section 2.11 is subject to the terms and conditions of this Section 2.11, at the discretion of the Company following the Closing.

2.12          Former Employee Bonus Payment Amount Release Mechanics.

(a)            During the nine (9) months following the Closing Date (the “Former Employee Bonus Payment Period”), Purchaser shall use commercially reasonable efforts to cause the Company and its Subsidiaries to distribute the entire amount of the Former Employee Bonus Payment Amount in accordance with Exhibit H within the Former Employee Bonus Payment Period. If after the end of the Former Employee Bonus Payment Period, there is any portion of the Former Employee Bonus Payment Amount that the Company or its Subsidiaries has not been able to so distribute (taking into account as a reduction any previous payments of the Former Employee Bonus Payment Amount (or amounts withheld pursuant to clause (c) below) and any liabilities incurred by Parent or its Subsidiaries related to such payments) (the “Former Employee Bonus Excess Amount”), then the Purchaser shall:

(i)            deliver a notice to the Sellers no later than five (5) Business Days after the end of the Former Employee Bonus Payment Period that details the amount of the Former Employee Bonus Excess Amount; and

(ii)           instruct the Company to, within ten (10) Business Days after the end of the Former Employee Bonus Payment Period, pay an aggregate amount to the Sellers equal to the Former Employee Bonus Excess Amount, if any, in accordance with their respective Pro Rata Percentages.

(b)           Notwithstanding anything to the contrary in this Section 2.12, Purchaser shall be under no obligation to make, or commit to make, any payments in accordance with this Section 2.12 or Exhibit H to the extent (x) not in accordance with any Legal Requirement or (y) in excess (taking into account any previous payments of the Former Employee Bonus Payment Amount and any liabilities related to such payments) of the Former Employee Bonus Payment Amount.

(c)            Each of Purchaser and its Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from payment of the amounts (or any portion thereof) payable pursuant to this Section 2.12 to, or on behalf of, any recipient of the Former Employee Bonus Payment Amount or any other Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other Tax Law or other liabilities incurred. To the extent that amounts are so deducted or withheld, they shall be treated for all purposes of this Section 2.12 as having been paid and distributed to such recipient of the Former Employee Bonus Payment Amount or such Person, as applicable.

2.13          Franking Debit Escrow Amount Release Mechanics. The Franking Debit Escrow Amount may be applied in discharge of any liability to Tax of the Company or the Company Subsidiaries arising from the warranties, including the warranties set forth in Section 4.10(x) or Section 4.10(y) (the “Franking Warranties”) being incorrect. At the earlier of eighteen (18) months after the Closing Date and the date that the Company and the Company Subsidiaries (if applicable) have lodged all Tax Returns relevant to the subject matter of the Franking Warranties, but no earlier than the October 1st after the June 30th immediately following completion of the Pre-Closing Restructuring (the “Franking Debit Escrow Period”) if there are any amounts remaining in the Franking Debit Escrow Fund (other than any amounts payable but not yet paid for Tax covered by this Section 2.13) (the “Franking Debit Excess Amount”), Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release the Franking Debit Excess Amount from the Franking Debit Escrow Fund and deliver such Franking Debit Excess Amount to the Sellers, in accordance with their respective Pro Rata Percentages. Notwithstanding anything to the contrary in this Agreement, if (a) the Pre-Closing Restructuring is completed on or prior to June 30, 2024, (b) the Company files the Australian Tax Return prior to the Closing Date, (c) the Australian Tax Return shows that the Company did not have a franking deficit at June 30, 2024, and (d) by October 1, 2024 the Company has not received a refund of income tax for the income year ended June 30, 2024, then if Closing has not occurred by October 1, 2024 no Franking Debit Escrow Amount shall be withheld at the Closing pursuant to Section 2.2(b). Nothing in this Section 2.13 limits the scope of the Franking Warranties.

Section 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE SELLERS

Each Seller, on its own behalf and not on behalf of any other Seller, represents and warrants severally (and not jointly) to Purchaser that the statements in this Section 3 are true and correct as of the date of this Agreement and at the Closing (unless the particular statement speaks expressly as of another date, in which case it is true and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by Sellers to Purchaser, dated as of the date of this Agreement (the “Disclosure Schedule”), with specific reference to the Sections or subsections of this Agreement, as applicable, to which such exception relates and any other Section(s) or subsection(s) to the extent reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section(s) or subsection(s):

3.1          Organization and Good Standing. In respect of each Seller (a) such Seller has been duly organized and is validly existing; (b) the Trust has been duly constituted and not been terminated, nor has the date or any event occurred for vesting of that Trust, (c) the trustee of such Trust has not been given any notice of resignation and nor has any action been taken to remove it or to appoint an additional trustee of the Trust, (d) the trustee of the relevant Trust as set forth in Exhibit A has been validly appointed as the trustee of that Trust and is the only trustee of that trust and no action has been taken or proposed to remove it as trustee of that Trust, (e) no action is being taken or is proposed to be taken to terminate or wind up the Trust, (f) a true copy of the Trust Deed relating to the Trust has been provided to Purchaser, and (g) the trustee has all requisite power and authority under its constitutional documents, the Trust Deed and law to enter into and to consummate the Transaction.

3.2          Authority; No Conflict.

(a)            Such Seller has all necessary power and authority to execute and deliver this Agreement and each instrument required by this Agreement to be executed and delivered by the Seller at the Closing and to perform its obligations under this Agreement and thereunder and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement and each instrument required by this Agreement to be executed and delivered by such Seller at the Closing and the consummation by such Seller of the Transactions have been duly and validly authorized by all necessary action by such Seller, and no other proceedings on the part of such Seller are necessary to authorize such Seller’s entry into this Agreement or any instrument required by this Agreement to be executed and delivered by such Seller at the Closing or to consummate the Transactions.

(b)           This Agreement has been, and each instrument required by this Agreement to be executed and delivered by such Seller at the Closing will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Purchaser, the Company, the other Sellers and the Sellers’ Representative, constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Legal Requirements of general application affecting the rights and remedies of creditors, and to general equity principles.

(c)            None of the execution and delivery of this Agreement by such Seller and each instrument required by this Agreement to be executed and delivered by such Seller at the Closing, the compliance by such Seller with the provisions of this Agreement and each instrument required by this Agreement to be executed and delivered by such Seller at the Closing, the consummation of the Transactions contemplated by this Agreement or thereby will (i) conflict with or violate the Trust Deeds or the Company Organizational Documents or require any consent thereunder, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any judgment, court order or consent decree or any Material Contract, in each case as would reasonably be expected to be material to the Company or the Company Subsidiaries, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets of the Company or any Shares or (iv) violate any Legal Requirement applicable to the Company in any material respect.

3.3          Title and Ownership. Such Seller is the sole record and beneficial owner of all of the Shares set forth opposite his, her or its name on Exhibit A, and each such Seller has good, valid and marketable title to all such Shares, free and clear of all Liens (other than any restrictions on transfer under applicable securities laws, restrictions arising under the Company Shareholders’ Agreement and Permitted Liens). Other than the Company Shareholders’ Agreement, such Seller is not a party to any stock option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Shares. Other than the Company Shareholders’ Agreement, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

3.4          Brokers and Finders. All negotiations relating to this Agreement and the Transactions have been carried on without the intervention of any Person, acting on behalf of such Company or any of its “affiliates” or “associates” (as such terms are defined in Rule 405 of the Securities Act) in such manner as to give rise to any valid claim against such Seller for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.5          No Other Representations or Warranties. Subject to Section 10.1, except for the representations and warranties set forth in this Section 3 and the other Transaction Documents, and the certificate required to be delivered pursuant to Section 7.2(g), no Seller makes any express or implied representations or warranties with respect to the Sellers, the Company, their respective businesses and affairs, or the accuracy or completeness of any other information provided, or made available, to Purchaser or any of its Affiliates, agents or representatives in connection with the Transactions.

Section 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that the statements in this Section 4 are true and correct as of the date hereof and as of the Closing Date (unless the particular statement speaks expressly as of another date, in which case it is true and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule with specific reference to the Sections or subsections of this Agreement, as applicable, to which such exception relates and any other Section(s) or subsection(s) to the extent reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section(s) or subsection(s):

4.1           Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers.

(a)            The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, as applicable, and conduct its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of business or the ownership of its properties requires such qualification or authorization, except where any failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of all jurisdictions in which the Company is duly qualified or authorized to do business as a foreign corporation.

(b)           Prior to the date of this Agreement, the Company has furnished to Purchaser a true and correct copy of the Company Organizational Documents. The Company Organizational Documents are in full force and effect and have not been amended in any respect from the copies made available to Purchaser, and the Company is not in violation of any provision of the Company Organizational Documents. Section 4.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement.

(c)            Except as set forth on Section 4.1(c) of the Disclosure Schedule, no resolution has been passed and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of the Company or any of the Company Subsidiaries, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of the Company or any of the Company Subsidiaries.

4.2          Capitalization.

(a)            The Company has 10,000 fully paid ordinary shares on issue.

(b)           All of the issued and outstanding ordinary shares of the Company have been duly authorized, validly issued, are fully paid and no money is owing in respect of them. Except as set forth in Section 4.2(b) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. The Company does not have any obligation to issue any subscription, warrant, option, convertible security, or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. The Company does not have any obligation to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or, except as set forth in the Company Constitution, to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no other outstanding securities of the Company entitled to vote on any matters put to a vote of shareholders of the Company. All of the issued and outstanding shares of the Company have been offered, issued, and sold by the Company in compliance with all applicable Legal Requirements. As of the date of this Agreement, all of the outstanding shares of the Company are owned of record and beneficially by the holders and in the respective amounts as are set forth on Section 4.2(b) of the Disclosure Schedule. As of the Closing, all of the outstanding shares of the Company are owned of record and beneficially by the holders and in the respective amounts as are set forth on the Closing Consideration Schedule.

(c)            Except as set forth in Section 4.2(c) of the Disclosure Schedule, the securities of the Company are not subject to any voting trust agreement, member agreements, registration rights agreements, buy sell agreements or other Contract, option, proxy, pledge, right of first refusal or preemptive right, including any Contract restricting or otherwise relating to the ownership, voting rights, distribution rights or disposition thereof. At the Closing, Purchaser will acquire good title to all of the securities of the Company free and clear of Liens (other than Permitted Liens). There are no Actions by any current or former equityholders of the Company or any Company Subsidiary against or involving the Company or any such Company Subsidiary, any of their respective directors, officers or employees or any other current or former equityholder of the Company or any Company Subsidiary, in each case, in their respective capacities as such.

4.3          Subsidiaries.

(a)            Section 4.3(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the name of each Subsidiary of the Company (each a “Company Subsidiary,” and together, the “Company Subsidiaries”) and, with respect to each Company Subsidiary, the number of shares of its authorized capital stock and the number and class of shares thereof duly issued and outstanding. Except for the Company Subsidiaries, the Company does not have any Subsidiaries, and the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. There are no actual or contingent liabilities associated with any historic Subsidiary of the Company, where such Subsidiary has since been dissolved, deregistered, wound up or otherwise struck off the relevant corporate register.

(b)           Each Company Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, in each case, except where any failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate or entity power and authority to own, lease, and operate its properties, as applicable, and to carry on its business as currently conducted.

(c)            All outstanding shares of capital stock or other equity of each Company Subsidiary have been duly authorized and validly issued and are fully paid and, with respect to Envato US, non-assessable, and have been offered, issued and sold in compliance with all applicable Legal Requirements. All of the outstanding shares of capital stock or other equity of each Company Subsidiary are owned of record and beneficially by the Company free and clear of any and all Liens (other than Permitted Liens).

(d)           There are no subscriptions, options, warrants, calls, rights (contingent or otherwise), commitments or agreements of any character, written or oral, to which the Company or any Company Subsidiary is a party or by which it is bound obligating a Company Subsidiary (or the Company to cause a Company Subsidiary) to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of any Company Subsidiary or obligating any Company Subsidiary to grant, extend, change the price of, otherwise amend or enter into any such subscription, option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person other than a Company Subsidiary.

(e)            Prior to the date of this Agreement, the Company has furnished to Purchaser true and correct copies of the Company Subsidiary Organizational Documents. The Company Subsidiary Organizational Documents are in full force and effect and have not been amended in any respect from the copies made available to Purchaser, and no Company Subsidiary is in material violation of any provision of its Company Subsidiary Organizational Documents. Section 4.3(e) of the Disclosure Schedule lists the directors and officers of each Company Subsidiary as of the date of this Agreement.

(f)            Except as set forth on Section 4.3(f) of the Disclosure Schedule, no resolution has been passed and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of the Company Subsidiaries, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of the Company Subsidiaries.

4.4          Authority; No Conflict.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required by this Agreement to be executed and delivered by the Company at the Closing and to perform its obligations under this Agreement and thereunder and to consummate the Transactions by this Agreement and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required by this Agreement to be executed and delivered by the Company at the Closing and the consummation by the Company of the Transactions by this Agreement and thereby have been duly and validly authorized by all necessary corporate action; and, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at the Closing or to consummate the Transactions by this Agreement. The Company Board has unanimously (i) determined that this Agreement and the Transactions, including the Share Purchase, are advisable, (ii) determined that this Agreement and the Transactions, including the Share Purchase, are fair to and in the best interests of the Company and the Company Shareholders, (iii) approved and adopted this Agreement and the Transactions (including the Share Purchase) and (iv) determined to recommend that the Company Shareholders approve and adopt this Agreement and approve each of the Transactions (including the Share Purchase). None of such actions by the Company Board has been amended, rescinded or modified.

(b)           This Agreement has been, and each instrument required by this Agreement to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, the Sellers and the Sellers’ Representative, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Legal Requirements of general application affecting the rights and remedies of creditors, and to general equity principles.

(c)            None of the execution and delivery of this Agreement by the Company and each instrument required by this Agreement to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required by this Agreement to be executed and delivered by the Company at the Closing, the consummation of the Transactions contemplated by this Agreement will (i) conflict with or violate the Company Organizational Documents or the Company Subsidiary Organizational Documents or require any consent thereunder, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any Company Subsidiary is entitled under, any judgment, court order or consent decree or any Material Contract, or any Permit affecting the properties, assets or business of the Company or the Company Subsidiaries, in each case as would reasonably be expected to be material to the Company or the Company Subsidiaries, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets of the Company or any shares of capital stock of the Company or (iv) violate any Legal Requirement applicable to the Company or any Company Subsidiary in any material respect.

4.5          Consents. As of the date of this Agreement, except as set forth on Section 4.5 of the Disclosure Schedule, no consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any Governmental Authority by the Company or any Company Subsidiary is required in connection with, or as a result of, the execution, delivery or consummation of this Agreement, the Share Purchase or the other Transactions to be consummated at the Closing as contemplated by this Agreement.

4.6          Absence of Changes. Since the Balance Sheet Date through the date of this Agreement, (a) nothing has occurred that is or would reasonably be expected to constitute a Company Material Adverse Effect, and (b) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would require Purchaser’s consent under Section 6.1(b).

4.7          Financial Statements; Controls.

(a)            Attached as Section 4.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of June 30, 2022 and June 30, 2023 (such later balance sheet, the “Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related consolidated income statements and cash flow statements for each of the fiscal years then ended, including the notes thereto, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 and the related consolidated income statement and cash flow statement for the six (6) month period ended December 31, 2023, and the unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2024 and the related income statement and cash flow statement for the three (3) month period ended March 31, 2024 (together, the “Interim Financial Statements”), in each case prepared in accordance with the Accounting Standards (subject to normal year-end adjustments and except (x) as disclosed therein and (y) that the Interim Financial Statements need not contain footnote disclosures required by the Accounting Standards), consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented. The Financial Statements are true and correct, were prepared in accordance with and based upon the books and records of the Company and the Company Subsidiaries and present fairly in all material respects the financial condition and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein.

(b)           Neither the Company nor any Company Subsidiary has taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(c)            The Company and the Company Subsidiaries have in place standard systems and processes (including the maintenance of proper books and records) that are reasonable for a company at the same stage of development as the Company and the Company Subsidiaries, as applicable, established and administered in accordance with the Accounting Standards, designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s or the applicable Company Subsidiary’s, as applicable, principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are in this Agreement referred to as the “Controls”). None of the Company or the Company Subsidiaries, or, to the Company’s Knowledge, any of their respective employees, independent auditors, accountants, legal counsel, or representatives have identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. The Company and the Company Subsidiaries have in place a revenue recognition policy consistent with the Accounting Standards.

(d)           All accounts payable of the Company and its Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company and the Company Subsidiaries. All outstanding accounts payable of the Company and the Company Subsidiaries that arose after the Balance Sheet Date represent valid obligations arising from bona fide purchases of assets or services. Since the Balance Sheet Date, there has not been any failure to pay any material accounts payable.

4.8          Absence of Undisclosed Liabilities; Indebtedness. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any Liabilities, except for (a) Liabilities specifically reflected on, and fully and adequately reserved against in, the Balance Sheet, and (b) Liabilities which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

4.9          Accounts Receivable. All of the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are carried at values determined in accordance with the Accounting Principles. No amount of the Accounts Receivable is subject to any counterclaim or set off that has not been reserved for on the Financial Statements. All material reserves, allowances and discounts with respect to the Accounts Receivable were and are in accordance with the Accounting Standards and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Company Subsidiaries in the ordinary course of business. No Person has any Lien, other than Permitted Liens, on any Accounts Receivable and no written or, to the Knowledge of the Company, oral request or agreement for deduction or discount has been made with respect to any Accounts Receivable. Neither the Company nor any Company Subsidiary has received notice from any customer, nor does the Company have Knowledge that such customer does not intend to pay any Accounts Receivable. Since January 1, 2021, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in unusual efforts to accelerate the collection of Accounts Receivable or any activity that reasonably could be expected to result in sales of a product or service with payment terms longer than terms customarily offered by the Company or any Company Subsidiary for such product or service.

4.10          Taxes.

(a)            (i) All income and other material Tax Returns and other notices or information required to be filed by or on behalf of the Company and the Company Subsidiaries have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns and other notices or information (and notices or information provided to any Tax Authority whether by Legal requirement or otherwise) are true and correct in all material respects, and (ii) all income Taxes, all income Tax liabilities, all other material Taxes and all other material Tax liabilities that are due or payable by or on behalf of the Company and the Company Subsidiaries or for which the Company or any Company Subsidiary may otherwise be responsible have been fully and timely paid.

(b)           The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Legal Requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under Tax Law.

(c)            Neither the Company nor any of the Company Subsidiaries is currently or has been the subject of an audit or other examination relating to any issue which would reasonably be expected to affect the Tax liability of the Company or any of the Company Subsidiaries by a Tax Authority nor has the Company or any of the Company Subsidiaries received any written notices from any Tax authority that such an audit or examination is pending.

(d)           No written claim has been made to the Company or any of the Company Subsidiaries by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(e)            The Company and each of the Company Subsidiaries has only ever been resident in its place of incorporation for Tax purposes and is not, and has never been, resident in any other country or jurisdiction by operation of any double tax agreement, and neither the Company nor any of the Company Subsidiaries has, or has never had, a branch or permanent establishment outside its place of incorporation.

(f)            For the past three (3) years, the Company and each of the Company Subsidiaries have complied in all material respects with the provisions of applicable Legal Requirements relating to unclaimed property and escheat.

(g)           All material deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of, or including, the Company and the Company Subsidiaries have been fully paid or otherwise settled. No U.S. federal, state, local or non-U.S. Audits, investigations or other administrative proceedings or court proceedings are presently pending or have been threatened or proposed in writing with regard to any Taxes or Tax Returns filed by, with respect to or on behalf of the Company or the Company Subsidiaries.

(h)           None of the Company, the Company Subsidiaries or any other Person on behalf of the Company or the Company Subsidiaries (i) requested any extension of time within which to file any Tax Return, other than customary extensions for which no approval is required, which Tax Return has since not been filed in accordance with Legal Requirements as varied by any extension granted, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid in accordance with Legal Requirements as varied by any extension granted or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that shall remain outstanding after the Closing Date.

(i)             Envato US has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five (5) year period ending on the Closing Date.

(j)           During the five (5) year period ending on the date of this Agreement, Envato US was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)          Other than the Tax Sharing Agreement, the Tax Funding Agreement and the Indirect Tax Sharing Agreement to which the Company and the Australian tax resident Company Subsidiaries are party, neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement, contract or arrangement pursuant to which Purchaser, the Company or any of Company Subsidiaries could be liable for any Taxes or other claims of any party, excluding any customary commercial contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes.

(l)           Neither the Company nor any of the Company Subsidiaries is subject to any private binding ruling of the ATO or comparable rulings of any Tax Authority. Neither the Company nor any of the Company Subsidiaries is subject to any request for ruling or settlement, compromise, closing or Tax collection agreement, or agreement as to the tax characterization of assets or transactions, in effect or pending, and which would, under its specific terms, constrain the Purchaser, the Company or a Company Subsidiary in relation to Tax liabilities or Tax compliance after Closing.

(m)         Envato US has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Neither the Company nor any of the Company Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group of which the Company was the common parent or an Australian income tax consolidated group of which the Company is the head entity for the purposes of Part 3-90 of the Australian Tax Act, or the GST Group for which the Company is the representative member for the purposes of the GST Act, or any payroll tax group for the purposes of any state or territory’s payroll tax laws. Neither the Company nor any of the Company Subsidiaries have any Liability for Taxes of any Person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract.

(n)          Neither the Company nor any of the Company Subsidiaries has or has had a permanent establishment in any country other than the country of its organization. The Company is not party to a gain recognition agreement under Section 367 of the Code.

(o)          The Company and each of the Company Subsidiaries is, and has been since its formation, an entity that is treated as a corporation for U.S. federal income tax purposes. No entity classification elections for U.S. federal income tax purposes have been made for the Company or any of the Company Subsidiaries.

(p)          All Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have materially been accrued and adequately disclosed on the Financial Statements in accordance with the Accounting Standards, and (ii) for periods not covered by the Financial Statements have materially been accrued on the books and records of the Company and the Company Subsidiaries.

(q)           Neither the Company nor any of the Company Subsidiaries (or any Affiliate of the Company or the Company Subsidiaries after the Closing) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the date hereof as a result of any of the following that occurred or existed with respect to the Company and the Company Subsidiaries prior to Closing: (i) a “closing agreement”, advance compliance agreement, advance pricing agreement or similar agreement entered into with a Tax Authority in any jurisdiction, (ii) a sale or transaction the gain or income from which is deferred by election or operation of Law to a Post-Closing Tax Period, (iii) a prepaid amount or deferred revenue, (iv) change in the accounting method of the Company or the Company Subsidiaries for a taxable period ending prior to the Closing, (v) the use of an improper method of accounting for a taxable period ending on or prior to the date hereof, (vi) any intercompany transaction or (vii) Section 965 of the Code.

(r)             any and all transactions between or among the Company and the Company Subsidiaries and/or any of their Affiliates have occurred on arm’s-length terms and the Company and the Company Subsidiaries have complied with all Tax-related requirements (including section 482 of the Code and its corresponding Treasury Regulations and any corresponding or similar provisions of state, local or non-U.S. Law and the guidelines promulgated by the Organization for Economic Cooperation and Development) that the arm’s-length nature of the terms of such transactions be documented. Such transactions have been properly taken into account and reported in the Tax Returns of the Company and the Company Subsidiaries and the Company and the Company Subsidiaries have maintained documentation (including any applicable transfer pricing studies and the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each if the Company Subsidiaries) in connection with any such related party transactions in accordance with applicable Law.

(s)            The share capital account of the Company and each Australian tax resident Company Subsidiary is not tainted within the meaning of the Australian Tax Act.

(t)             The Company and all Australian tax resident Company Subsidiaries:

 (i)           are members of the Consolidated Group of which the Company is the Head Company; and

(ii)           have not at any time been members of a Consolidated Group other than the Consolidated Group of which the Company is the Head Company.

(u)           The Company and each Australian tax resident Company Subsidiary is a taxable person for the purposes of GST and is duly registered in Australia for GST and has been so registered at all times that it has been required to be registered for the purpose of the GST Act. Such registration is not subject to any conditions imposed by or agreed with a Tax Authority.

(v)           All material documents to which the Company or a Company Subsidiary is a party as purchaser, assignee or lessee and which attract stamp duty, and all material transactions to which the Company or a Company Subsidiary may be statutorily or under Contract jointly or severally liable for any Duty, have been duly and properly assessed and stamped and any liability paid in full.

(w)          The office of public officer of the Company and each Australian tax resident Company Subsidiary as required under any Australian Tax Law has always been occupied.

(x)           Neither the Company nor any Company Subsidiary: (A) has made a frankable distribution (as defined in section 202-40 of the Australian Tax Act) in breach of the benchmark rule (as defined in section 203-25 of the Australian Tax Act); (B) has made a linked distribution (as defined in section 204-15 of the Australian Tax Act); (C) has issued tax exempt bonus shares (as defined in section 204-25 of the Australian Tax Act); (D) has streamed a distribution within the meaning of section 204-30 of the Australian Tax Act; (E) has notified, or is required to notify, the Commissioner of Taxation about variances in its benchmark franking percentage under section 204-75 of the Australian Tax Act; (F) is liable, or will be liable to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the Australian Tax Act (nor would be if its income year ended immediately before Closing) ascertained on the basis that s.205-50(2) of the Australian Tax Act is deemed to have effect if relevant as at the deemed date of any tax refund covered by that section; is liable, or will be liable at or before Closing, to pay over-franking tax imposed by the New Business Tax System (Over-franking Tax) Act 2002 (Cth) in accordance with section 203-50 of the Income Tax Assessment 1997 (Cth); (G) is a former exempting company; and (H) will have a franking account deficit for the purposes of the Australian Tax Act immediately after the Closing.

(y)           Except as set forth in Section 4.10(y) of the Disclosure Schedule, none of the Company or the Company Subsidiaries has or will incur any liability to Tax in respect of the Pre-Closing Restructuring or any dividend paid or declared prior to Closing or return of share capital, share cancellation or share buyback undertaken prior to Closing.

(z)           There are no Liens for Taxes upon any property or asset of the Company and the Company Subsidiaries.

(aa)         The Company has not and each Company Subsidiary has not engaged in a transaction required to be reported or disclosed to a Tax Authority in any jurisdiction, including under the Australian Tax Act.

(bb)        Neither the Company nor any of the Company Subsidiaries derives “attributable income” under Part X of the Australian Tax Act (or any corresponding or similar provision of Tax Law).

(cc)         Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable Legal Requirements of jurisdictions other than the United States.

(dd)        Neither the Company nor any of the Company Subsidiaries has sought capital gains tax roll-over relief or similar relief under the Australian Tax Act with respect to any asset which it has acquired and owns as of the date hereof, or has applied or been a member of a corporate group that has applied for corporate reconstruction relief (or a similar exemption or concession) from stamp duty or other Tax in relation to any transaction.

(ee)         No debt owed by the Company or the Company Subsidiaries has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished in a way which would attract the operation of Division 245 of the Australian Tax Act.

(ff)          Each of the Company and each of the Company Subsidiaries has kept materially proper and adequate records to enable it to comply with its obligations under Tax Laws and, in respect of every material position adopted by that entity in relation to Tax, to the extent materially necessary to satisfy any evidentiary precondition under Law to that position being asserted (and any evidentiary precondition to contesting penalties imposed in respect of that position having been adopted) including without limitation tax invoices within the meaning of the GST Act for all material input tax credits claimed;

(gg)        All copies of notices, returns or other information submitted by the Company and the Company Subsidiaries related to Taxes are: (A) true and complete copies of the originals; and (B) if undated or unsigned notice, is a true and complete copy of the original.

(hh)        Neither the Company nor any the Company Subsidiaries is in breach of an obligation arising from a notice under section 260-5 in Schedule 1 to the Australian Tax Act or any similar obligation.

(ii)           Neither the Company nor any of the Company Subsidiaries, respectively, has entered into or been a party to a transaction which contravenes the anti-avoidance provisions of: (A) the Australian Tax Act; (B) section 165-5 of the GST Act 2001 (Cth); (C) the Fringe Benefits Tax Assessment Act 1986 (Cth); or (D) relevant state and territory stamp and transfer duty, land tax and payroll tax legislation.

(jj)           Neither the Company nor any of the Company Subsidiaries, has made any interposed entity election or family trust election.

(kk)         Neither the Company nor any of the Company Subsidiaries, has entered into limited recourse debt arrangements to which Division 243 of the Australian Tax Act is applicable.

(ll)           Neither the Company nor any of the Company Subsidiaries, has engaged in arrangements which would attract the value shifting provisions in Division 723, Division 725 and Division 727 of the Australian Tax Act.

(mm)       There is no material contract, arrangement or understanding requiring the Company or the Company Subsidiaries, as applicable, to supply anything where the consideration for the supply does not include an amount in respect of GST (unless that consideration is expressly agreed to be inclusive of GST) and which does not contain a provision enabling the Company or the Company Subsidiaries, as applicable, as vendor to recover from the other party to the contract, arrangement or understanding the amount of GST payable on the supply (if any) unless the consideration is expressly agreed to be inclusive of GST.

(nn)           Neither the Company nor the Company Subsidiaries have made any election or made any choice under Division 230 of the Australian Tax Act.

(oo)           Any foreign tax credits or foreign tax offsets which have been claimed by the Company or the Company Subsidiaries in Australia have been claimed in strict accordance with the Australian Tax Act.

(pp)           Neither the Company nor any of the Company Subsidiaries has made any loan, distributed any property or engaged in any other transaction or arrangement which attracts the operation of Division 7A of the Australian Tax Act.

(qq)           Except as set forth in Section 4.10(qq) of the Disclosure Schedule, in respect of any asset or expense of the Company or its Subsidiary for which depreciation deductions could be claimed on the basis of a decline in value calculated under either Subdivision 40-BA or 40-BB of the Income Tax (Transitional Provisions) Act 1997, except for computer hardware the cost of which was fully claimed in the relevant Tax Returns under Subdivision 40-BA or 40-BB as applicable, the Company or the Company Subsidiaries has, to the full extent it is able to do so, in any relevant Tax Return which has been lodged, opted out of the application of those subdivisions in respect of that asset or expense.

Notwithstanding the foregoing provisions of this Section 4.10, neither the Company nor any of the Company Subsidiaries make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company or the Company Subsidiaries, including, but not limited to, net operating losses (each, a “Tax Attribute” and collectively “Tax Attributes”), or the ability of Purchaser or any of its Affiliates to utilize such Tax Attributes after the Closing.

4.11          Property and Sufficiency.

(a)            Either the Company or a Company Subsidiary has good and marketable title to, or a valid leasehold interest in, all of the properties and personal tangible assets (i) reflected on the Balance Sheet (other than assets sold or disposed of in the ordinary course of business consistent with past practices since the date of the Balance Sheet) or (ii) necessary to conduct, in all material respects, the business and operations of the Company and the Company Subsidiaries as currently conducted, and none of such properties or tangible assets is subject to any Lien other than Permitted Liens. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property.

(b)           Each of the leases for real property of the Company or any Company Subsidiary is identified in Section 4.11(b) of the Disclosure Schedule (the “Real Property Leases”). The Company has made available to Purchaser true and correct copies of all Real Property Leases. Each Real Property Lease is valid and subsisting and the Company or any Company Subsidiary is not in arrears with the payment of rent or any other money payable under a Real Property Lease and is not otherwise in default in any material respect under a Real Property Lease.

(c)            Neither the Company nor any of the Company Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has the Company or any Company Subsidiary subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each, a “Leased Premise”) and the personal property owned or leased by the Company and the Company Subsidiaries are, in all material respects, (i) in good operating condition and repair, (ii) free from any material defects, reasonable wear and tear excepted, and (iii) suitable for the uses for which they are being used in all material respects. No contractual or Legal Requirement precludes or materially restricts the ability of the Company or any Company Subsidiary to use any Leased Premise for the current or contemplated use of such Leased Premise. There are no material latent defects or material adverse physical conditions affecting a Leased Premise. The Leased Premises constitute all real property currently used in the business of the Company and the Company Subsidiaries.

(d)           The Company and the Company Subsidiaries have all material certificates of occupancy and Permits necessary or useful for the lawful use and operation of each of the Leased Premises and conduct of their respective businesses. All such Permits are in full force and effect and the Company and the Company Subsidiaries have complied with all material conditions of the Permits applicable to them in all material respects. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises. No filing with, notice to, or consent from any Governmental Authority is required in connection with the transactions contemplated by this Agreement in order for a Permit to remain in full force and effect following the Closing. Each Permit held by the Company or any Company Subsidiary is listed on Section 4.11(e) of the Disclosure Schedule.

(e)            Neither the Company nor any of the Company Subsidiaries owns, holds or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12          Books and Records. The minute books and other similar records of the Company and each Company Subsidiary contain true and correct records of all material actions taken at any meetings of or resolved by the Company Shareholders, the Company Board or any committees thereof and of all written consents executed in lieu of the holding of any such meeting and have been maintained in accordance with applicable Legal Requirements, and Government Contracts of the Company and the Company Subsidiaries. All related corporate filings of the Company and each Company Subsidiary pursuant to applicable Legal Requirements have been filed and are reflected in the books and records referred to in the foregoing sentence or relevant commercial or company registers, as applicable. At the Closing, all copies of those books and records will be in the possession of the Company or the Company Subsidiaries. True and accurate copies of the foregoing materials have been made available to Purchaser. Since January 1, 2021, none of the Company’s accounting or business systems or practices and procedures have been found, pursuant to any written notice by any Governmental Authority, to be non-compliant or inadequate by any Governmental Authority, or Company or third-party auditors.

4.13          Environmental Matters. To the Company’s Knowledge (a) the Company and each of the Company Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, (b) there has been no material Release of any Hazardous Material on, upon, into or from any site currently or heretofore owned, leased, or otherwise used by the Company or any Company Subsidiary that would reasonably be expected to result in a material liability to the Company or any Company Subsidiary or require environmental investigation, remediation or other remedial action under applicable Environmental Law, (c) there have been no Hazardous Materials generated by the Company or any Company Subsidiary that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States that would reasonably be expected to be material to the Company or the Company Subsidiaries or give rise to any material obligation for corrective or remedial action by the Company or the Company Subsidiaries, (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no Hazardous Materials stored on, any site owned, leased or otherwise used by the Company or any Company Subsidiary, except for the storage of Hazardous Materials in compliance with Environmental Laws or that would reasonably be expected to be material to the Company or the Company Subsidiaries, or give rise to any material obligation for corrective or remedial action by the Company or the Company Subsidiaries and (e) the Company has made available to Purchaser true and correct copies of all material Environmental Permits, pending Environmental Permit applications, engineering studies and environmental studies or assessments in the possession of the Company or any Company Subsidiary.

4.14          Material Contracts.

(a)            For purposes of this Agreement, “Material Contract” shall mean the following Contracts, other than any Company Plans, to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective assets or properties are bound (each a “Material Contract”):

(i)           any Contract or series of related Contracts with the same counterparty or its Affiliates, which requires aggregate future expenditures by the Company or any Company Subsidiary in excess of $150,000, or an annualized spend with respect to the twelve (12) month period ended December 31, 2023, in excess of $150,000;

(ii)          any Contract for the sale of any commodity, product, material, supplies, equipment, IT Assets or other personal property for a sale price in excess of $25,000;

(iii)         any Contract with any current or former stockholder or current employee, consultant, independent contractor, officer or director of the Company, or any Company Subsidiary, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) or (with respect to such Persons that are natural persons) any member of his or her immediate family (any of the foregoing, a “Related Party”);

(iv)         any Contract (excluding any settlement or co-existence agreements with respect to Intellectual Property) under which the Company or any Company Subsidiary is restricted in any material respect from carrying on any business or providing any services or competing with any Person anywhere in the world (other than ordinary course term-limited restrictions against soliciting or hiring an individual with respect to employment), or which would so restrict the Company, Purchaser or any successor in interest thereof after the Closing Date;

(v)          any Contract (including any loan agreement, indenture, note, bond or debenture) (i) under which the Company or any of the Company Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness under clauses (a) or (b) of the definition thereof, (ii) imposing or creating any Lien (other than Permitted Liens) on the assets or properties of the Company or any of the Company Subsidiaries or (iii) evidencing any commitment to provide any of the foregoing;

(vi)         any Contract under which the consequences of a default or termination would be reasonably likely to have a Company Material Adverse Effect;

(vii)        any Contract not wholly on an arm’s length basis in the ordinary course of business;

(viii)       any Contract pursuant to which the Company or any of the Company Subsidiaries has uncapped indemnification obligations (other than for indemnification for infringement of Intellectual Property);

(ix)          any Contract for the disposition of any of the Company’s or any Company Subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise), other than in the ordinary course of business consistent with past practice;

(x)           any Contract for the acquisition of the business or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise);

(xi)          any Contract concerning a joint venture, joint development, partnership, joint research and development or other similar collaborative agreement or other arrangement involving a sharing of profits;

(xii)         any hedging, futures, options or other derivative Contract;

(xiii)        all Contracts with each of the Major Customers;

(xiv)        all Contracts with each of the Major Suppliers;

(xv)         any Contract under which the Company or any Company Subsidiary has agreed not to bring legal action against any third Person for any reason;

(xvi)        any settlement agreement entered by any Governmental Authority whereby the Company or any of the Company Subsidiaries is under an obligation to perform activities, refrain from activities, perform services to a certain standard and/or pay money after the date of this Agreement;

(xvii)       any Contract (or group of Contracts with the same counterparty) which (i) provides any customer of the Company or any of the Company Subsidiaries with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of the Company or any of the Company Subsidiaries, including Contracts containing “most favored nation” or similar provisions (including the provision of exclusive, first or concurrent access to certain product features), other than in the ordinary course of business consistent with past practice, (ii) grants any Person exclusive rights in connection with any product or technology of the Company or any Company Subsidiary (including in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market) or (iii) requires the Company or any of the Company Subsidiaries to purchase its total requirements of any product or service from a third party;

(xviii)     any Government Contract other than Standard Agreements; or

(xix)        any Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (i) under which the Company or any Company Subsidiary (A) grants any license, assignment, immunity from suit, right, or covenant under any Company Intellectual Property to any Person that is exclusive or otherwise material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) is restricted from using any material Company Intellectual Property, or (C) receives any license, assignment, immunity from suit, right, or covenant under any Intellectual Property (or Company IT Assets) material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or (ii) under which any material Company Intellectual Property is or was created, conceived, or developed by or with any third Person, provided that, in each of (i) and (ii), excluding any Standard Agreements.

(b)           Each Material Contract as of the date hereof is listed on Section 4.14(a) of the Disclosure Schedule. Each Material Contract and each Real Property Lease is a valid and binding agreement of the Company or the Company Subsidiary party thereto and is in full force and effect in accordance with its terms. Neither the Company nor any Company Subsidiary is in default or breach in any material respect under the terms of any of the Material Contracts or Real Property Leases (a “default” being defined for purposes of this Agreement as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination, modification or acceleration), nor will the consummation of the Transactions give rise to any such default or breach. To the Knowledge of the Company, no counterparty to any Material Contract or Real Property Lease is in default or breach of such Material Contract or Real Property Lease in any material respect. No party to any Material Contract or Real Property Lease has exercised any termination rights with respect thereto or given written or, to the Company’s Knowledge, oral notice of intent to do so, and no party has given written or, to the Company’s Knowledge, oral notice of any material dispute with respect to any Material Contract or Real Property Lease that remains unresolved. True and correct copies of each of the written Material Contracts and Real Property Leases including any amendments thereto (subject to customary redaction of competitively sensitive information) have been made available to Purchaser (including pursuant to a “clean team” or similar agreement between the Parties).

4.15          Certain Relationships and Related Transactions. (a) No Related Party is indebted to the Company or a Company Subsidiary for borrowed money or other loans or advances other than advances for expenses in accordance with the Company’s written policies and in the ordinary course of business consistent with past practices in an amount not to exceed $25,000, (b) no Related Party directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any asset property or right, tangible or intangible, used in, or necessary to, the business of the Company and the Company Subsidiaries, (c) no Related Party licenses Intellectual Property Rights (either to or from the Company or any of the Company Subsidiaries), (d) there is no transaction involving the Company or any Company Subsidiary of the nature described in Item 404 of Regulation S-K under the Securities Act or equivalent provisions in any other jurisdiction in which the Company or any Company Subsidiary is incorporated or does business, and (e) to the Company’s Knowledge, no Related Party owns any direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company or any Company Subsidiary.

4.16          Insurance. As of the date of this Agreement, Section 4.16 of the Disclosure Schedule contains a true and correct list of all current insurance policies maintained by or on behalf of the Company or any Company Subsidiary (the “Insurance Policies”). True and correct copies of the Insurance Policies have been made available to Purchaser. All Insurance Policies are legal, valid, binding and enforceable against the Company and the Company Subsidiaries, as applicable, in accordance with their terms. The Insurance Policies are in full force and effect and all premiums due thereon have been paid. None of the Company or any of the Company Subsidiaries is in material default under, and each of them has complied in all material respects with, the provisions of such Insurance Policies. Neither the Company nor any Company Subsidiary has received any written notices from any issuer of any of the Insurance Policies canceling or amending them. There are no facts or circumstances existing that would render any of the Insurance Policies void or unenforceable. There is no claim by the Company or any Company Subsidiary pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters. None of the Company or the Company Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.17          Intellectual Property and Information Technology.

(a)           Section 4.17(a) of the Disclosure Schedule sets forth, true, complete, and correct lists of:

(i)             the following Company Intellectual Property, the jurisdiction in which each such Intellectual Property Right has been registered or filed and the applicable registration, application or serial number or similar identifier:

(A)        all patents and pending patent applications;

(B)         all registered trademarks and service marks, Internet domain names, social media identifiers and pending trademark and service mark applications; and

(C)         all registered copyrights and pending copyright applications.

(ii)           all material unregistered trademarks and service marks and material unregistered Company Software.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above category (i), collectively (excluding social media identifiers and material unregistered trademarks and service marks).

(b)           The Company or a Company Subsidiary possesses and solely and exclusively owns all right, title and interest in and to (i) all Company Intellectual Property and (ii) all Company IT Assets owned or purported to be owned, in whole or in part, by the Company.

(c)            (i) all of the Company’s Registered Intellectual Property is subsisting, valid, and enforceable (except with respect to applications), and (ii) all necessary documents and certificates in connection with the Company’s Registered Intellectual Property have been filed with, and all relevant fees have been paid in full and on time to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, and all other steps required for the continued registration of the Company’s Registered Intellectual Property have been taken, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the Company’s Registered Intellectual Property.

(d)           Each of the Company and the Company Subsidiaries owns all right, title and interest in and to, or has valid and enforceable rights to use, license, and exploit (as used, licensed, or exploited in the conduct of the business), pursuant to a written license agreement or otherwise, free and clear of all Liens (other than Permitted Liens), all of the third party Intellectual Property and IT Assets used or held for use, or otherwise necessary, in its business, as currently conducted (provided that the foregoing shall not constitute a representation or warranty in respect of non-infringement of third party Intellectual Property Rights), and none of the foregoing ownership or rights (including those in Section 4.17(b)), except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries, will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of or the consent, approval or authorization of, notification to or waiver from any Person) the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries (nor any Company Intellectual Property) is subject to any outstanding order, decree, or judgment or any settlement agreement materially restricting their use, licensing, or exploitation of any Company Intellectual Property or any third party Intellectual Property required to conduct the business of the Company or any such Company Subsidiary (or, in either case, the use or licensing thereof by the Company or such Company Subsidiary).

(e)            The conduct of the business of the Company and each of the Company Subsidiaries as currently conducted (including the use, manufacture, marketing, licensing, distribution, importation, commercialization, offer for sale and sale of their respective products and services or any other Proprietary Products or any Proprietary Information and Technology used in connection therewith) does not, and did not in the past three (3) years (or in the past six (6) years with respect to any Patents), infringe upon, dilute, misappropriate or otherwise violate or conflict with any Intellectual Property or other proprietary right of any Person or commit or constitute defamation, unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of the Company Subsidiaries conducts its business.

(f)            (i) There is no pending (or, to the Company’s Knowledge, threatened in writing) Action (for clarity, including interference, derivation, reissue, reexamination, opposition, and cancellation proceeding) in any jurisdiction, and neither the Company nor any of its Subsidiaries has received in the past three (3) years (or in the past six (6) years with respect to any Patents) any written notice or claim, (A) challenging the use, ownership, validity or enforceability of any Company Intellectual Property or alleging that the activities or the conduct of the Company’s or a Company Subsidiary’s business dilutes, misappropriates, infringes, or violates or conflicts with the Intellectual Property rights or other proprietary right of any Person or commits or constitutes defamation under the laws of any jurisdiction, or (B) requiring indemnification of any Person by the Company or any of its Subsidiaries with regard to any Company Intellectual Property, for which notice of such indemnification has been received by the Company or its Subsidiary, and (ii) neither the Company or any Company Subsidiary is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (A) permits third parties to use any of the Company Intellectual Property without payment, (B) materially restricts or impairs the Company’s rights in the Company Intellectual Property, (C) materially restricts or impairs the Company’s or any Company Subsidiary’s business in order to accommodate any other Person’s Intellectual Property or (D) requires any future payment by the Company to any Person.

(g)           To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating or otherwise conflicting with any Company Intellectual Property, and no Action involving the misappropriation, infringement, dilution, or violation of or conflict with any third party Intellectual Property or other proprietary right has been brought against any Person by the Company.

(h)           The Company and each of the Company Subsidiaries have taken commercially reasonable measures consistent with standard practices in the industry in which the Company and its Subsidiaries operate to maintain the secrecy and confidentiality of all material confidential information and all trade secrets of or owned, possessed, or controlled by the Company or the Company Subsidiaries. Each of the Company’s and each Company Subsidiary’s past and current employees have executed valid and written agreements containing confidentiality and nondisclosure provisions substantially on the form or forms made available to Purchaser. Each other Person (including each past and current advisor, consultant, independent contractor and other third party) who has had knowledge of or access to any trade secrets or other confidential and proprietary information of the Company or its Subsidiaries has entered into a valid and written confidentiality and nondisclosure agreement with the Company or its Subsidiaries, respectively. Except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries, such employees and other Persons have agreed to hold all such trade secrets and other confidential and proprietary information of (or in the possession of) the Company and its Subsidiaries in confidence both during and after (for reasonable periods of time) their engagement or employment. Other than under an appropriate confidentiality and nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, neither the Company nor any of the Company Subsidiaries has disclosed any of its material confidential information or trade secrets to any Person. All past and present employees of the Company who have made contributions to or participated in the creation, conception, or development of any Intellectual Property material to the conduct of the business of the Company and Company Subsidiaries have signed a valid and enforceable assignment of inventions substantially on the form or forms made available to Purchaser, under which such employees have presently assigned all of their right, title and interest in and to such Intellectual Property to the Company or its Subsidiaries (or all such right, title, and interests have otherwise vested in the Company or one of its Subsidiaries by operation of law, including with respect to employees in Australia). All past and present advisors, consultants and independent contractors of the Company or any of the Company Subsidiaries and other third parties who have made contributions in the course of their work for the Company or any of the Company Subsidiaries to or participated in the creation, conception, or development of any Intellectual Property material to the conduct of the business of the Company and Company Subsidiaries or Proprietary Product have entered into a valid and enforceable written agreement that assigns to the Company or any Company Subsidiary by way of a present assignment, all of their right, title and interest in and to the portions of such Intellectual Property or Proprietary Product (or all such right, title, and interests have vested in the Company or one of its Subsidiaries by operation of law). No past or present employee, officer, advisor, consultant, independent contractor or other third party (i) has excluded any Intellectual Property used in or material to the conduct of the business of the Company and Company Subsidiaries from any such assignment, (ii) is in violation or breach of their confidentiality and nondisclosure and/or assignment of inventions agreement(s), as applicable, with the Company or any Company Subsidiary, except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries, or (iii) is entitled to any further consideration or remuneration therefor. To the extent permitted by applicable Legal Requirements, each such Person has waived its non-assignable rights (including moral and similar rights) in or to any such Intellectual Property. To the extent any Company Intellectual Property (or any other Intellectual Property used in and material to the conduct of the business of the Company and Company Subsidiaries) depicts any Persons or otherwise uses the rights of publicity of any Persons, the Company has all necessary rights to use such Intellectual Property as used in the business and without any further consideration or remuneration to any such Person therefor.

(i)             Neither the Company nor any Company Subsidiary has granted nor is obligated to grant access or a license to any of its source code for Company Software or otherwise make such source code available (including, in any such case, any contingent or conditional right to access or under which the Company or any Company Subsidiary has established any escrow arrangement for the storage and conditional release of any of its source code) other than to current employees or third-party consultants, independent contractors or other third parties who are permitted to access portions of the Company Software solely to the extent necessary to provide development, maintenance or repair services therefor. No source code for Company Software has been disclosed to or is in the possession of any third party other than current employees or third-party consultants, independent contractors or other third parties who are permitted to access portions of the Company Software solely to the extent necessary to provide development, maintenance or repair services therefor and such Persons (x) have not disclosed any such source code to any other Person, except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries and (y) have entered into valid and enforceable confidentiality and non-disclosure agreements with the Company or its Subsidiaries restricting the use and disclosure of such source code both during and after their engagement or employment.

(j)             The source code for all Company Software has been documented in a professional manner that is both (i) consistent with customary code annotation conventions and industry standard practices, and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software.

(k)           (i) Section 4.17(k) of the Disclosure Schedule sets forth a true and correct list of all Open Source Code included in the Proprietary Products. (ii) None of the Company Software or Proprietary Products is subject to the provisions of any Copyleft Terms. (iii) The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all licenses for the Open Source Code used in the operation of the business.

(l)             Except as otherwise provided in Section 4.17(l) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to pay any Person any future royalties for the continued use of Intellectual Property and will not have any obligation to pay such royalties arising from the consummation of the Transactions. Neither the execution, delivery or performance of this Agreement, nor any other agreement, conveyance or assignment contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) any alteration, impairment, or extinguishing of any Company Intellectual Property or any rights to use any Company IT Assets (including a loss of, or Liens on, any Company Intellectual Property), or (ii) the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert or compete, or other right, title, or interest in, to or under any Company Intellectual Property, or any Intellectual Property Rights owned or controlled by Purchaser or any of its Affiliates by virtue of any Contract to which the Company or any Company Subsidiary is party or otherwise bound.

(m)             Other than (i) routine inbound “click-wrap”, “shrink-wrap” and similar, uncustomized commercially available off-the-shelf software generally made available under non-exclusive licenses for an annual or one-time license fee of no more than $25,000, (ii) non-exclusive, standard end-user license agreements entered into in the ordinary course of business, consistent with past practices, (iii) non-disclosure agreements entered into in the ordinary course consistent with past practices, (iv) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (v) standard agreements entered into in the ordinary course of business with Company’s employees, contractors, directors, executives, customers and contributors substantially on the form or forms made available to Purchaser (collectively, “Standard Agreements”), Section 4.17(m) of the Disclosure Schedule lists, all Contracts to which the Company or any Company Subsidiary is a party with respect to any Intellectual Property or IT Assets currently owned by the Company or used in the Company’s or any Company Subsidiary’s business, including all licenses of Intellectual Property or IT Assets granted to or by the Company or any Company Subsidiary, and all assignments of Intellectual Property or IT Assets to or by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is in material violation of any such Contract, and, to the Company’s Knowledge, no other party to any such Contract, is in material breach thereof or has failed to perform thereunder. All Software included in the Company Intellectual Property, Company IT Assets, and Proprietary Products, or used in the operation of the business of the Company or its Subsidiaries, have been properly licensed from the owner of such Software (or agent as appropriate) and the Company and its Subsidiaries have sufficient licenses to cover every site, seat, copy, installation, and user of all such Software (where applicable). Neither the Company nor any Company Subsidiary is a party to any Contract under which any Person would be granted a license or any other right to any Intellectual Property or IT Asset owned by Purchaser or any of Purchaser’s Affiliates (excluding the Company Intellectual Property itself) as a result of the consummation of the Transactions. Immediately following the Closing Date, the Company and each Company Subsidiary will be permitted to exercise all of the Company’s and each Company Subsidiary’s rights under such Contracts to the same extent and in the same manner the Company or any Company Subsidiaries exercised such rights immediately prior to the Closing Date.

(n)           Except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries, no funding, facilities, personnel, or resources of a Governmental Authority, university, college, other educational institution or research center, or other similar Person was used in connection with the development, creation, marketing, distribution, sale, offer for sale, or other commercialization of any Company Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center, or other similar Person has any right, title, or interest in or to any Company Intellectual Property (whether express or implied, or contractual or by operation of law), other than pursuant to standard terms and conditions for use of the Proprietary Products with such Person as the Company’s end user customer. Neither the Company nor any Company Subsidiary has applied for or received any financial assistance from any supranational, national, local or foreign Governmental Authority that would adversely affect the Company’s or any Company Subsidiary’s rights in any Company Intellectual Property. No past or present employee, officer, advisor, consultant, independent contractor or other third party who was involved in, or who contributed to or participated in, the creation or development of any Company Intellectual Property that is, individually or in the aggregate, material to the conduct of the business, has, except as would not reasonably be expected to be material to the Company or any of the Company Subsidiaries, performed services for any Governmental Authority, university, college, other educational institution or research center, or other similar Person, during a period of time during which such employee, officer, advisor, consultant, independent contractor or other third party was performing services for the Company or any of its Subsidiaries.

(o)           The Company and the Company Subsidiaries have implemented commercially reasonable standards and actions consistent with industry standards for companies providing similar services to protect the Company IT Assets (i) from unauthorized interruption, access, disclosure, use or modification and to maintain the protection, integrity, continuous operation, redundancy, and security of the Company IT Assets, all Company Intellectual Property, and all Proprietary Products, and all information stored, processed, or transmitted thereby, and (ii) to maintain, upgrade, and update the Company IT Assets. Since January 1, 2021, there has been no material unauthorized intrusions or breach of security involving any Company IT Assets. The Company IT Assets are free of any critical defects, including any critical error or critical omissions, and any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “trap door,” “virus” spyware, keylogger software or other vulnerability, faults or malicious code, damaging devices, software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company IT Asset (or any part thereof).

(p)           The Company IT Assets, Company Software, and Proprietary Products (i) are adequate and sufficient (including with bandwidth, scalability, and information storage and processing) for, and are in good working order and materially function and perform in accordance with all applicable documentation and specifications and otherwise as required in connection with the operation of the business as currently conducted consistent with past practices, (ii) are maintained and supported in accordance with standard industry practice, and (iii) have not since January 1, 2021 materially malfunctioned or had a material failure (except as has been remedied in a commercially reasonable manner) or had a material unplanned downtime or service interruption with respect to the Company IT Assets. The Company and each Company Subsidiary maintains and uses commercially reasonable security, back-up, business continuity, and disaster recovery technology, plans and procedures consistent with industry standards.

(q)           The Company and the Company Subsidiaries: (i) have materially complied with all applicable Legal Requirements applicable to any Company AI Products, (ii) have not received (and are not subject to or otherwise aware of) any (A) claim, proceeding or litigation alleging that training data used in the development, training, improvement or testing of any Company AI Product (or any other proprietary AI/ML) was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way, (B) report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate or other Person, that makes any such allegation in the foregoing clause (A), or (C) request from regulators or legislators concerning any Company AI Product (or related AI/ML), (iii) have not (A) used any Generative AI to generate, create, or develop any material Company Intellectual Property, or (B) included any material Company Intellectual Property in any prompts or inputs into any Generative AI, and (iv) have not used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third party online source. Section 4.17(q) of the Disclosure Schedule sets forth a true and correct list of all third party data used by or on behalf of the Company or any of the Company Subsidiaries to train, teach, or improve any proprietary AI/ML that is material to (y) the development of any material Company Intellectual Property, or (z) the ongoing operation or improvement of any material Company Intellectual Property (“Third-Party Datasets”). The Company and the Company Subsidiaries have complied with all license terms applicable to, and obtained all necessary rights and paid all necessary payment required for, such Third-Party Datasets.

(r)             The Company Intellectual Property and the Company IT Assets, together with the rights granted to the Company and its Subsidiaries under valid and enforceable written agreements or otherwise, constitute all of the Intellectual Property and IT Assets necessary and sufficient to enable the Company and its Subsidiaries to operate the businesses immediately after Closing in substantially the same manner as such businesses have been operated by the Company and its Subsidiaries prior thereto.

4.18          Privacy and Data Security.

(a)            The Company and each of its Subsidiaries materially complies with, and has, for the last five (5) years, been in material compliance with, (i) all applicable Data Protection Laws, (ii) the Company’s and each of its Subsidiaries’ own published policies and notices relating to the Company’s Processing of Personal Data (to the extent consistent with applicable Data Protection Laws), and (iii) all contract terms to which the Company or any of its Subsidiaries is legally bound relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data (collectively, the “Company Privacy Commitments”).

(b)           Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written subpoenas, demands, or other written notices from any Governmental Authority or other Person, and have not been subject to any actions, claims or investigations relating to any actual or potential violation of any Company Privacy Commitment or information security-related incidents, nor has the Company or any of its Subsidiaries notified in writing, or been required by any Company Privacy Commitment to notify in writing, any Person or Governmental Authority of any violation of any Company Privacy Commitment or information security-related incident, and the Company has no reason to believe that any such subpoena, demand, notice, action, or claim is likely to be received.

(c)            The execution of this Agreement and the Company’s performance of its obligations hereunder shall not violate any Company Privacy Commitments in any material respects.

4.19          Benefit Plans.

(a)            Section 4.19(a) of the Disclosure Schedule includes a true and correct list of all material Company Plans (and separately identifies by jurisdiction each Non-U.S. Company Plan), and the Company has provided or made available to Purchaser a complete copy of each material Company Plan (or, in the case of any unwritten Company Plan, a description of the material terms thereof), and all amendments thereto, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination or opinion letter received from the IRS. To the extent applicable, the Company has delivered or made available to Purchaser true and correct copies of the most recently filed Form 5500 Series annual reports for each Company Plan, together with all schedules, attachments, and related opinions, all related agreements, insurance contracts and other agreements which implement each such Company Plan, and copies of any written correspondence from or to the IRS, the United States Department of Labor or other Governmental Authority relating to an investigation, audit or penalty assessment with respect to any Company Plan or relating to requested relief from any liability or penalty relating to any Company Plan.

(b)           Each of the Company and its Subsidiaries is and has been in material compliance with its obligations under the terms of each Company Plan.

(c)            Each Company Plan is currently in material compliance with, and has been administered and operated in material compliance with, its terms and all applicable statutes, orders, rules and regulations, whether as a matter of substantive Legal Requirement or in order to maintain any intended Tax qualification. Each Company Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has obtained a determination or opinion letter from the IRS, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Plan for any period for which such Company Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, there are no facts that could reasonably be expected to adversely affect such qualification.

(d)           The Company and each Company Subsidiary has complied with all applicable requirements of the Superannuation Guarantee (Administration) Act 1992 (Cth) concerning the offer of a choice of fund to eligible Employees.

(e)            Neither the Company nor its ERISA Affiliates have in the past six (6) years maintained, sponsored or contributed to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA, or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any liability, including, withdrawal liability, with respect to any such plan that remains unsatisfied. No Company Plan is (i) funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, (ii) “multiple employer plan” (within the meaning of the Code or ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(f)            With respect to all Company Plans and related trusts, there are no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that have occurred which could subject any Company Plan, related trust or party dealing with any such Company Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(g)           There are no Actions (other than routine claims for benefits by Employees or other Service Providers of the Company, any Company Subsidiary or any ERISA Affiliate, or the beneficiaries or dependents of such Employees or Service Providers, arising in the normal course of operation of a Company Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Company Plan.

(h)           Except as set forth on Section 4.19(h) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligations under any Company Plan to provide post-retirement medical benefits to any Employee or any former employee of the Company or any Company Subsidiary other than statutory liability for providing group health plan continuation coverage under Part 5 of Title I of ERISA and Section 4980B of the Code or applicable state Legal Requirements or for a limited period of time following a termination of employment.

(i)             Except as set forth on Section 4.19(i) of the Disclosure Schedule, neither the negotiation or execution of this Agreement, nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any Employee, director or Service Provider of the Company or any Company Subsidiary to severance, retention, bonus or other similar payment or unemployment compensation or any other payment or additional right, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, director or Service Provider, except in the case of (i) or (ii) as expressly provided in this Agreement.

(j)           Each Company Plan which is subject to the requirements of Section 409A of the Code has been operated in material compliance with such Section and the rules, regulations and notices promulgated thereunder. Neither the Company nor any Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including any imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Tax Law).

(k)          No amounts paid or payable under the Company Plans or to any “disqualified individual,” as defined in Section 280G(c) of the Code, with respect to the Company will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code, determined without regard to any payments or benefits provided by Purchaser or its Affiliates that are not fully disclosed to the Company at least five (5) Business Days prior to Closing.

(l)           The Company and each Company Subsidiary’s default superannuation fund is a complying superannuation fund for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth) and the Income Tax Assessment Act 1936 (Cth).

(m)         The Company and each Company Subsidiary does not make any contributions to Employees or Service Providers which are above the statutory minimum superannuation contributions required to avoid paying the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992 (Cth).

(n)          The Company and each Company Subsidiary does not make any contributions on behalf of Employees or Service Providers into any defined benefits superannuation fund.

(o)          The Company and each Company Subsidiary has made all required contributions to each Company Plan that it is obliged to make under any legislation (including paying the minimum level required of superannuation support in respect of each Employee to avoid a shortfall under the Superannuation Guarantee Charge Act 1992 (Cth)), any applicable contracts of employment or industrial instruments and there are no outstanding or unpaid contributions on its part.

(p)          With respect to each Non-U.S. Company Plan: (i) all employer and employee contributions required by Legal Requirement or by the terms of the Non-U.S. Company Plan have been made, and all liabilities of the Company and any Company Subsidiary have been satisfied, or, in each case accrued, by the Company or the Company Subsidiary, as applicable, in accordance with the Accounting Standards, (ii) the fair market value of the assets of each funded Non-U.S. Company Plan, or the book reserve established for each Non-U.S. Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Non-U.S. Company Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations in accordance with the Accounting Standards; and (iii) the Non-U.S. Company Plan has been registered as required and has been maintained in good standing with applicable Governmental Authority.

(q)           The Company has no direct or indirect liability for superannuation guarantee charge within the meaning of the SGAA. With respect to unreported liabilities for superannuation guarantee charge within the meaning of the SGAA as at or prior to the date hereof, sufficient contributions have been made to ensure that the Company will not subsequently incur any liability for superannuation guarantee charge within the meaning of the SGAA with respect to any such unreported liability (for the avoidance of doubt, regardless of when such liability arises).

4.20        Personnel.

(a)            Section 4.20(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental, sick or other leave, or on layoff status subject to recall) (i) the name of such Employee, (ii) the original hire date of such Employee, (iii) such Employee’s title, (iv) such Employee’s annualized salary or hourly rate of pay as of the date of this Agreement, (v) status as exempt/non-exempt, (vi) bonus and/or commission accrual, (vii) each Employee’s accrued leave balances, including annual leave, long service leave and personal/carer’s leave, and (viii) the facility at which such Employee is located, (ix) whether the Employee is on leave and, if so, the nature of such leave and (x) visa status.

(b)           Section 4.20(b) of the Disclosure Schedule contains a list, as of the date of this Agreement, of Service Providers who are currently engaged by and performing services for the Company or any Company Subsidiary, including the following information: (i) position/title, (ii) jurisdiction from where services are being performed, (iii) contract start date (and end date, as applicable), (iv) compensation, (v) any special payments (e.g., bonus paid) for the calendar year ended December 31, 2023 and (vi) any accrued and unpaid special payments schedules for payment. Any agreements between the Company or any Company Subsidiary with a Service Provider have been delivered or provided to Purchaser.

(c)            Any Employment Agreement not on a form of Employment Agreement that has been provided to Purchaser, form of offer letter and any amendment thereto for any Employee as of the date of this Agreement has been delivered or provided to Purchaser. Except as set forth in Section 4.20(c) of the Disclosure Schedule, the employment of each of the current Employees is terminable by the Company or the applicable Company Subsidiary at-will (except for Contracts governed by a jurisdiction that does not recognize the “at-will” employment concept) or on no more than one month’s notice, and, except as required by applicable Legal Requirement, neither the Company nor any of the Company Subsidiaries has any obligation to provide any particular form or period of notice longer than one month’s notice prior to terminating the employment of any of its current Employees. Neither, the Company nor any of the Company Subsidiaries has entered into any agreement that obligates or purports to obligate Purchaser or any of Purchaser’s Affiliates to make an offer of employment to any Employee, worker, or Service Provider of the Company or any Company Subsidiary.

(d)           The Company and each Company Subsidiary has delivered to Purchaser true, and correct copies of all employee manuals and handbooks and employment policy statements in effect as of the date of this Agreement, all of which comply with applicable Legal Requirements in all material respects. The Company and each Company Subsidiary has complied in all material respects with its obligations under such employee manuals, handbook and employment policies.

(e)            The Company or any Company Subsidiary does not engage any casual employees.

(f)            No enterprise agreement or other industrial instrument applies to any Employees.

(g)           All Employees are legally entitled to work in the jurisdiction in which they are employed and the Company and each Company Subsidiary has verified such Employees’ entitlement to work as part of their onboarding process.

(h)           As of the date of this Agreement, (i) none of the current officers or other Key Employee has given the Company or any of the Company Subsidiaries written notice terminating his or her employment with the Company or any of the Company Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Company Subsidiaries or in connection with this Share Purchase; (ii) neither the Company nor any of the Company Subsidiaries has a present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee or Service Provider is a party to or is bound by any Employment Agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of the Company Subsidiaries, or (B) the Company’s business or operations; and (iv) to the Company’s Knowledge, no current Employee or Service Provider is in violation of any term of any Employment Agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee or Service Provider to be employed or retained by the Company or any of the Company Subsidiaries as the case may be.

(i)             Except as set forth in Section 4.20(i) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding offers of employment or promotion made by the Company or a Company Subsidiary.

(j)             Neither the Company nor any Company Subsidiary is, or has been, subject to any collective bargaining agreement or other labor union contract and no Employee is represented by a labor union. There is not pending or, to the Company’s Knowledge, threatened, or any circumstances likely to give rise to, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar event involving Employees, and, to the Company’s Knowledge, no union organizing activities are taking place or have taken place with respect to any Employees.

(k)           During the last five (5) years, no allegations of sexual or other unlawful harassment or discrimination have been made against any officer, director or Key Employee of the Company or any Company Subsidiary. There have been no Actions or settlements involving such matters.

(l)             The Company and each Company Subsidiary has complied in all material respects with its obligations under any Legal Requirement in respect of which it currently has or has had Employees (including the Fair Work Act 2009 (Cth) and FLSA), including all applicable workplace legislation, occupation and work health and safety legislation, compensation legislation (including minimum wage requirements) and anti-discrimination, harassment and equal opportunity legislation, classification of employees, immigration, plant closings and reductions in force, as well as all regulations, rules and codes of practice relating to Employees.

(m)             There are no ongoing, pending or threatened employment-related Actions with or by any Employee or former Employee of the Company or a Company Subsidiary and, to the Company’s Knowledge, there are no circumstances which exist which are likely to give rise to any such employment-related Action.

(n)           The Company and any Company Subsidiary has complied in all material respects with all applicable legislation, including Tax laws and the FLSA, and any agreement binding on it, in respect of Service Providers. The Company has properly classified all Service Providers.

(o)           No Employee is, or will become, entitled to any retention payment or payment of an entitlement (or increased entitlement) as a result of the Transaction. The Company has not nor has any Company Subsidiary given any commitment (whether verbal or writing, legally binding or not) to increase or supplement the wages, salaries, rostered days off, leave and leave loading, or any other remuneration, compensation or benefits of any Employee beyond the amounts and entitlements listed in Section 4.18(a) of the Disclosure Schedule.

(p)           Sonley Bell Mexico (i) does not have any individuals or independent contractors providing services to Sonley Bell Mexico that are considered or could be considered as employees under applicable Mexican Legal Requirements, including for payroll and employee benefits purposes, (ii) as of the date hereof and since January 1, 2021, has been in compliance, in all material respects, with all applicable Mexican Legal Requirements, including the Federal Labor Law (Ley Federal del Trabajo), the Social Security Law (Ley del Seguro Social), the National Workers’ Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and their regulations, as well as the Mexican Official Standards (Normas Oficiales Mexicanas), relating to employment and employment practices, including all applicable outsourcing and provision of services, so-called wage and hour laws, those relating to equal employment, those relating to mandatory severance obligations and the payment of accrued benefits upon termination of an employee in Mexico, and with all Mexican applicable Legal Requirements relating to social security legislation, and (iii) has not received, since January 1, 2021, any written or oral communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Legal Requirements in Mexico to conduct an investigation of Sonley Bell Mexico, and no such investigation is in progress.

(q)           Except as would not reasonably be expected to be material to the Company, taken as a whole, Sonley Bell Mexico is not a party to any pending labor Action filed by an employee before a competent Conciliation and Arbitration Board (Junta Federal y/o Local de Conciliación y Arbitraje) or any other Governmental Authority, related to: (i) wrongful termination or rescission of employment, (ii) accrued benefits, (iii) occupational hazards or illnesses, or (iv) any other related benefit.

4.21         Litigation.

(a)            Except as set forth on Section 4.21 of the Disclosure Schedule, there is no, and since January 1, 2021 there has been no, (a) Actions pending or threatened against or affecting the Company, any of the Company Subsidiaries, any of their respective assets or properties, the Share Purchase or the other Transactions (including any Action which would reasonably be expected to result in the revocation, cancellation, suspension or modification of any Permit), (b) governmental inquiry or investigation (other than an Action) pending or threatened against or affecting the Company, any of the Company Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any Company Subsidiary to hold or receive any Permit), or (c) to the Company’s Knowledge, Actions pending or threatened against any Related Party in connection with the business of the Company or any Company Subsidiary; and there is no reasonable basis for any of the foregoing.

(b)          There is no, and has been no, order, writ, injunction, judgment, settlement order or decree to which the Company, any Company Subsidiary or any of the assets or properties owned or used by the Company or any Company Subsidiary is subject.

(c)           There is no Action by the Company or any Company Subsidiary pending, threatened or contemplated against any other Person.

4.22         Compliance with Instruments; Laws.

(a)           Compliance with Instruments. Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary in the past five (5) years has been (i) in material violation of any term or provision of the Company Organizational Documents or the applicable Company Subsidiary Organizational Documents (as applicable) or (ii) in material violation of or default under any Legal Requirement. None of the Company, any Company Subsidiary nor any officers, directors or employees of the Company or any Company Subsidiary (in their capacity as such) has been given written or, to the Company’s Knowledge, oral notice of an investigation by any Governmental Authority with respect to, has been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or has been given written or, to the Company’s Knowledge, oral notice of, any violation of any Legal Requirement.

(b)          Foreign Corrupt Practices Act.

(i)             For the past five (5) years, none of the Company, any Company Subsidiary or any of their respective directors, officers or, to the Knowledge of the Company, any of their respective employees, agents or consultants, in each case in their capacity as such, directly or indirectly:

(A)          has violated or is in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable Legal Requirement prohibiting corruption, bribery or illegal payments (collectively, the “Improper Payment Laws”);

(B)          has made, undertaken, offered to make, promised to make or authorized the payment or giving of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or other transfer of money or anything of value (including meals or entertainment) to any “foreign official” (as such term is defined in the FCPA), that is prohibited under any Improper Payment Law or otherwise for the purpose of influencing any act or decision of such payee in his or her official capacity, inducing such payee to do or omit to do any act in violation of his or her lawful duty, securing any improper advantage or inducing such payee to use his or her influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality in violation of his or her lawful duty (any of the foregoing, a “Prohibited Payment”);

(C)          has made, undertaken, offered to make, promised to make or authorized the payment or giving of any payment, gift or other transfer of money or anything of value (including meals or entertainment) to any Person with reason to know that all or part of such paid or transferred money or other thing of value would be used for a Prohibited Payment;

(D)          has used funds or other assets, or made any promise or undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund (a “Prohibited Fund”); or

(E)          has made any false or fictitious entries in any books or records of the Company or any Company Subsidiary relating to any Prohibited Payment or Prohibited Fund.

(ii)           There is no pending or, to the Knowledge of the Company, threatened Action relating to the Company or any Company Subsidiary nor any pending voluntary disclosure of the Company or any Company Subsidiary to any Governmental Authority, in each case, in connection with a possible or actual violation of Improper Payment Laws, a Prohibited Payment or a Prohibited Fund.

(c)          Trade Control Laws.

(i)            Except as disclosed in Section 4.22(c)(i) of the Disclosure Schedule, each of the Company and the Company Subsidiaries is and for the past ten (10) years has been in compliance with all applicable export control and Sanctions Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, Sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any equivalent applicable non-U.S. Legal Requirements (collectively, the “Trade Controls”).

(ii)           None of the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary is (A) a Person who is identified on (x) OFAC’s List of Specially Designated Nationals and Blocked Persons or (y) any other applicable list of sanctioned persons administered by OFAC or any other Sanctions-related Governmental Authority having jurisdiction over the Company and the Company Subsidiaries, (B) a legal entity that is 50%-or-more owned by one or more Persons identified in the foregoing clause or (C) any Person located or ordinarily resident in or organized under the laws of a Sanctioned Country (each, a “Prohibited Person”).

(iii)          Except as disclosed in Section 4.22(c)(iii) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is conducting, or in the last ten (10) years has conducted, unlawful business directly or indirectly with any Prohibited Person or with or involving any Sanctioned Country.

(iv)         There is no pending or, to the Knowledge of the Company, threatened Action relating to the Company or any Company Subsidiary, nor any pending voluntary disclosure of the Company or any Company Subsidiary to any Governmental Authority, in each case, in connection with a possible or actual violation of Trade Controls.

4.23         Banking Relationships; Powers of Attorney. Section 4.23 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any Company Subsidiary has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or any Company Subsidiary.

4.24         Company Names. Except as disclosed in Section 4.24 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has had any prior names, and since their respective dates of incorporation or organization, neither the Company nor any Company Subsidiary has conducted business under any name other than its respective current name.

4.25         Brokers and Finders; Existing Discussions. All negotiations relating to this Agreement and the Transactions have been carried on without the intervention of any Person, acting on behalf of the Company, any Company Subsidiary or any of their “affiliates” or “associates” (as such terms are defined in Rule 405 of the Securities Act), the Sellers’ Representative or the Sellers in such manner as to give rise to any valid claim against the Company, any Company Subsidiary, any Seller or Purchaser for any investment banker, brokerage or finder’s commission, fee or similar compensation. For the avoidance of doubt, any amounts paid or payable to any such Person in connection with this Agreement shall be considered a Company Transaction Expense for all purposes in this Agreement.

4.26         Customers; Suppliers; Contributors; Subscribers.

(a)           Customers. Section 4.26(a) of the Disclosure Schedule sets forth a true and correct list of the top ten (10) customers of the Company and the Company Subsidiaries taken as a whole (based on revenues) for the twelve (12) month period ended December 31, 2023 and the twelve (12) month period ended December 31, 2022 (the “Major Customers”), together with the amount of revenue for such period. Neither the Company nor any Company Subsidiary has received any written (including by email) notice from any Major Customer indicating that such Major Customer: (i) will terminate its agreement(s) with the Company or any Company Subsidiary or (ii) otherwise will change other material terms of its business with the Company or any Company Subsidiary in a material way. None of the Company or the Company Subsidiaries is currently engaged in any material renegotiation with any Major Customer related to such Major Customer’s relationship or Contract with the Company or the Company Subsidiaries. No Major Customer has, during the past twelve (12) months, requested a material price reduction from the Company or the Company Subsidiaries, other than de minimis price reductions.

(b)          Suppliers. Section 4.26(b) of the Disclosure Schedule sets forth a true and correct list of the top twenty-five (25) vendors (excluding contributors) of the Company and the Company Subsidiaries taken as a whole (based on dollar volume of purchases) for the twelve (12) month period ended December 31, 2023 and the 12-month period ended December 31, 2022 (the “Major Suppliers”), together with the dollar volume of purchases for such period. Neither the Company nor any Company Subsidiary has received any written (including by email) notice from any Major Supplier indicating that such Major Supplier: (i) will terminate its agreement(s) with the Company or any Company Subsidiary or (ii) otherwise will change other material terms of its business with the Company or any Company Subsidiary in a material way. None of the Company or the Company Subsidiaries is currently engaged in any material renegotiation with any Major Supplier related to such Major Supplier’s relationship or Contract with the Company or the Company Subsidiaries. No Major Supplier has, during the past twelve (12) months, requested a material price increase from the Company or the Company Subsidiaries, other than a de minimis price increase.

(c)           Contributors. Section 4.26(c) of the Disclosure Schedule sets forth a true and correct list of (i) the top twenty-five (25) contributors to Elements, (ii) the top twenty-five (25) contributors to Market – Code, (iii) the top twenty-five (25) contributors to Market – Web, and (iv) the top twenty-five (25) contributors to Creative Stock, of the Company and the Company Subsidiaries taken as a whole (based on dollar volume of royalties paid) for the twelve (12) period ended December 31, 2023 and the twelve (12) month period ended December 31, 2022 (the “Major Contributors”), together with the dollar volume of royalties paid for such period. Neither the Company nor any Company Subsidiary has received any written (including by email) notice from any Major Contributor indicating that such Major Contributor: (i) will terminate its agreement(s) with the Company or any Company Subsidiary or (ii) otherwise will change other material terms of its business with the Company or any Company Subsidiary in a material way. None of the Company or the Company Subsidiaries is currently engaged in any material renegotiation with any Major Contributor related to such Major Contributor’s relationship or Contract with the Company or the Company Subsidiaries. No Major Contributor has, during the past twelve (12) months, requested a material price increase or change in the structure or amount of royalty payments from the Company or the Company Subsidiaries, other than a de minimis price increase or change in structure or amount of royalty payments.

(d)           Active Subscribers. Section 4.26(d) of the Disclosure Schedule sets forth, as of April 29, 2024, the number of Active Subscribers for the services set forth thereon.

4.27         No Other Representations or Warranties. Subject to Section 10.1:

(a)           Except for the representations and warranties set forth in Section 3, this Section 4 and the other Transaction Documents, and the certificate required to be delivered pursuant to Section 7.2(g), neither the Company nor any of its Affiliates, agents, officers, directors, Employees, stockholders, or representatives makes (and the Company expressly disclaims) any express or implied representations or warranties with respect to the Company, the Company’s business and affairs, or the accuracy or completeness of any other information provided, or made available, to Purchaser or any of its Affiliates, agents or representatives in connection with the Transactions.

(b)           Neither the Company nor any other Person (including Affiliates, agents, officers, directors employees, stockholders or representatives of the Company) will have or be subject to any liabilities to Purchaser or any of its Affiliates, agents or representatives or any Person resulting from Purchaser’s use of, or the use by any of its Affiliates, agents or representatives of any such information (including information, documents, projections, forecasts or other material made available to employees, its Affiliates, agents or representatives in any “data rooms”) teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Section 4 or another Transaction Document.

Section 5
REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser represents and warrants to the Company and each of the Sellers that the statements in this Section 5 are true and correct as of the date of this Agreement and at the Closing (unless the particular statement speaks expressly as of another date, in which case it is true and correct as of such other date):

5.1           Organization and Standing. Each of Parent and Purchaser is (i) a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

5.2           Authority for Agreement; No Conflict.

(a)           Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and each instrument required by this Agreement to be executed and delivered by Parent and Purchaser at the Closing, respectively, and to perform each of their obligations under this Agreement and thereunder and to consummate the Transactions. The execution, delivery, and performance by Parent and Purchaser of this Agreement, and each instrument required by this Agreement to be executed and delivered by Purchaser and Purchaser at the Closing, respectively, and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or to consummate the Transactions so contemplated. This Agreement has been and each instrument required by this Agreement to be delivered by Parent and Purchaser at the Closing, respectively, will be duly and validly executed and delivered by Parent and Purchaser, as applicable, and, assuming the due authorization, execution, and delivery by the Company, the Sellers and the Sellers’ Representative in respect of this Agreement, constitutes a legal, valid and binding obligation of Parent and Purchaser, as applicable, enforceable against Parent and Purchaser, as applicable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Legal Requirements of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)           None of (i) the execution and delivery by Parent and Purchaser of this Agreement, and each instrument required by this Agreement to be executed and delivered by Parent and Purchaser at the Closing, (ii) the compliance by Parent and Purchaser with the provisions of this Agreement and each instrument required by this Agreement to be executed and delivered by Parent and Purchaser at the Closing, or (iii) and the consummation of the Transactions, will (A) conflict with or violate the governing instruments of Parent or Purchaser, as currently in effect or (B) violate any Legal Requirement applicable to Parent or Purchaser, in each case except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c)           Other than those obtained as of the date of this Agreement, no vote or consent of the holders of any class or series of capital stock of Parent or Purchaser is necessary to approve this Agreement, or any instrument required by this Agreement to be executed and delivered by Purchaser at the Closing.

5.3           Legal Proceedings. There are no Actions pending, or to the Knowledge of Purchaser, threatened against or affecting Purchaser or any Subsidiary of Purchaser seeking to prevent, enjoin or otherwise delay the Transactions.

5.4           No Financing Condition. The obligations of Parent and Purchaser under this Agreement are not subject to any conditions regarding Parent, Purchaser or their respective Affiliates or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

5.5           Brokers and Finders. Except as set forth on Schedule 5.5, all negotiations relating to this Agreement and the Transactions have been carried on without the intervention of any Person acting on behalf of Purchaser or any of its “affiliates” or “associates” (as those terms are defined in Rule 405 under the Securities Act) in such manner as to give rise to any valid claim against the Company or any Company Shareholder for any brokerage or finder’s commission, fee or similar compensation.

5.6           Litigation. As of the date hereof, there is no Action pending (or, to the Knowledge of Purchaser, being threatened) against Purchaser, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Purchase or any of the other transactions contemplated by this Agreement or that, individually or in the aggregate, has had or is reasonably likely to have a Purchaser Material Adverse Effect.

5.7           Financing.

Purchaser has delivered to the Sellers true and correct copies of the Debt Commitment Letter pursuant to which the Debt Financing Sources have committed to provide (or cause to be provided) Purchaser, upon the terms and subject solely to the conditions expressly set forth therein, with cash in the aggregate amount set forth therein for the purposes of financing, in part, the Transactions (the “Debt Financing”) and true and correct copies of any Debt Fee Letters, which shall be Customarily Redacted. At the Closing, the net proceeds of the Debt Financing shall, together with cash on hand, be sufficient to enable Purchaser to (i) make the payments required to be paid by the Purchaser pursuant to Section 2.2 and (ii) pay any and all fees and expenses required to be paid by the Purchaser (and/or any Affiliates thereof) in connection with the transactions contemplated by this Agreement and the Debt Financing (such amounts described in clauses (i) and (ii), collectively, the “Required Amount”).

(a)           As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect which would materially impact the Sellers (and no such withdrawal, rescission, termination, amendment or modification is contemplated by Purchaser or, to the Knowledge of Purchaser, the other parties thereto) and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting or relating to creditors’ rights generally and general equitable principles. Purchaser is not, and as of the Closing Date Purchaser will not be, in breach of any of the terms or conditions set forth in the Debt Commitment Letter. To the Knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or any of its Affiliates under any (i) material term or (ii) condition of the Debt Commitment Letter. Assuming the satisfaction or written waiver of the conditions to Sellers’ obligations to consummate the Closing, Purchaser has no reason to believe it shall not be able to satisfy, on a timely basis, any term or condition to the availability or funding of the Debt Financing to be satisfied by it contained in the Debt Commitment Letter, and that the Debt Financing shall be available to Purchaser on the Closing Date.

(b)           As of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect and, to the knowledge of the Purchaser, no such withdrawal, rescission, termination or repudiation is pending or contemplated. There are no conditions precedent to the obligations of the Debt Financing Sources to fund the Debt Financing on the Closing Date other than as set forth in Exhibit C to the Debt Commitment Letter. Apart from the Debt Commitment Letter and Debt Fee Letter, there are no side letters or other agreements or arrangements to which the Purchaser or any of its Affiliates is a party relating to the transactions contemplated hereby (including pursuant to any “flex” provisions) that permit the imposition of new or additional conditions precedent to the availability or funding of the Debt Financing or the expansion of any existing conditions precedent to the availability or funding of the Debt Financing (nor any term or condition which would permit or have the effect of reducing the aggregate amount available under the Debt Commitment Letter at the Closing) or that would otherwise reasonably be expected to prevent, delay or impede the Closing. As of the date hereof, Purchaser has not received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or potential breach or default on the part of Purchaser or any other party to any Debt Commitment Letter, (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in the Debt Commitment Letter or (iii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of the Debt Financing.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of Purchaser under this Agreement and the other agreements contemplated hereby to which Purchaser is, or is specified to be, a party, and the consummation of the Transaction, are not subject to any conditions regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain equity or debt financing (including, for the avoidance of doubt, the Debt Financing).

(d)           Immediately after giving effect to the transactions contemplated by this Agreement, at Closing the Parent and each of its Subsidiaries on a consolidated basis shall be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Parent and its Subsidiaries, means that (a) the fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis; (b) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

5.8           No Other Representations and Warranties.

(a)           Except for the representations and warranties set forth in this Section 5 and the other Transaction Documents, none of Purchaser or any of its Affiliates, agents, officers, directors, Employees, stockholders, or representatives makes (and Purchaser expressly disclaims) any express or implied representations or warranties with respect to Purchaser or its business and affairs, or the accuracy or completeness of any other information provided, or made available, to the Company, the Sellers the Sellers’ Representative or any of their respective Affiliates, agents or representatives in connection with the Transactions.

(b)           Neither Purchaser nor any other Person (including the Affiliates, agents, officers, directors employees, stockholders or representatives of Purchaser) will have or be subject to any liabilities to the Company, the Sellers, the Sellers’ Representative or any of their respective Affiliates, agents or representatives or any Person resulting from the Company’s, a Seller’s or the Sellers’ Representative’s use of, or the use by any of their respective Affiliates, agents or representatives of any such information (including information, documents, projections, forecasts or other material made available to their respective employees, Affiliates, agents or representatives), teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Section 5 or another Transaction Document.

(c)           Purchaser is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated under this Agreement. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and all Transactions. Subject to Section 10.1, Purchaser acknowledges and agrees that it is relying exclusively on the representations set forth in Section 3 and Section 4 and the other Transaction Documents and their own examination and investigation of the Company and that they are not relying on any other statements or documents.

(d)           Without limiting the generality of the foregoing, Purchaser acknowledges that neither the Sellers nor the Company makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows, or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other written information or documents made available to Purchaser or it counsel, accountants or advisors with respect to the Company or any of its businesses, assets, liabilities or operations, except as expressly set forth in this Agreement and the other Transaction Documents.

Section 6
COVENANTS

6.1           Conduct of Business Prior to Closing. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement or the Closing (the “Pre-Closing Period”), the Company covenants and agrees that, except (i) as set forth on Section 6.1 of the Disclosure Schedule, (ii) as required by applicable Legal Requirements, (iii) as expressly permitted or required by this Agreement, (iv) the taking of the steps comprising the Pre-Closing Restructuring, (v) the payment of any amounts that would constitute Company Transaction Expenses, Company Debt or Indebtedness of the Company or any Company Subsidiary as of the Closing, if such amount was unpaid or outstanding as of the Reference Time or (vi) with the prior written consent of Purchaser (which consent (A) shall not be unreasonably withheld, conditioned or delayed, and (B) may be provided by email, provided that such email is sent from one of the individuals of Parent set forth on Exhibit I and specifically states that such email constitutes consent for purposes of this Section 6.1):

(a)           the Company shall, and shall cause each Company Subsidiary to (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) to the extent consistent therewith, use its commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and each Company Subsidiary and to preserve the rights, franchises, goodwill and relationships of its key employees, customers, lenders, suppliers, regulators and others having key business relationships with the Company and the Company Subsidiaries (taken as a whole) (for the avoidance of doubt, any failure by the Company or any Company Subsidiary to take any action that is expressly prohibited by Section 6.1(b) shall not of itself constitute a breach of this Section 6.1(a)(ii)); and

(b)           without limiting Section 6.1(a), the Company shall not, and shall cause each Company Subsidiary not to, during the Pre-Closing Period, directly or indirectly, do or propose to do any of the following:

(i)            amend or otherwise change the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(ii)           issue, grant, sell, dispose of, or encumber or otherwise mortgage, pledge or subject to any Lien, or authorize the issuance, grant, sale, disposition, encumbrance, mortgage or pledge of, any Shares or securities, or securities exchangeable for or convertible into securities, of the Company or the Company Subsidiaries;

(iii)          (A) split, combine, recapitalize or reclassify any of the Shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or the Company Subsidiaries, (B) amend the terms or change the period of exercisability of any Shares, (C) purchase, repurchase, redeem or otherwise acquire any of the Shares or (D) propose to do any of the foregoing;

(iv)          acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof or any material portion of the assets thereof;

(v)           enter into any joint venture, joint development or other similar arrangement with one or more Persons;

(vi)          adopt or implement any shareholder rights plan;

(vii)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary or make any material reductions in force;

(viii)       sell, lease, dispose of, or encumber or otherwise mortgage, pledge, or subject to any Lien (other than Permitted Liens) any assets or properties of the Company with a fair market or book value in excess of $10,000 on an individual basis;

(ix)          (A) incur, assume, or guarantee any Indebtedness as described in clauses (a), (b), (d) or (e) of the definition thereof, in excess of $25,000, or (B) assume, guarantee, or endorse or otherwise as an accommodation become responsible for, the obligations of any Person in each case, individually or in the aggregate, or make any loans or advances or capital contributions to or investments in any other Person (other than a Company Subsidiary), in each case, other than any advance of business expenses or credit card payables incurred in the ordinary course of business of the Company consistent with past practice;

(x)           modify the payment terms or payment schedule of any receivables, accelerate the collection of receivables, or sell, securitize, factor or otherwise transfer any accounts receivable, in each case, other than in the ordinary course of business consistent with past practices;

(xi)          make or commit to make any capital expenditures or purchase of fixed assets other than (i) capitalized research & development expenditures and (ii) capital expenditures or purchases not exceeding $25,000 per expenditure or $150,000 in the aggregate;

(xii)         take any action to change accounting or Tax reporting policies, except as required by changes in the Accounting Standards occurring after the date of this Agreement or, except as so required by the Accounting Standards, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(xiii)        other than with respect to items or actions set forth on Schedule 1.1(g), make, revoke or change any material Tax election or settle or compromise any material U.S. federal, state, local or foreign Tax Liability, Tax assessment, Tax offset or Tax Audit, agree to an extension or waiver of a statute of limitations in connection with any Action related to Taxes, fail to file any material Tax Return when due, fail to pay any amount of Taxes when due, file any materially amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or any of the Company Subsidiaries, enter into any closing agreement affecting any material Tax Liability, or otherwise incur any material liability for Taxes other than in the ordinary course of business, other than varying the Company’s PAYG instalment rates;

(xiv)        enter into, amend, terminate or waive any material right under any Contract that would constitute a Material Contract other than in the ordinary course of business consistent with past practice (including the renewal of any Material Contract on substantially similar terms, or the expiration of any Material Contract in accordance with its terms);

(xv)         form any Subsidiaries or acquire any interest in any shares or ownership interests in any other Person;

(xvi)        enter into any operating lease with annual payments in excess of $10,000;

(xvii)       modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company other than in the ordinary course of business consistent with past practice;

(xviii)      sell, assign, license, sublicense, covenant not to assert, lease, pledge, encumber, dispose, divest, abandon, allow to lapse or otherwise transfer (or agree to do any of the foregoing) any Company Intellectual Property, other than (A) non-exclusive licenses of Company Intellectual Property granted to customers, vendors or end users in the ordinary course of business consistent with past practices, (B) disclose any material trade secrets or other confidential or proprietary information of the Company or any of its Subsidiaries to any Person (except pursuant to reasonable non-disclosure agreements), or (C) subject any source code for material Company Software to Copyleft Terms;

(xix)        commence an Action other than for the routine collection of bills;

(xx)         settle or compromise any pending or threatened Action that (A) would involve the payment by the Company of an amount greater than $100,000, (B) involves or results in any restriction on the business or operation of the Company or (C) includes any admission of fault or wrongdoing by the Company;

(xxi)        enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to the Company;

(xxii)       except as required by any Company Plan or Contract, (A) increase the compensation payable or to become payable to any of its Employees, officers or directors or Service Providers, other than increases to annual base compensation in the ordinary course of business consistent with past practice to Employees or Service Providers with a gross annual salary of less than $100,000 that do not exceed 5% individually, (B) materially modify, or accelerate or otherwise change the ordinary course payment timing of, any existing salary, bonus, commission, severance, equity compensation, or other equity arrangements or any other compensatory arrangements with any such Persons or materially modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, (C) make any loan, advance or capital contribution to, or grant any bonus, severance or termination pay to, enter into or amend any employment, severance or similar Contract with any of its directors, officers or other Employees or Service Providers, (D) establish, adopt, enter into, terminate or otherwise change the coverage or benefits available under, or the actuarial assumptions used in respect of, any Company Plan for the benefit of any of its current or former directors, officers or Employees or Service Providers, other than as specifically provided by this Agreement, (E) pay or otherwise grant any unusual or extraordinary benefit or other direct or indirect compensation to any Person, (F) promote, transfer or change the employment status or titles or terms of employment of any Employees or Service Providers with a gross annual salary of more than $100,000, (G) hire or engage, or terminate (or provide notice of termination) the employment or engagement of, any Employee or Service Provider with annual based compensation of more than $150,000, waive or release any restrictive covenant agreement with any Employee, director or Service Provider or (H) provide notice of, or implement, a reduction in force affecting, layoff, furlough or materially reduce the hours or weekly pay of, 10 or more Employees;

(xxiii)       reduce the amount of any insurance coverage provided by the Insurance Policies or allow any Insurance Policies to expire or lapse prior to the Closing Date;

(xxiv)       make any declaration, set aside, establish a record date for, or pay any dividends or other distributions or payments in respect of any of the Shares or other ownership or equity interests of the Company or the Company Subsidiaries (whether payable in cash, stock, property or a combination thereof or otherwise); or

(xxv)       take, or agree in writing or otherwise to take, any of the actions described above in this Section 6.1.

(c)           If requested by Purchaser within forty-five (45) days after the date hereof, the Company shall take the actions set forth on Section 6.1(c) of the Disclosure Schedule.

(d)           The Company shall use commercially reasonable efforts to complete the Pre-Closing Restructuring prior to July 1, 2024, and in any event prior to the Closing.

(e)           Purchaser, the Company and the Sellers’ Representative agree to take the actions set forth in Section 6.1(e) of the Disclosure Schedule during the Pre-Closing Period.

6.2           Access to Information.

(a)           During the Pre-Closing Period, the Company shall (i) afford Purchaser, the Debt Financing Sources and each of their respective Representatives, upon reasonable advance notice, reasonable access to and the right to inspect, during normal business hours, its premises, properties, assets, books, records, financial, tax and accounting records (including the work papers of the Company’s independent accountants), Contracts, other documents and data related to the Company or the Company Subsidiaries, personnel, counsel, financial advisors and auditors in such manner as to not unreasonably disrupt or interfere with the normal operation of the Company and the Company Subsidiaries during the Pre-Closing Period as Purchaser may reasonably request, (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company and any of the Company Subsidiaries as Purchaser or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Purchaser in its investigation of the Company and the Company Subsidiaries; provided, however, that the Company may restrict the foregoing access (x) to the extent that, based on the advice of outside legal counsel, any applicable Legal Requirement requires the Company to restrict or prohibit access to any such properties or information, (y) to the extent such access would be reasonably expected to violate the attorney-client or other legal privilege of the Company or (z) for information of a nature consistent with information to which Purchaser and the Company have agreed that Purchaser would not have access prior to the date hereof and that the Company deems, acting reasonably and in good faith based on advice of outside counsel (which takes into consideration the clean room procedures previously agreed to between the Company and Purchaser), to be competitively sensitive; provided, further, that in the case of clauses (x), (y) and (z), the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to develop substitute arrangements for providing information to Purchaser, the Debt Financing Sources and their respective Representatives that do not result in the breach of such applicable Legal Requirement or the loss of such privilege, including, to the extent commercially reasonable, by providing redacted information and using “clean room” arrangements to grant access to select Representatives of Purchaser, the Debt Financing Sources and their respective Representatives. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.2 shall constitute “Confidential Information” under the Confidentiality Agreement. Notwithstanding anything herein to the contrary, Purchaser shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, third-party payers and customers) regarding the Company or such business relationships. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement. On the date of this Agreement, the Company will deliver to Purchaser a digital copy of all documents and other information that was included in the Data Room on or prior to the date hereof.

(b)           Without limiting the foregoing, during the Pre-Closing Period, the Company shall use commercially reasonable efforts to (i) provide to Parent and Purchaser any documentation reasonably required to enable Parent to comply with any applicable public company reporting requirements, and (ii) cooperate in good faith with Parent, and provide reasonable assistance to Parent, with respect to Parent’s obligations under and compliance with Rule 3-05 of Regulation S-X of the Exchange Act (“Rule 3-05”), including assisting with (A) quantifying adjustments to present the Company’s financial information, including the Financial Statements, in accordance with GAAP, and (B) any audit of the Financial Statements in accordance with GAAP that is required by Rule 3-05 of Regulation S-X of the Exchange Act, in each case as may be reasonably requested by Parent.

6.3           Additional Financial Statements.

(a)           Within sixty (60) days following the date hereof, the Company shall, at Purchaser’s sole expense, provide to Purchaser an updated audit of the consolidated balance sheets of the Company and the Company Subsidiaries as of June 30, 2023 and the related consolidated income statements, cash flow statements and statement of changes in equity for each of the fiscal years then ended, including the notes thereto, with such audit prepared in accordance with US GAAS (the “Re-Audited Financial Statements”). The Re-Audited Financial Statements shall be prepared in accordance with and based upon the books and records of the Company and the Company Subsidiaries.

(b)          Within seventy-five (75) days following the date hereof, the Company shall provide to Purchaser the unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2023, and the related income statement, cash flow statement and statement of changes in equity for the six (6) month period ended December 31, 2023, including the notes thereto, reviewed by PricewaterhouseCoopers in accordance with U.S. AICPA SAS 100 standards.

(c)           Within sixty (60) days following the date hereof, the Company shall provide to Purchaser the profit and loss statement of the Company and the Company Subsidiaries as of March 31, 2024, for the three (3) month period ended March 31, 2024.

(d)           If the Closing has not occurred on or prior to August 1, 2024, the Company shall engage PricewaterhouseCoopers, at Purchaser’s sole expense to conduct an audit of the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2023 and June 30, 2024, and the related consolidated income statements and cash flow statements for each of the fiscal years then ended including the notes thereto, with such audit prepared in accordance with US GAAS (the “Additional Audited Financial Statements”). The Company shall use its commercially reasonable efforts to provide Purchaser with the Additional Audited Financial Statements by the date reasonably requested by Purchaser but in any event no later than October 15, 2024. The Additional Audited Financial Statements shall be prepared in accordance with and based upon the books and records of the Company and the Company Subsidiaries.

6.4           Public Disclosure. During the Pre-Closing Period, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and none of the Parties shall issue (and the Sellers shall cause the Founders not to issue) any press release or make any public statement prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary (i) to the extent disclosure may be required by applicable Legal Requirements, (ii) to the extent such public statements or press releases regarding this Agreement or the Transactions are consistent with previous press releases or public announcements made in compliance with this Section 6.4, and (iii) to the extent such public statements or press releases are made in connection with any dispute between the Parties regarding this Agreement or the Transactions. Notwithstanding the foregoing, Purchaser may make any public disclosure to the extent it is required pursuant to the requirements set forth in its or its subsidiaries’ debt documents and in accordance with the rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange (in which case Purchaser will advise the Company as promptly as practicable prior to making the disclosure and will consider in good faith any suggestions with respect to the content thereof); provided, further, that Purchaser may issue a press release upon each of the signing of this Agreement and Closing announcing such signing or Closing, as applicable, and describing the Transactions, in each case upon the prior delivery of a draft of such press release to the Company or, after Closing, the Sellers’ Representative and considering in good faith reasonable comments from the Company or the Sellers’ Representative.

6.5           Confidentiality.

(a)           The Parties acknowledge that the terms of the Confidentiality Agreement shall continue in full force and effect up to the Closing in accordance with its terms. Except as required by applicable Legal Requirements or any listing agreement with any national securities exchange, each party hereto shall (and the Sellers shall cause the Founders to) maintain the confidentiality of the terms of this Agreement and the Transaction Documents and the Transactions. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)           Each Seller and the Sellers’ Representative acknowledges that the success of the Company and the Company Subsidiaries after the Closing depends upon the continued preservation of the Confidential Information accessed or possessed by each Seller, the Founders and their respective Affiliates and that the preservation of the confidentiality of such Confidential Information by the Company and the Company Subsidiaries (before the Closing), the Sellers, the Sellers’ Representative, the Founders and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. Each of the Sellers’ Representative and the Sellers shall hold, and shall cause the Founders and their respective Affiliates to hold, in confidence and not disclose to any other Person or use (other than for the purposes of performing their respective obligations under this Agreement, or enforcing their respective rights under this Agreement and the Transaction Documents), any Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information (i) as and to the extent required by applicable Legal Requirements or judicial process, so long as the disclosing party (A) provides prior written notice thereof to the party whose information will be disclosed, so that such party may seek a protective order causing such information so disclosed to be kept confidential, (ii) to the extent that such information is or has been made generally available to the public or (iii) to the extent required by its professional advisers, bankers, officers, employees, consultants, subcontractors, or other Representatives to provide their services to such Person.

6.6           Indemnification.

(a)           Purchaser agrees that, to the fullest extent permitted by applicable Legal Requirements, (i) all rights to indemnification or exculpation in favor of any Person who is now, has been at any time prior to the date hereof, or becomes prior to the Closing Date, a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary (the “Insured Parties”), as provided in the Company Organizational Documents, the Company Subsidiary Organizational Documents or an agreement set forth on Section 6.6 of the Disclosure Schedule (the “Indemnification Agreements”), to the extent in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six (6) years following the Closing Date, and (ii) Purchaser shall, and shall cause the Company following Closing to, perform and discharge the Company’s obligations to provide such indemnity and exculpation, solely with respect to any matters occurring prior to or as of the Closing, to the fullest extent that the Company would have been required under applicable Legal Requirements; provided that Purchaser and the Company are not required to indemnify any Seller for any matter with respect to which such Seller indemnifies Purchaser pursuant to Section 8 of this Agreement, whether based upon any breach by any Seller of any representation or warranty of any Seller set forth in Section 3 of this Agreement or any breach of this Agreement by the Company of any representation or warranty of the Company set forth in Section 4 of this Agreement.

(b)           Purchaser shall not, and shall cause the Company and the Company Subsidiaries not to amend, release or otherwise modify the indemnification and liability limitation or exculpation provisions of the Indemnification Agreements shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of the Insured Parties unless such modification is required by applicable Legal Requirements.

(c)           Prior to the Closing Date, the Company shall purchase the D&O Insurance. Purchaser shall cause the Company and each of its Subsidiaries to maintain the D&O Insurance and refrain from taking any act that would cause the D&O Insurance to cease to remain in full force and effect.

(d)           Each Insured Party to whom this Section 6.6 applies shall be a third party beneficiary of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each such Insured Party and his heirs. The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without such Insured Party’s written consent.

(e)           In the event Purchaser or, following Closing, the Company, or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or the Company or any of their respective Subsidiaries assume the obligations set forth in this Section 6.6.

6.7           Regulatory Filings; Exchange of Information; Notification; Reasonable Efforts.

(a)           Regulatory Filings. Each of Parent, Purchaser and the Company shall coordinate and cooperate with one another and shall each use all reasonable best efforts to comply with, and refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as soon as reasonably practicable after the date of this Agreement, each of Parent, Purchaser, the Company and any Company Subsidiary shall use reasonable best efforts to obtain or make all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority in connection with the Share Purchase and the Transactions, including (i) to the extent not already filed, the filing of a submission with the ACCC as soon as practicable after the date of this Agreement, and (ii) the Purchaser submitting its final and complete application for consent to undertake the Transaction to FIRB. Without limiting the generality of the foregoing, Parent and Purchaser shall (A) not, without the prior written consent of the Company, file the FIRB Application (and before filing the FIRB Application, Parent and Purchaser shall provide the Company with reasonable opportunity to review and comment on the sections of the FIRB Application relevant to the Company), and (B) promptly provide the Company with reasonable details of any material written communication received from any Governmental Authority relating to the FIRB Application that may ultimately impact satisfaction of the FIRB Approval condition in Section 7.1(a)(iii). Each of Parent, Purchaser and the Company shall use its reasonable efforts cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.7(a) to comply in all material respects with all applicable Legal Requirements.

(b)           Parent and Purchaser hereby covenant and agree to use their reasonable best efforts to secure termination of any waiting periods under any other applicable Legal Requirement and to obtain the approval of any Governmental Authority, as applicable, for the Share Purchase and the Transactions. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall, for any purpose, be required to propose, negotiate, agree to, commit to take or enter into any Burdensome Condition. Notwithstanding anything to the contrary in this Agreement, Purchaser’s obligations under this Section 6.7 shall not include or require (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Purchaser or any of its Affiliates, or (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any person under any law or seeking to have any stay, restraining order, injunction or similar order entered by any governmental authority vacated, lifted, reversed, or overturned. Without limiting the foregoing, Purchaser shall not, and Purchaser shall not permit any of its Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining expeditiously any applicable clearance, consent, approval or waiver under any applicable Legal Requirements with respect to the Share Purchase or the Transactions.

(c)           Exchange of Information. Parent, Purchaser and the Company each shall (and shall cause each of their respective Affiliates to) promptly supply the others with any information that may be reasonably required in order to effectuate or obtain any filings or other actions pursuant to Section 6.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the Parties or their counsel, each of Parent, Purchaser, the Company and any Company Subsidiary shall (and shall cause each of their respective Affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any draft submissions, analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with this Agreement or the Transactions, (iii) coordinate with the others in preparing and exchanging such information, (iv) promptly provide the others (and their counsel) with copies of presentations or other advocacy submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the Transactions and (v) promptly provide the others (and their counsel) with advance notice of any meeting with any Governmental Authority in connection with this Agreement or the Transactions. Each of Parent, Purchaser and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 6.7 as “Counsel Only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the party supplying such materials or information.

(d)           Notification. Each of Parent, Purchaser and the Company will notify the others promptly upon the receipt of (i) any material comments from any Governmental Authority in connection with any filings or other actions made pursuant to this Agreement and (ii) any request by any Governmental Authority for information or documents relating to, or amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.7(a), Parent, Purchaser and the Company, as the case may be, will promptly inform the others of such occurrence and reasonably cooperate in filing with the applicable Governmental Authority such amendment or supplement or providing it with such information or documents.

(e)           Reasonable Efforts. Purchaser will control all communications with any Governmental Authority and determine and direct the strategy and process by which the Parties will seek required approvals from Governmental Authorities, but will consider in good-faith input from the Company.

6.8           Post-Closing Benefits.

(a)           On the date following the Closing Date and for a period of twelve (12) months thereafter, Purchaser shall provide the Continuing Employees (i) annual base salary or annual wage rate, as applicable, commission-based and/or target annual cash incentive opportunities, and severance, in each case that are at least the same as those provided to such Continuing Employees immediately prior to the Closing Date; and (ii) other employee benefits, including, without limitation, retirement benefits and health and welfare benefits (but excluding defined benefit or post-retirement welfare benefits, equity or other long-term compensation, termination, perquisites or other non-ordinary course benefits), at levels which are, in the aggregate, substantially similar to those provided to such Continuing Employees immediately prior to the Closing Date (and disclosed on Section 4.19(a) of the Disclosure Schedule or entered into following the date hereof in a manner not in breach of Section 6.1). With respect to each benefit plan, program, practice, policy, or arrangement maintained by Purchaser or its Affiliates in which employees of the Company subsequently participate, for purposes of determining eligibility, accrual, and vesting, Purchaser shall use commercially reasonable efforts such that service with the Company or any Company Subsidiary (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Purchaser or its Affiliates, as applicable; provided, that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits, (ii) to the extent that such service was not recognized under the applicable Company Plan, (iii) for benefit accrual purposes under any defined benefit pension plan or (iv) for purposes of eligibility under any severance plan of Purchaser (provided that, for the avoidance of doubt, such service shall be recognized for purposes of determining accrual or vesting of severance benefits or entitlements of such Employee under severance plans of Purchaser or any of its Affiliates for which such Employee subsequently participates in). Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon any Employee or Service Provider any right with respect to continuance of employment by or other service with the Company, Purchaser, or any Subsidiary of Purchaser, nor shall this Agreement be interpreted or construed to create any third party beneficiary rights or interfere in any way with the right of the Company, Purchaser, or any Subsidiary of Purchaser to terminate or change any Employee’s or Service Provider’s employment or other association, compensation, or benefits at any time, or require the Company, Purchaser, or any Subsidiary to continue the employment or services of any Employee or Service Provider following the Closing, and (ii) nothing in this Agreement shall constitute an amendment of or interfere in any way with the right of the Company, Purchaser, or any Subsidiary of Purchaser to amend, terminate, or otherwise discontinue any or all plans, practices, or policies of the Company, Purchaser, or any Subsidiary of Purchaser in effect from time to time.

(b)           The Company shall take all actions necessary and appropriate, including the taking of all actions by the Company Board, to effectuate the termination of the Company Plan that is intended to comply with Sections 401(a) and 401(k) of the Code (the “Company 401(k) Plan”), with such termination to be effective as of the date immediately prior to the Closing Date. The Company shall provide Purchaser with evidence that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board. Purchaser shall cause, as soon as practicable following the Closing Date, a plan of Purchaser or its Affiliates that is intended to meet the qualification requirements of Section 401(a) and 401(k) of the Code (the “Purchaser 401(k) Plan”), to accept rollovers of account balances under the Company 401(k) Plan of Continuing Employees, and Purchaser shall take reasonable steps to inform Continuing Employees of such ability to make such a rollover to the Purchaser 401(k) Plan.

6.9           No-Shop.

(a)           The Company and the Sellers shall not, and shall cause the Founders and any of their respective Representatives or Affiliates not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, (ii) facilitate, encourage, solicit, initiate or continue discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, or (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties, or assets of the Company or the Company Subsidiaries for the purpose of facilitating, soliciting or initiating an Acquisition Proposal.

(b)           The Company or any Seller, as applicable, shall notify Purchaser orally and in writing promptly (but in no event later than two (2) Business Days) after receipt by the Company, any Seller, any Founder or any of their respective Affiliates or Representatives, of any Acquisition Proposal, request for non-public information relating to the Company or the Company Subsidiaries, request for access to the properties, books or records of the Company or the Company Subsidiaries, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, by any Person (other than Purchaser and its Affiliates) other that in the ordinary course of business unrelated to an acquisition. A notification under this Section 6.9(b) shall, to the extent permitted by applicable Legal Requirements, contain the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.9 by any director or officer of the Company or any of the Company Subsidiaries or by any other Representative of the Company or the Company Subsidiaries acting at the direction of the Company, any Company Subsidiary, any Seller, any Founder or any of their respective Affiliates, shall be deemed to constitute a breach of this Section 6.9 by the Company.

(c)           Immediately following the execution of this Agreement, the Company and the Sellers shall (and shall cause the Founders and their respective Affiliates and Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted before the date of this Agreement with respect to any Acquisition Proposal, terminate all physical and electronic data room access previously granted to any Persons other than Purchaser and its Affiliates and Representatives in any Acquisition Proposal and use its commercially reasonable efforts to deliver to any Persons (other than Purchaser and its Affiliates and Representatives) to whom non-public information in respect of the Company or the Company Subsidiaries was furnished in connection with an Acquisition Proposal in the two (2) years preceding the date of this Agreement), a notice requesting such Persons to return or destroy all such information in their possession. The Company and the Sellers shall not release any third party from the confidentiality and standstill provisions of any agreement relating to an Acquisition Proposal to which the Company or any Seller is a party.

(d)           For the avoidance of doubt, any breach of the terms of this Section 6.9 by any Founder shall be deemed to be a breach by any Seller that is an Affiliate of such Founder.

6.10         R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurance carrier shall have no right of subrogation against the Sellers or any of their Affiliates or Representatives, except in the case of Fraud, and Purchaser shall not, and shall not permit its Affiliates to, amend, waive or otherwise modify the foregoing provision without the prior written consent of the Sellers’ Representative.

6.11        Pre-Closing Notice. Purchaser shall provide the Sellers’ Representative, no later than five (5) Business Days prior to the Closing: (a) full names of any Company or Company Subsidiary director, secretary or public officer required to resign effective as of the Closing; (b) full names of each individual nominated by Purchaser to be the new directors, secretaries and public officers of the Company and each Company Subsidiary from the Closing; and (c) the registered office address of the Company or each Company Subsidiary, to the extent the Company or any Company Subsidiary is required to adopt a new registered office from the Closing.

6.12        Further Assurances. From and after the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall, without further consideration, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.13         Trade Control Laws. The Sellers shall not directly, or indirectly, contribute or otherwise make available the proceeds of the Share Purchase to any Person in order to fund any unlawful activities or business of or with any Prohibited Person, or in any Sanctioned Country, or in any other manner that would reasonably be expected to result in a violation of Trade Control Laws by any Person participating in the transaction.

6.14         Notice of Certain Events.

(a)           From the date hereof until the Closing or termination of this Agreement, the Company shall promptly (and in any event within two (2) Business Days) notify Purchaser in writing, on the one hand, or Purchaser shall promptly (and in any event within two (2) Business Days) notify the Company in writing, on the other hand, of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (with respect to the Company) or a Purchaser Material Adverse Effect (with respect to Purchaser), as the case may be;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, except as contemplated in this Agreement;

(iv)          any Actions commenced or, to the Knowledge of the Company or the Knowledge of Purchaser, as the case may be, threatened against the Company or Purchaser, as the case may be, that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Purchaser’s or the Company’s receipt of information pursuant to this Section 6.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, on the one hand, or Purchaser, on the other hand, in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

6.15         Debt Commitment Letter.

(a)           Parent and Purchaser shall each use its, and shall cause its Subsidiaries to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing as promptly as practicable and no later than the Closing Date on the terms and subject only on the conditions expressly set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) comply with the terms and conditions of and maintain in full force and effect the Debt Commitment Letter in the form provided to the Sellers and the Company concurrently with the execution of this Agreement (except for amendments, restatements, replacements, supplements, terminations and other modifications and waivers not prohibited by the terms thereof or this Section 6.15), (ii) promptly negotiate, execute and deliver Definitive Debt Financing Agreements, and (iii) satisfy on a timely basis (except to the extent that Purchaser has obtained the waiver thereof) all conditions to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing at the Closing that are to be satisfied by Purchaser in order to consummate the Debt Financing on or prior to the Closing Date.

(b)           Purchaser shall not permit, consent to, enter into or otherwise agree to (i) any amendment, restatement, replacement, supplement, termination or other modification or waiver under, the Debt Commitment Letter or the Debt Fee Letters without the prior written consent of the Sellers’ Representative, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose or permit the imposition of any new, modified or additional condition precedent to, or permit the modification of any existing condition precedent to, the funding of the Debt Financing or impair, delay, or prevent the availability of all or any portion of the Debt Financing, (B) delay the consummation of the transactions contemplated by this Agreement at the Closing, (C) adversely impact the ability of Parent or Purchaser to enforce its rights under the Debt Commitment Letter or to consummate the transactions contemplated by this Agreement or (D) reduce the aggregate cash amount of the Debt Financing (including by increasing the amount of the fees to be paid or original issue discount to be offered in connection with the consummation of the Debt Financing (except in accordance with the “market flex” provisions set forth in the Debt Commitment Letter as of the date hereof)) to an amount below an amount that would permit the Purchaser to pay the Required Amount as of the Closing; provided that, subject to the limitations set forth in this Section 6.15, Purchaser may amend the Debt Commitment Letter to add lenders or other financial institutions that had not executed the Debt Commitment Letter as of the date of this Agreement. Parent and/or Purchaser shall promptly (and in any event, within five (5) Business Days following the execution thereof) furnish to the Company and Sellers’ Representative correct and executed copies of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letters and the Debt Fee Letters and any other fee letters entered into in connection with the Debt Financing (which may be Customarily Redacted as if such letters were Debt Fee Letters). Upon the reasonable request of the Company, Parent shall keep the Sellers’ Representative and the Company informed, on a reasonably current basis in reasonable detail, of the status of its efforts to arrange and consummate the Debt Financing and of all material developments in respect thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Purchaser that speak as of the date of this Agreement), references to (i) the “Financing” or “Debt Financing” will include the financing contemplated by the Debt Commitment Letter as permitted by this Section 6.15 to be amended, restated, replaced, supplemented or otherwise modified or waived (including any Alternative Financing) and (ii) “Debt Commitment Letter” and the “Debt Fee Letters” shall include each such document, as applicable, as amended, restated, replaced, supplemented or otherwise modified or waived (including any Alternative Financing Commitment Letter) to the extent such amendment, restatement, replacement, supplement, other modification or waiver was expressly permitted under this Section 6.15, in each case from and after the date such expressly permitted amendment, restatement, replacement, supplement or other modification or waiver.

(c)           Parent and/or Purchaser shall promptly (and in any event, within five (5) Business Days following obtaining Knowledge thereof)notify the Sellers’ Representative and the Company in writing (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or the Definitive Debt Financing Agreements, (ii) of the receipt by Parent, Purchaser, or any of their Affiliates or any of their or their Affiliates’ respective Representatives, of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any actual, potential, threatened or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement, (iii) if for any reason Parent or Purchaser knows or has any reason to believe that there is a material possibility that, or Parent and Purchaser believe in good faith it, will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, and (iv) of the termination or expiration of the Debt Commitment Letter or any Definitive Debt Financing Agreement (any event described in clauses (i) through (iv), a “Financing Failure Event”). As soon as reasonably practicable, Parent and/or Purchaser shall provide any information reasonably requested by the Sellers’ Representative and the Company (or their counsel) relating to any Financing Failure Event so long as the provision of such information would not result or be reasonably expected to result in a loss of any attorney-client privilege or Parent or Purchaser.

(d)           In the event of any Financing Failure Event, Parent and/or Purchaser shall (i) promptly (and in any event, within five (5) Business Days following obtaining Knowledge thereof) notify the Sellers’ Representative and the Company of such Financing Failure Event and (ii) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such Financing Failure Event alternative debt financing (the “Alternative Financing”) from the same or alternative financing sources, in an amount at least equal to an amount that would permit the Parent to pay the Required Amount, on terms and conditions that, solely in respect of certainty of funding, (x) are not less favorable to Parent than the conditions set forth in the Debt Commitment Letter, or (y) would not reasonably be expected to prevent, materially delay or materially impede the Closing. In the event that Alternative Financing is obtained, Parent and/or Purchaser shall promptly (and in any event, within five (5) Business Days following the execution thereof) provide the Sellers’ Representative and the Company with true, correct and complete copies of each commitment letter, engagement letter, side letter and fee letter entered into in connection therewith (such commitment letters, engagement letters, side letters and fee letters, together with all exhibits, schedules and annexes, attached thereto, collectively, the “Alternative Financing Commitment Letter”), it being understood that any fee or similar letter entered into in connection with any such Alternative Financing may be delivered in a form that is Customarily Redacted.

(e)           Notwithstanding anything to the contrary contained in this Agreement, each of Parent and the Purchaser acknowledges and agrees that their respective obligations under this Agreement and the other agreements contemplated hereby to which Purchaser is, or is specified to be, a party, to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the Debt Financing (including any Alternative Financing).

6.16         Financing Cooperation.

(a)           During the period from the date of this Agreement and continuing until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with its terms, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective officers who will be officers of the Company and its Subsidiaries after the Closing (the “Continuing Officers”), any other officer, employees and advisors to use reasonable best efforts to provide, at Purchaser’s sole expense, all reasonable and customary cooperation as may be reasonably requested by Purchaser to assist Purchaser in connection with consummating the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts shall include:

(i)            upon reasonable notice, participating, at reasonable times and locations, as jointly determined by Purchaser and the Company, in a reasonable number of customary meetings and presentations with prospective lenders (but not more than one general “bank meeting”);

(ii)           assisting Parent with its preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing (but solely with respect to information relating to the Company and its Subsidiaries);

(iii)          at least three (3) Business Days prior to the Closing Date, provide all documentation and other information with respect to the Company and the Company Subsidiaries that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as amended, and the requirements of 31 C.F.R. §1010.230 and that has been requested of the Company in writing by or on behalf of Purchaser at least ten (10) Business Days prior to the Closing Date;

(iv)          assisting in the preparation of customary definitive loan and security documentation (including, to the extent reasonably requested by Parent, (x) the completion of schedules thereto and a customary perfection certificate and (y) a customary certificate from the chief financial officer or other similar officer of one or more of the Company with respect to solvency matters as of the Closing); provided that, notwithstanding the foregoing (for the avoidance of doubt), no such documents executed and delivered by such officers shall be effective until after (or substantially concurrently with) the Closing;

(v)           cooperating in connection with obtaining customary payoff letters and release documentation in respect of any existing debt and, effective as of the Closing Date, the replacement (or backstopping) by Purchaser of any outstanding letter of credit maintained or provided for the account of the Company or any of its Subsidiaries; and

(vi)          to the extent required by the Debt Commitment Letter; reasonably assisting in facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing.

(b)           During the period from the date of this Agreement and continuing until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with its terms, the Company agrees to use commercially reasonable efforts to, and shall cause its Subsidiaries and the Continuing Officers, any other officer, employees and advisors to use commercially reasonable efforts to, at Purchaser’s sole expense:

(i)            cooperate with the reasonable due diligence requests of any Debt Financing Source and provide reasonable access to documents and other information in connection with customary due diligence investigations; and

(ii)           provide such other assistance as may be reasonably requested by Purchaser or any Debt Financing Source to satisfy any requirements necessary to satisfy the conditions to obtaining the Debt Financing.

(c)           Notwithstanding anything in this Section 6.16 to the contrary, the Company shall not be required to provide, or cause any Subsidiary or its or such Subsidiary’s employees (including Continuing Officers) or advisors to provide, cooperation under this Section 6.16 that, individually or in the aggregate, that would, or would reasonably be expected to directly or indirectly:

(i)            unreasonably interfere with the business, normal operations or employee relations of Seller, the Company or any of its Subsidiaries;

(ii)           cause any covenant, representation or warranty in this Agreement to be breached;

(iii)          require the Company, any Subsidiary thereof or any of their respective Representatives to take any action that would or would reasonably be expected to (A) subject such Person to any actual or potential liability, (B) violate or result in a default or breach under the Seller’s organizational documents, the Company Organizational Documents or the Company Subsidiary Organizational Documents, any Legal Requirement, this Agreement or material binding agreements, (C) cause any condition to the consummation of the Closing set forth in Section 7 not to be satisfied;

(iv)          require the Company, any Subsidiary thereof or any of their respective Representatives to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability of any kind or provide or agree to provide any indemnity in connection with the Debt Financing;

(v)           prior to the Closing Date, require payment of any commitment or other similar fee or incur any other expense, liability or obligation or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing;

(vi)          require (A) any of Seller, the Company, their respective Subsidiaries or their respective directors, officers or employees to execute prior, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Debt Financing Agreement, with respect to the Debt Financing and or (B) the directors and managers of the Company or the Company’s Subsidiaries to adopt resolutions approving or ratifying any agreements, instruments, certificates or other documents with respect to the Debt Financing;

(vii)         require provision of access to or disclosure of any information that the Seller or the Company reasonably determines (A) would or would reasonably be expected to jeopardize any attorney-client privilege or other applicable privilege or protection of Seller, the Company or any of their respective Subsidiaries or (B) relates to information or materials that relate to the proposed sale of the business of the Company or the negotiation, execution and delivery of this Agreement;

(viii)        require the Company or any Subsidiary thereof to arrange any legal opinion or other opinion of counsel;

(ix)          require the Company or any Subsidiary thereof to provide any information that is prohibited or restricted by Legal Requirements;

(x)           require the Company, any Subsidiary thereof or any of their respective Representatives to deliver any certificate that it reasonably believes in good faith contains any untrue certifications;

(xi)          require the Company, any Subsidiary thereof or any of their respective Representatives to waive or amend any term of this Agreement;

(xii)         require the Company, any Subsidiary thereof or any of their respective Representatives to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information; or

(xiii)        require the Company, any Subsidiary thereof or any of their respective Representatives to provide any financial or other information that is not currently readily available thereto on the date hereof or prepared in the ordinary course of business at the time requested by Purchaser or obtain a review of any financial or other information by its accountants or advisors.

(d)           Each of Seller and the Company hereby consents to the use of its, the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any existing contractual obligation of such person and is not intended to, nor reasonably likely to, harm or disparage Seller, the Company or their respective Subsidiaries in any respect.

(e)           Notwithstanding anything to the contrary in this Section 6.16 or otherwise in this Agreement:

(i)            for all purposes of this Agreement, including, without limitation for purposes of determining satisfaction of the conditions set forth in Section 7.1(b)(i)(B), the Company and its Subsidiaries shall be deemed to have performed and complied with in all material respects their agreements, covenants and obligations under this Section 6.16 unless the Company has caused a Willful and Material Breach of such agreements, covenants or obligations and such Willful and Material Breach is the proximate cause of Purchaser’s failure to obtain the Debt Financing;

(ii)           none of the Seller’s Representative, the Sellers, the Company or any of its Subsidiaries or their respective Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation, make any other payment or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under Section 6.16 or any information utilized in connection therewith; and

(iii)          for the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligation of the Sellers’ Representative, the Sellers, the Company and its Subsidiaries and their respective Affiliates and any Representatives of any of the foregoing with respect to cooperation in connection with the arrangement and consummation of the Debt Financing.

(f)            Parent and Purchaser shall indemnify, defend and hold harmless the Sellers’ Representative, the Sellers, the Company and each of its Subsidiaries and their respective Affiliates and all Representatives of any of the foregoing (collectively, the “Financing Indemnitees”) from and against any and all fees, costs and expenses (including legal and accounting fees and expenses), judgments, fines, claims, losses, penalties, damages, interest, awards and Liabilities directly or indirectly suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 6.16. Section 6.16 and any information utilized in connection therewith. Parent shall, promptly on request, reimburse or pay any Financing Indemnitee for all reasonable and documented out-of-pocket costs and expenses incurred by such Persons in connection with the Debt Financing or their performance of their respective obligations under Section 6.16. Parent shall ensure that any and all information provided to the Debt Financing Sources under this Agreement shall be subject to the Confidentiality Agreement, and shall indemnify, defend and hold harmless the Financing Indemnitees from and against any and all fees, costs and expenses (including legal and accounting fees and expenses), judgments, fines, claims, losses, penalties, damages, interest, awards and Liabilities directly or indirectly suffered or incurred by them as a result of a breach thereof by any Debt Financing Source. This Section 6.16(f) shall survive the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, who are each third party beneficiaries of this Section 6.16(f), and shall be binding on all successors and assigns of Parent and Purchaser. Any fees, costs or expenses incurred by any of the Company or any of its Subsidiaries or any of their respective Representatives in connection with the performance of their obligations under this Section 6.16 may, at the Sellers’ Representative’s election, be added to the Total Closing Date Payment if the Transactions are consummated.

(g)           Notwithstanding anything to the contrary, nothing in this Section 6.16 shall oblige the Company or the Company Subsidiaries to undertake any actions prior to the Closing Date (including the entry into any definitive financing documents with respect to the Debt Financing (including any guarantees, pledge agreements, security agreements, other security documents and other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing)) that would constitute ‘financial assistance’ within the meaning of section 260A of the Corporations Act.

6.17         Post-Closing Seller Restrictions. From the Closing until the six (6) year anniversary of the Closing Date, no Seller may, without (x) Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (y) having, prior to taking any such action, the Seller Guarantor with respect to such Seller having entered into a Seller Guarantee with respect to such Seller, do anything that, in relation to a Trust of which the Seller is a trustee: (a) effects or facilitates: (i) the retirement, removal or replacement of the Seller as trustee of the Trust; (ii) the termination of the Trust; or (iii) the resettlement of the Trust fund; (b) could restrict the Seller’s right of indemnity from the assets of the Trust in respect of the Seller’s obligations under this Agreement; or (c) could restrict or impair the Seller’s ability to comply with its obligations under this Agreement.

6.18         280G Matters. Prior to the Closing Date, the Company shall solicit the approval of the equityholders of the Company eligible to vote, to the extent and in a manner required under Section 280G of the Code, of all Potential 280G Benefits. Prior to soliciting such shareholder approval, the Company shall use commercially reasonable efforts to obtain, from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may otherwise receive “excess parachute payments” (as defined in Section 280G(b)(2) of the Code) in connection with the transactions contemplated by this Agreement, a waiver of his or her rights to some or all of such payments or benefits, so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (such waived payments and benefits, the “280G Waived Benefits”). All calculations and documentation prepared by the Company in connection with this Section 6.18 shall be provided to Purchaser no later than three (3) Business Days in advance of their distribution for Purchaser’s review and approval. If any of the 280G Waived Benefits fail to be approved as contemplated above, such 280G Waived Benefits shall not be made or provided.

6.19         Books and Records. For a period of six (6) years after the Closing Date, upon reasonable advance notice, Purchaser shall, and shall cause its Affiliates to, give the Sellers’ Representative reasonable access, during normal business hours and without undue interruption of Purchaser’s or such Affiliate’s business, to all books and records of the Company in the possession of Purchaser or its Affiliates for periods prior to the Closing at reasonable times, and the Sellers’ Representative shall have the right, at its own expense (on behalf of the Sellers), to make copies of any such books and records, to the extent (x) reasonably required by a Seller in connection with any Action with respect to such Sellers’ ownership of Shares prior to the Closing, (y) necessary to comply with applicable Legal Requirements or (z) related to the defense of a claim made by a third-party Person (other than Purchaser or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Purchaser or any of its Affiliates, or (ii) if it would result in a loss of any attorney-client privilege or violate any confidentiality agreement or any applicable Legal Requirement; provided that, in the case of this clause (ii), Purchaser and the Sellers’ Representative shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such applicable Legal Requirements.

6.20         Liquidity Event Payments Releases. The Company shall use commercially reasonable efforts to obtain a release signed by each recipient of a Liquidity Event Payment in a form reasonably approved by Purchaser.

Section 7
CONDITIONS TO CLOSING; CLOSING DELIVERIES; TERMINATION

7.1          Conditions to Closing.

(a)           Conditions of Each Party. The respective obligations of each Party to this Agreement to consummate the Share Purchase and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(i)            No Injunctions or Restraints. No provision of any Legal Requirement and no restraining order, injunction, or other order or judgment preventing, prohibiting, restraining or making illegal the consummation of the Share Purchase shall have been issued by any Governmental Authority or any court of competent jurisdiction and remain in effect.

(ii)           Antitrust Laws. The conditions on Schedule 7.2(a)(ii) shall have been satisfied.

(iii)          FIRB Approval. Without the imposition of a Burdensome Condition, one of the following shall have occurred:

(A)           Purchaser shall have received a written no objections notification under the FIRB Act from the Treasurer (or their delegate) stating that the Commonwealth of Australia does not object to the Share Purchase, either without conditions or with conditions acceptable to the Purchaser (acting reasonably); provided, that Purchaser cannot object to proceeding to the Closing because such no objections notification contains the standard tax conditions published at the time of the notification in Guidance Note 12 issued by the Foreign Investment Review Board;

(B)           the Treasurer becomes precluded by the passage of time from making an order or decision under Part 3 of the FIRB Act in relation to Share Purchase, and the Share Purchase is not prohibited by section 82 of the FIRB Act;

(C)           if an interim order is made under section 68 of the FIRB Act to prohibit Share Purchase, the subsequent period for making a final order or decision under Part 3 of the FIRB Act has elapsed, without the Treasurer making any such order or decision ((A), (B) and (C), the “FIRB Approval”); or

(D)           the Purchaser gives written notice to the Sellers that FIRB Approval is not required to consummate the Share Purchase and effect the other Transactions hereunder.

(b)           Conditions of Purchaser. The obligations of Purchaser to consummate the Share Purchase and effect the other Transactions shall be subject to satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by Purchaser at or prior to the Closing Date of each of the following conditions:

(i)            Representations, Warranties and Covenants.

(A)           (1) Each of the representations and warranties set forth in Section 4.2(a), the first three sentences of Section 4.2(b) and the last two sentences of Section 4.2(b) shall be true and correct at the Closing as though such representations and warranties had been made at and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracy or omission that, individually or in the aggregate, is de minimis in nature, (2) each of the Fundamental Representations (other than Section 4.2(a), the first three sentences of Section 4.2(b) and the last two sentences of Section 4.2(b)) shall be true and correct in all material respects at the Closing as though such Fundamental Representation had been made at and as of the Closing (except that those Fundamental Representations which address matters only as of a particular date shall remain true and correct in all material respects as of such date), and (3) each of the other representations and warranties of the Sellers and the Company in this Agreement shall be true and correct, in each case, at the Closing as though such representation or warranty had been made at and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) (determined in each case without regard to any materiality or Company Material Adverse Effect qualification contained in any representation and warranty, other than those contained in Section 4.6(a) and Section 4.7(a) and the definition of Material Contracts), except for any inaccuracy or omission that, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(B)           The Company and the Sellers shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by such Person as of the Closing.

(ii)           No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(iii)          Key Employee Agreements. The employment agreements of Hichame Assi and no fewer than six (6) of the remaining nine (9) Key Employees shall be in effect on the date hereof shall be in force and shall not have been terminated (and no notice of termination shall have been given by either party in respect thereto) and such individuals shall continue to be actively employed by the Company or a Company Subsidiary.

(iv)          Deliveries. Purchaser shall have received the items listed in Section 7.2.

(c)           Conditions of the Sellers. The obligations of the Sellers to consummate the Share Purchase and effect the Transactions are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Company at or prior to the Closing Date of the following conditions:

(i)            Representations, Warranties and Covenants.

(A)           Each of the representations and warranties of Purchaser in this Agreement shall be true and correct, in each case, at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracy or omission that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Purchaser to consummate the Transactions.

(B)            Purchaser shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Purchaser as of the Closing.

(ii)           Deliveries. The Company shall have received the items listed in Section 7.3(a) and Section 7.3(c).

7.2           Closing Deliveries of the Company and the Sellers

. At or prior to Closing, the Company and the Sellers, as applicable, shall deliver, or caused to be delivered, to Purchaser the following:

(a)           Duly executed transfers in favor of the Purchaser of the Shares.

(b)           Original stock certificates representing all of the Shares (or a declaration and indemnity as to any missing or destroyed certificates in a form reasonably acceptable to Purchaser), duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of, Purchaser.

(c)           The register of members of the Company, updated to reflect the transfer of the Shares to the Purchaser.

(d)           The minute books, certificates of formation or incorporation, as applicable, and record books of the Company and each Company Subsidiary as they exist on the Closing Date, to the extent such documents are not located at the offices of the Company or a Company Subsidiary (with delivery via electronic mail to suffice).

(e)           A copy of a resolution of the directors of the Company that, subject to, and with effect from, the Closing: (i) the transfer of the Shares be registered (subject to the payment of any stamp duty); (ii) the existing share certificates be cancelled; and (iii) a new share certificate be issued in the name of Purchaser in respect of the Shares (subject to registering the transfers).

(f)            A copy of a resolution of the directors of the Company and each Company Subsidiary (as applicable) resolving that, subject to, and with effect from, Closing: (i) subject to them consenting to act, the persons nominated by Purchaser under Section 6.11 to be the new directors, secretaries and public officers of the Company and each Company Subsidiary from Closing be appointed as director, secretary or public officer of the Company and Company Subsidiary (as applicable), and the resignations of the retiring officers under Section 6.11 be accepted, but provided that a properly constituted board of directors of the Company and each Company Subsidiary is in existence at all times and the office of public officer of each entity under the Australian Tax Act is filled at all times required to be filled.

(g)           (i) A certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer certifying to the effect that, as of the Closing, each of the conditions set forth in Section 7.1(b)(i) with respect to the Company and Section 7.1(b)(ii) has been satisfied, and (ii) a certificate executed on behalf of each of the Sellers certifying to the effect that, as of the Closing, each of the conditions set forth in Section 7.1(b)(i) with respect to each such Seller has been satisfied.

(h)           A certificate of the Secretary of the Company dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser as to (i) the Company Organizational Documents, and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing Date), (ii) the actions taken by the Company Board to authorize this Agreement, the Share Purchase and the other Transactions and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the Transactions.

(i)            The Closing Consideration Schedule, delivered with a certificate executed by the Company’s Chief Executive Officer or its Chief Financial Officer certifying as to the calculations therein.

(j)            The Escrow Agreement, duly executed by the Escrow Agent and the Sellers’ Representative.

(k)           (i) Payoff letters from each counterparty in respect of the Repaid Debt, together with any applicable UCC termination statements (or foreign equivalent) and other documentation required to evidence the termination and repayment of the Repaid Debt at the Closing, and (ii) payment instructions for each counterparty in respect of the Repaid Debt and the Company Transaction Expenses, in each case together with wire transfer instructions for each such counterparty.

(l)            To the extent requested by Purchaser pursuant to Section 6.11, resignations of each director and each officer of the Company and each Company Subsidiary, effective at or prior to the Closing.

(m)          Restrictive Covenant Agreements duly executed by each Founder.

(n)           Evidence that the Sellers (i) have approved by the requisite vote any Potential 280G Benefits or (ii) have voted upon any such Potential 280G Benefits and the requisite stockholder vote was not obtained with respect to any such Potential 280G Benefits and that the “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any and all Potential 280G Benefits.

(o)          Evidence, reasonably satisfactory to Purchaser, as to the termination of the Company 401(k) Plan.

(p)          Evidence, reasonably satisfactory to Purchaser, as to the termination of the Affiliate Contracts.

(q)          A certificate dated as of the Closing Date from Envato US satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Purchaser, certifying that Envato US is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate.

(r)           Evidence, reasonably satisfactory to Purchaser, as to the completion of the Pre-Closing Restructuring, including delivery of a certified copy signed by the secretary of the board of the Company of the entry in the Stock Registry Book (Libro de Registro de Acciones) of Sonley Bell Mexico evidencing the transfer shares of Sonley Bell Mexico held by Envato Ventures to a Company Subsidiary.

(s)          The Company shall have delivered a digital copy of all documents and other information that was included in the Data Room on or prior to the Closing Date that were made available to Purchaser.

7.3          Closing Deliveries of Purchaser. At or prior to Closing, the Purchaser shall deliver, or caused to be delivered, the following:

(a)          To the Company, counterpart transfers of the Shares.

(b)          To the Company and to the Sellers’ Representative, a certificate executed on behalf of Purchaser by one of its officers certifying to the effect that, as of the Closing, the conditions set forth in Section 7.1(c)(i) have been satisfied.

(c)          To the Company and to the Sellers’ Representative, the Escrow Agreement, duly executed by the Purchaser.

(d)          To the Company and to the Sellers’ Representative, evidence of satisfaction of the FIRB Approval condition in Section 7.1(a)(iii).

(e)          To each Seller, the Total Closing Date Payment to which such Seller is entitled as set forth in the Closing Consideration Schedule, by wire transfer of immediately available funds to such Seller’s account set forth in the Closing Consideration Schedule.

(f)           To the Escrow Agent, the Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent.

(g)          To the payees thereof, on behalf of the Company, any amounts that would constitute Company Transaction Expenses if not paid prior to the Closing by wire transfer of immediately available funds to applicable accounts set forth in the Closing Consideration Schedule.

(h)          To each creditor with respect to Repaid Debt, the amount described in such creditor’s payoff letter by wire transfer of immediately available funds to the applicable accounts set forth in the Closing Consideration Schedule.

7.4          Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the board of directors or any authorized committee thereof of the terminating Party or Parties:

(a)          by mutual written consent of each of Purchaser and the Company;

(b)          by either the Company or Purchaser if the Share Purchase shall not have been consummated by 11:59 p.m. on January 31, 2025 (the “End Date”) or such later date as the Company and Purchaser may agree upon in writing as the End Date; provided, that the right to terminate this Agreement under this Section 7.4(b) shall not be available to any Party whose failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing was the proximate cause of the failure of the Share Purchase to occur on or before the End Date;

(c)          by either the Company or Purchaser if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other Action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which Legal Requirement is final and non-appealable, as applicable; provided, however, that the right to terminate this Agreement under this Section 7.4(c) shall not be available to any Party whose failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing was the proximate cause of such Legal Requirement or Action;

(d)          by the Company, upon a breach, inaccuracy in or failure to perform of any representation, warranty, covenant or agreement set forth in this Agreement by Purchaser such that, if such breach were not cured at or before the Closing, the conditions set forth in Section 7.1(c)(i) would not be satisfied or fulfilled; provided that if such breach, inaccuracy or failure to perform is curable by Purchaser prior to the End Date, then the Company may not terminate this Agreement under this Section 7.4(d) unless such breach, inaccuracy or failure to perform is not cured within thirty (30) days following the receipt of written notice from the Company to Purchaser (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.4(d) if such breach by Purchaser is cured such that such conditions set forth in Section 7.1(c)(i) would then be satisfied or fulfilled); provided, further, that the right to terminate this Agreement under this Section 7.4(d) shall not be available if the Company is then in material breach of any provision of this Agreement and such material breach by the Company would give rise to the failure of any of the conditions specified in Section 7.1; or

(e)          by Purchaser, upon a breach, inaccuracy in or failure to perform of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Sellers such that, if such breach were not cured at or before the Closing, the conditions set forth in Section 7.1(b)(i) would not be satisfied or fulfilled; provided that if such breach, inaccuracy or failure to perform is curable by the Company or the Sellers, as applicable, prior to the End Date, then Purchaser may not terminate this Agreement under this Section 7.4(e) unless such breach, inaccuracy or failure to perform is not cured within thirty (30) days following the receipt of written notice from Purchaser to the Company or the Sellers (as applicable) (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 7.4(e) if such breach by the Company or the Sellers is cured such that such conditions set forth in Section 7.1(b)(i) would then be satisfied or fulfilled); provided, further, that the right to terminate this Agreement under this Section 7.4(e) shall not be available if the Purchaser or Parent is then in material breach of any provision of this Agreement and such material breach by the Purchaser or Parent would give rise to the failure of any of the conditions specified in Section 7.1.

7.5          Notice of Termination; Effect of Termination. If a Party wishes to terminate this Agreement pursuant to Section 7.4, then such Party shall deliver to the other Parties to this Agreement a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which, and citing the applicable Section of, this Agreement pursuant to which such Party is terminating this Agreement. Any valid termination of this Agreement under Section 7.4 will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties in accordance with Section 14.1 and such termination shall be without Liability of any Party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement; provided that if such termination shall result from a Willful and Material Breach by any Party hereto, such Party shall be fully liable for any and all Damages incurred or suffered by any other Party as a result of such Willful and Material Breach. In the event of the termination of this Agreement as provided in Section 7.4, this Agreement shall be of no further force or effect without liability on the part of any Party; provided, however, that notwithstanding anything in this Agreement to the contrary the provisions set forth in Section 1.1 (Certain Definitions), Section 1.2 (Interpretation), Section 6.4 (Public Disclosure), this Section 7.5 (Notice of Termination; Effect of Termination), Section 9 (Fees and Expenses), Section 12.1(d) (Sellers’ Representative) and Section 14 (Miscellaneous) shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8
INDEMNIFICATION

8.1          Survival.

(a)          Sellers and Company Representations. Notwithstanding anything to the contrary in this Agreement, the representations and warranties made by Sellers and the Company in this Agreement, and the rights of the Indemnitees to be indemnified and held harmless with respect to any breach of or inaccuracy in any of such representations and warranties, shall survive the Closing until 11:59 p.m. on the date that is eighteen (18) months after the Closing Date, except that any claim relating to (i) representations and warranties related to Tax shall survive the Closing until (i) in the case of a claim relating to former Division 13 of Part III or Division 815 of the Australian Tax Act, 11:59 p.m. on the date that is nine (9) years after the Closing Date, (ii) in any other case, the later between (a) 11:59 p.m. on the date that is six (6) years after the Closing Date or (b) ninety (90) calendar days after the expiration of the applicable statute of limitations; and (ii) the Fundamental Representations and the rights of the Indemnitees to be indemnified and held harmless with respect to any breach of or inaccuracy in any of the Fundamental Representations shall survive the Closing until 11:59 p.m. on the date that is six (6) years after the Closing Date; provided, further, that if, at any time prior to the applicable date, any Indemnitee delivers to the Sellers’ Representative (or, in the case of an Individual Seller Claim (as defined below), the applicable Seller) a Notice of Claim alleging the existence of an inaccuracy in or breach of any of such representations and warranties, then the claim asserted in such Notice of Claim shall survive such date until such time as such claim is fully and finally resolved.

(b)          Covenants, Obligations and Agreements. Notwithstanding anything in this Agreement to the contrary, the rights of the Indemnitees to be indemnified and held harmless with respect to any breach of any covenant or obligation of the Company or any Seller contained in this Agreement which covenant or obligation by its terms only requires performance prior to or at the Closing shall terminate and expire as of the Closing, and any liability of the Company or any Seller with respect to such covenants or obligations shall thereupon cease; provided that the rights of the Indemnitees to be indemnified and held harmless with respect to any material breach by the Company of any covenant, agreement or obligation of the Company set forth in Section 6.1(b) survive the Closing until 11:59pm on the date that is six (6) months after the Closing Date. All covenants and obligations of Sellers contained in this Agreement that by their respective terms contemplate any performance following the Closing shall survive the Closing for six (6) months following the period explicitly specified therein. The foregoing is expressly intended to override and modify any applicable statute of limitations with respect to such covenants and obligations. Notwithstanding anything to the contrary herein, if, at any time prior to the applicable survival date set forth in this Section 8.1(b), any Indemnitee delivers to the Sellers’ Representative (or, in the case of an Individual Seller Claim (as defined below), the applicable Seller) a Notice of Claim alleging the existence of a breach of any of such covenant or obligation, then the claim asserted in such Notice of Claim shall survive such date until such time as such claim is fully and finally resolved.

(c)          Purchaser Representations and Covenants. All representations and warranties, and covenants that by their terms are to be performed at or prior to the Closing, made by Purchaser in this Agreement or in any certificate referred to in this Agreement shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations, warranties and covenants shall thereupon cease. All covenants made by Purchaser in this Agreement that by their terms are to be performed after the Closing shall survive the Closing for six (6) months following the period explicitly specified therein. The foregoing is expressly intended to override and modify any applicable statute of limitations with respect to such representations, warranties, covenants and agreements.

(d)          Fraud. Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(b), the limitations set forth in Section 8.1(a) and Section 8.1(b) shall not apply to any claim of Fraud asserted against the Person who committed such Fraud and any claim of Fraud shall survive the Closing until 11:59 p.m. on the date that is twenty (20) years after the Closing Date; provided that such survival shall be extended pursuant to any applicable tolling provisions under Delaware law that would be applicable with respect to claims for fraud.

8.2          Indemnification.

(a)          Individual Seller Indemnification. From and after the Closing (but subject to Section 8.1(a)), each Seller, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred at any time by any of the Indemnitees to the extent such Damages arise from or are a result of:

(i)            any inaccuracy in or breach of any representation or warranty made by such Seller in Section 3 of this Agreement as of the Closing as if such representation or warranty was made at and as of the Closing (other than any such representation or warranty that by its terms was made as of a specific earlier date, in which case as if such representation or warranty was made as of such earlier date);

(ii)           any breach by such Seller of any covenant, agreement or obligation of such Seller set forth in this Agreement that by its respective terms contemplates performance following the Closing; and

(iii)          any Fraud committed by such Seller.

(b)           Joint Seller Indemnification. From and after the Closing (but subject to Section 8.1(a)), the Sellers, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, each Seller’s Pro Rata Percentage of any Damages which are suffered or incurred at any time by any of the Indemnitees to the extent such Damages arise from or are a result of:

(i)            any inaccuracy in or breach of any representation or warranty made by the Company in Section 4 of this Agreement;

(ii)           any material breach by the Company of any covenant, agreement or obligation of the Company set forth in Section 6.1(b) to the extent Purchaser did not have Knowledge of such specific breach prior to the Closing;

(iii)          the Special Indemnification Items;

(iv)          the Indemnified Pre-Closing Taxes; and

(v)          any claims from any Seller related to or arising out of any inaccuracy in the Closing Consideration Schedule, including to the extent any Seller is entitled to receive any amounts in excess of the amounts indicated on the Closing Consideration Schedule from such inaccuracy.

(c)           To the extent permitted by applicable Legal Requirements, any indemnity payment made under this Agreement shall be treated by all Parties to this Agreement as an adjustment to the aggregate consideration paid in the Share Purchase and Transactions for all Tax purposes unless required by a “determination” as defined in Section 1313 of the Code.

8.3          Limitations.

(a)           Threshold. No Seller shall be required to make any indemnification payment pursuant to any claim pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees exceeds $712,500 (the “Threshold Amount”) in the aggregate. If the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Damages exceeding the Threshold Amount.

(b)          Applicability of Threshold. The limitation set forth in Section 8.3(a) shall not apply to (and shall not limit the indemnification or other obligations of Sellers for or with respect to) (i) any claim pursuant to any provision of Section 8.2 other than Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv), or (ii) any claim with respect to Company Fraud.

(c)           Individual Claim Threshold. Notwithstanding any other provision herein, with respect to claims pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(ii), no individual claim (or series of related or similar claims) for Damages shall be indemnifiable under this Agreement, or shall be used to comprise, become a part of or aggregate Damages for purposes of applying Damages to the Threshold Amount or be available to the Indemnitees unless the amount of Damages recoverable under such claim (or series of related or similar claims) is in excess of $25,000.

(d)           Indemnity Escrow Amount Cap. Subject to Section 8.3(e), the total dollar amount of the indemnification payments that Sellers can be required to make to the Indemnitees resulting from the matters referred to in Section 8.2(a)(i) or Section 8.2(b)(i) (in each case, other than with respect to the Fundamental Representations or Company Fraud) or Section 8.2(b)(iv) shall be limited to the aggregate amount remaining in the Indemnity Escrow Fund at such time.

(e)           Special Indemnity Escrow Amount Cap. Subject to Section 8.3(e), the total dollar amount of the indemnification payments that Sellers can be required to make to the Indemnitees resulting from the matters referred to in Section 8.2(b)(ii) or Section 8.2(b)(iii) shall be limited to the aggregate amount remaining in the Special Indemnity Escrow Fund at such time.

(f)           Applicability of Cap. The total amount of indemnification payments that any Seller shall be required to make to the Indemnitees pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) relating to the Fundamental Representations or any of the other matters referred to in Section 8.2 shall be limited to an amount equal to the aggregate Final Adjusted Purchase Price actually received by such Seller.

(g)           Certain Other Limitations.

(i)            In order to avoid a double recovery on the part of the Indemnitees, the Sellers and Purchaser agree that, in determining the amount of any Damages for which an Indemnitee is entitled to assert a claim for indemnification, compensation or reimbursement pursuant to this Section 8, the amount of any such Damages shall be reduced by the net amount of any insurance (including the R&W Insurance Policy) proceeds actually received by such Indemnitee as a result of and with respect to such Damages under any insurance policy of the Company or any Company Subsidiary or any Indemnitee or any other proceeds actually received by such Indemnitee pursuant to any third party contractual indemnification or contribution provisions in connection with such Damages (with the net amount of such Damages calculated after giving effect to any applicable deductible or retention and any costs of recovery, including premium increases (retroactive or otherwise), any reimbursement obligation and any other cost (including without limitation Tax) related to the applicable insurance, indemnification or contribution claim). Without limiting any duty to mitigate Damages under the common law of the State of Delaware, Indemnitees shall be required to use reasonable best efforts to seek recovery under the R&W Insurance Policy. In the event the Indemnitees first recover against the Indemnity Escrow Fund, the Special Indemnity Escrow Fund or the Sellers for any particular Damages and thereafter recover for the same Damages pursuant to any insurance policies or contractual indemnification or contribution provisions, then the amount recovered pursuant to such insurance policies or contractual indemnification or contribution provisions (up to the amount first recovered by the Indemnitees, but so as not to leave the Indemnitees in a worse monetary position after costs including Tax than as if the events or circumstances giving rise to the relevant claim had not occurred) shall promptly be paid to the Sellers by Purchaser (such amounts to be allocated amongst the Sellers based on their respective Pro Rata Percentages).

(ii)           No Seller shall be liable to any Indemnitee for (A) the breach by any other Sellers of this Agreement or any other Transaction Document, or (B) any Fraud committed by any other Seller, unless such Seller had actual knowledge of the Fraud committed by the other Seller at the time such Fraud was committed.

(iii)          Nothing in this Agreement shall be deemed to eliminate or otherwise limit any duty to mitigate Damages under the common law of the State of Delaware that would otherwise be applicable.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Seller be liable to any Indemnitee for any punitive or exemplary damages, except to the extent such punitive or exemplary damages are awarded to any third party pursuant to a Third-Party Claim, and except in the case of Fraud committed by such Seller.

(v)          No Indemnitee shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, covenants or agreements set forth in this Agreement (it being acknowledged and agreed that the purpose of this Section 8.3(g)(v) is to avoid “double counting”).

(vi)         No Indemnitee shall be entitled to indemnification or reimbursement pursuant to Section 8.2 for (A) any representation, warranty, covenant or agreement waived in writing by Parent or Purchaser at or prior to the Closing, (B) any item or liability to the extent specifically taken into account in the determination of the Final Adjusted Purchase Price (it being understood that no Seller will be obligated to indemnify, defend or hold harmless Parent from and against any Damages to the extent an item or liability was specifically taken into account in the determination of the Final Adjusted Purchase Price), (C) any Damages consisting of or relating to (1) Taxes with respect to any taxable period, or the portion of any Straddle Period, beginning after the Closing Date (other than with respect to any such Taxes pursuant to Treasury Regulations Section 1.1502-6, or any similar provision of other applicable Law),or (2) the amount, value or availability of any Tax Attribute of the Company or any of its Subsidiaries or (D) any Tax Adjustment Amount Factored Taxes.

(vii)         In determining the amount of any Damages for which an Indemnitee is entitled to assert a claim for indemnification, compensation or reimbursement pursuant to this Section 8, (A) any financial benefit obtained by Purchaser or one or more of its Affiliates, as a result of or in connection with the Damages arising from that breach or claim or which arises as a result of the claim, shall be taken into account (after Taxes) (but not such that the Damages are reduced to below zero), including the receipt of any Tax Attribute or a reduction in Tax of the Company or any of its Subsidiaries (to the extent that such Tax Attribute or reduction in Tax is attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date and actually reduces Taxes of the Indemnitees in or prior to the taxable year in which such Damages arose) and (B) any other Tax benefit or reduction of the Company or any of its Subsidiaries available to the Indemnitees shall be applied to the maximum extent possible (but (1) only if such Tax benefit or reduction is attributable to a taxable period (or portion thereof ending on or prior to the Closing Date, and (2) not such that the Damages are reduced to below zero), including applying any applicable Tax losses to reduce the Tax liability under the claim to the maximum extent possible.

(viii)       The waiver of any condition under this Agreement based upon (A) the accuracy of any representation or warranty in this Agreement or (B) the performance of or compliance or non-compliance with any covenant or obligation in this Agreement, will not affect the right to indemnification, compensation or other remedy based upon such representations, warranties, covenants and obligations pursuant to this Section 8.

(ix)          The right to indemnification, compensation or other remedy based upon the representations, warranties, covenants or obligations contained in this Agreement (or any certificate or document delivered pursuant hereto) will not be affected by any investigations (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(x)           Notwithstanding anything to the contrary set forth in this Agreement, the Sellers’ indemnification obligations pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) (for the purposes of determining the existence of any inaccuracy or breach of any representation and warranty and calculation of the Damages attributable to such inaccuracy or breach) shall be determined without giving effect to any qualification or exception with respect to “material,” “materiality,” “materially,” “Company Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty set forth in Section 3 or Section 4; provided, however, that such qualifications will not be disregarded with respect to the definition of “Material Contract” or Section 4.6.

(h)           Order of Recovery.

(i)            All claims by an Indemnitee for indemnification, compensation or reimbursement pursuant to Section 8.2 (other than pursuant to Section 8.2(b)(ii) and Section 8.2(b)(iii)) shall be recovered: (i) first, from the Indemnity Escrow Fund until the Indemnity Escrow Fund is exhausted; (iii) second, to the extent the Indemnitee’s Damages are with respect to the matters referred to in Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) or are otherwise covered by the R&W Insurance Policy, from and against the R&W Insurance Policy; and (iv) finally, to the extent the Indemnitee’s Damages are with respect to (A)(x) the matters referred to in Section 8.2(a)(i) or Section 8.2(b)(i), in each case, relating solely to any inaccuracy or breach of a Fundamental Representation, or (y) Company Fraud, and, in each case of clauses (x) and (y), it has been finally determined that the claim exceeds the remaining amount of coverage under the R&W Insurance Policy or, in the case of clause (y), is otherwise not covered by the R&W Insurance Policy, or (B) any of the matters referred to in Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(b)(v), then directly against the Sellers or the applicable Seller.

(ii)           All claims by an Indemnitee for indemnification, compensation or reimbursement pursuant to Section 8.2(b)(ii) or Section 8.2(b)(iii) shall be recovered solely from the Special Indemnity Escrow Fund; provided, nothing in this Section 8.3(h)(ii) shall limit an Indemnitee’s obligations under this Agreement to use reasonable best efforts to seek recovery under the R&W Insurance Policy to the extent the Indemnitee’s Damages with respect to such matters referred to in Section 8.2(b)(iii) are covered by the R&W Insurance Policy.

8.4           No Contribution. Each Seller hereby agrees that (a) the availability of indemnification of the Indemnitees under this Section 8 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Seller may have from the Company or any of the Company Subsidiaries (whether such rights may arise from or pursuant to applicable Legal Requirements, Contract, the Company Organizational Documents, the Company Subsidiary Organizational Documents or otherwise), and (b) such Seller shall not be entitled to any indemnification, advancement, contribution or reimbursement from Purchaser, the Company or any Company Subsidiary, or any of their respective Affiliates, for amounts for which Indemnitees would be entitled to indemnification under this Section 8 from such Seller (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).

8.5          Defense of Third Party Claims.

(a)           In the event of the assertion or commencement by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (or a Representative of the foregoing) of any claim or Action (whether against the Company, any Company Subsidiary, Purchaser or any other Person) with respect to which Sellers may become obligated to hold harmless, or indemnify any Indemnitee pursuant to this Section 8 (a “Third-Party Claim”), Purchaser shall give the Sellers’ Representative (if such Third-Party Claim would be with respect to a claim pursuant to Section 8.2(b)) or the applicable Seller (if such Third-Party Claim would be with respect to a claim pursuant to Section 8.2(a)) prompt notice thereof (the “Indemnification Notice”); provided, however, that any failure on the part of Purchaser to so notify the Sellers’ Representative or the applicable Seller shall not limit any of the obligations of the Sellers or the Sellers’ Representative under this Section 8 (except to the extent such Persons are materially prejudiced thereby). The Indemnification Notice by the Purchaser shall describe such Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnitees. The Sellers’ Representative or the applicable Seller with respect to which the Indemnification Notice is to be provided in accordance with this Section 8.5 shall be referred to as the “Responsible Indemnitor”.

(b)           Purchaser may (without prejudice to the right of the Sellers’ Representative to fully participate at its own expense through counsel of its own choosing) control the defense, settlement, adjustment or compromise of such Third-Party Claim by counsel or other representatives of its own choosing, if Purchaser gives written notice to the Responsible Indemnitor of its intention to do so no later than thirty (30) days following its delivery of the Indemnification Notice; provided, however, that any such Third-Party Claim that is settled, adjusted or compromised without the prior written consent of the Responsible Indemnitor (which may be withheld in the Responsible Indemnitor’s sole discretion) shall not be determinative of the existence or amount of Damages thereunder (it being understood that if the Responsible Indemnitor has provided its prior written consent to an applicable settlement, adjustment or compromise, neither the Sellers’ Representative nor any Seller shall have any power or authority to object under any provision of this Section 8 to the amount of such settlement, and the Indemnitees shall be entitled to recover the entire amount of such settlement and all other Damages relating to such Third-Party Claim from the Sellers in accordance with the terms and limitations set forth in this Agreement).

(c)           If Purchaser does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third-Party Claim within the aforementioned thirty (30) day period, then the Responsible Indemnitor shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own with counsel reasonably satisfactory to Purchaser; provided, however, that the Responsible Indemnitor shall not settle, adjust, compromise or consent to a judgment of a Third-Party Claim without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).

(d)           If the Responsible Indemnitor undertakes the defense, settlement, adjustment or compromise of any Third-Party Claim pursuant to Section 8.6(c):

(i)            The Indemnitee shall reasonably cooperate in the defense thereof, and Purchaser shall make available (and cause the Indemnitees, the Company and the Company Subsidiaries to make available) to the Responsible Indemnitor any documents or other materials in such applicable Person’s possession or control or in the control of such Person’s Representatives or Affiliates that may be reasonably necessary for or relevant to the defense of such Third-Party Claim to the extent that the disclosure or the availability of such documents or materials does not adversely affect any privilege relating to such Person; and

(ii)           Purchaser shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by Purchaser does not adversely affect any privilege relating to the Responsible Indemnitor or Sellers and the Responsible Indemnitor shall provide Purchaser the opportunity to consult with and participate in (at Purchaser’s own cost and expense), but not to determine or conduct, any defense, settlement, adjustment or compromise of such Third-Party Claim.

(e)           If Purchaser proceeds with the defense, settlement, adjustment or compromise of any Third-Party Claim:

(i)            the Responsible Indemnitor shall reasonably cooperate in the defense thereof and the Responsible Indemnitor shall make available (and cause the Sellers to make available, as applicable) to Purchaser any documents or other materials in such applicable Person’s possession or control or in the control of such Person’s Representatives or Affiliates that may be reasonably necessary for or relevant to the defense of such Third-Party Claim to the extent that the disclosure or the availability of such documents or materials does not adversely affect any privilege relating to such Person; and

(ii)           the Responsible Indemnitor shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by the Responsible Indemnitor does not adversely affect any privilege relating to the Indemnitee or Purchaser and Purchaser shall provide the Responsible Indemnitor the opportunity to consult with and participate in (at the Responsible Indemnitor’s own cost and expense), but not to determine or conduct, any defense, settlement, adjustment or compromise of such Third-Party Claim.

8.6           Indemnification Claim Procedure. Subject to Section 14.5, any claim for indemnification, compensation or reimbursement pursuant to this Section 8 (whether or not related to a claim or Action asserted or commenced by a third-party) shall be brought and resolved exclusively as follows:

(a)           Notice of Claim. If any Indemnitee has or claims in good faith to have incurred, paid or suffered, or believes in good faith that it would reasonably be expected to incur, pay or suffer, Damages for which it is or may be entitled to be held harmless or indemnified under this Section 8, and such Indemnitee seeks such indemnification pursuant to this Section 8, such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller). Each Notice of Claim shall: (i) contain a brief description of the facts and circumstances supporting such Indemnitee’s claim; (ii) if practicable, contain a good faith, non-binding, preliminary estimate of the total dollar amount to which the Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”) and (iii) to the extent reasonably determinable at such time, state whether the claim is being made pursuant to Section 8.2(a) (an “Individual Seller Claim”) or pursuant to Section 8.2(b) (a “Collective Sellers Claim”). Each Seller hereby waives, and agrees not to assert, any rights or defenses it might otherwise have in connection with any delay by Purchaser or any other Indemnitee in delivering a Notice of Claim, provided that such Notice of Claim is delivered to the Sellers’ Representative prior to the expiration of the applicable survival period specified in Section 8.1 (except to the extent such Persons are materially prejudiced thereby).

(b)          Dispute Procedure. During the thirty (30) day period commencing upon delivery by an Indemnitee to the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) of a Notice of Claim (the “Dispute Period”), the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller): (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) states that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, such Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s (or, in the case of an Individual Seller Claim, the applicable Seller’s) claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount).

(c)           Payment of Claimed Amount. If the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, then subject to the limitations provided for in Section 8, Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to pay the Claimed Amount to the Indemnitee from (i) in the case of a claim under Section 8.2(b)(ii) or Section 8.2(b)(iii), the Special Indemnity Escrow Fund, and (ii) in the case of any other claim under Section 8.2, the Indemnity Escrow Fund, in accordance with this Section 8.6 and the Escrow Agreement; provided, however, that if the Remaining Available Indemnity Escrow Amount is insufficient to cover the full Claimed Amount, then (i) Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to release to the Indemnitee the Remaining Available Indemnity Escrow Amount; (ii) if the Indemnitee’s Damages are with respect to the matters referred to in Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) or are otherwise covered by the R&W Insurance Policy, the Indemnitee shall recover the shortfall from and against the R&W Insurance Policy and (iii) if (A) it has been finally determined that the remainder of such shortfall exceeds the remaining amount of coverage under the R&W Insurance Policy, or (B) the Indemnitee’s Damages are with respect to (x) any matter set forth in Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(b)(v) and are not otherwise covered under the R&W Insurance Policy, or (y) Company Fraud, then (1) in the case of Collective Sellers Claim, the Sellers shall, within ten (10) Business Days following the delivery of such Response Notice, pay the amount of such shortfall to the Indemnitee based on their respective Pro Rata Percentages of such shortfall amount, and (2) in the case of an Individual Seller Claim, the applicable Seller shall pay the amount of such shortfall to the Indemnitee.

(d)           Payment of Agreed Amount. If the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that the Agreed Amount is owed to the Indemnitee, then, subject to the limitations provided for in Section 8, Purchaser and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) shall instruct the Escrow Agent to pay the Agreed Amount to the Indemnitee from (i) in the case of a claim under Section 8.2(b)(ii) or Section 8.2(b)(iii), the Special Indemnity Escrow Fund, and (ii) in the case of any other claim under Section 8.2, the Indemnity Escrow Fund, in accordance with this Section 8.6 and the Escrow Agreement; provided, however, that if, with respect to this clause (ii), the Remaining Available Indemnity Escrow Amount is insufficient to cover the full Agreed Amount, then (i) Purchaser and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) shall instruct the Escrow Agent to release to the Indemnitee the Remaining Available Indemnity Escrow Amount; (ii) if the Indemnitee’s Damages are with respect to the matters referred to in Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) or are otherwise covered by the R&W Insurance Policy, the Indemnitee shall recover the shortfall from and against the R&W Insurance Policy and (iii) if (A) it has been finally determined that the remainder of such shortfall exceeds the remaining amount of coverage under the R&W Insurance Policy, or (B) the Indemnitee’s Damages are with respect to (x) any matter set forth in Section 8.2 other than Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) and are not otherwise covered under the R&W Insurance Policy, or (y) Company Fraud, then (1) in the case of a Collective Sellers Claim, the Sellers shall, within ten (10) Business Days following the delivery of such Response Notice, pay the amount of such shortfall to the Indemnitee based on their respective Pro Rata Percentages of such shortfall amount, and (2) in the case of an Individual Seller Claim, the applicable Seller shall pay the amount of such shortfall to the Indemnitee.

(e)           Resolution Between the Parties. If the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) resolve such dispute, then their resolution of such dispute shall be binding on the Sellers’ Representative, the Sellers and such Indemnitee (or, in the case of an Individual Seller Claim, binding on the applicable Seller and such Indemnitee) and a settlement agreement stipulating the amount owed to the Indemnitee shall be signed by the Indemnitee and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller), subject to the limitations provided for in Section 8. If the Indemnitee and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) are unable to resolve such dispute within thirty (30) days of receipt of the Response Notice (or such longer period as agreed in writing by the Indemnitee and the Sellers’ Representative(or, in the case of an Individual Seller Claim, the applicable Seller)), either the Indemnitee or the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) may bring suit in accordance with Section 14.5 to resolve the dispute. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if the Indemnitee and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) mutually agree in their sole discretion, Indemnitee and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) may submit the dispute to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court. If any amount is agreed or determined to be owed to the Indemnitee in accordance with this Section 8.6(e) (such amount, the “Owed Amount”) then Purchaser and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) shall instruct the Escrow Agent to pay the Owed Amount to the Indemnitee from (i) in the case of a claim under Section 8.2(b)(ii) or Section 8.2(b)(iii), the Special Indemnity Escrow Fund, and (ii) in the case of any other claim under Section 8.2, the Indemnity Escrow Fund, in accordance with this Section 8.6 and the Escrow Agreement; provided, however, that if the Remaining Available Indemnity Escrow Amount is insufficient to cover the full Owed Amount, then (i) Purchaser and the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) shall instruct the Escrow Agent to release to the Indemnitee the Remaining Available Indemnity Escrow Amount; (ii) if the Indemnitee’s Damages are with respect to the matters referred to in Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(iv) or are otherwise covered by the R&W Insurance Policy, the Indemnitee shall recover the shortfall from and against the R&W Insurance Policy, and (iii) if (A) it has been finally determined that the remainder of such shortfall exceeds the remaining amount of coverage under the R&W Insurance Policy, or (B) the Indemnitee’s Damages are with respect to (x) any matter set forth in Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(b)(v) and are not otherwise covered under the R&W Insurance Policy, or (y) Company Fraud, then (1) in the case of a Collective Sellers Claim, the Sellers shall, within ten (10) Business Days following the delivery of such Response Notice, pay the amount of such shortfall to the Indemnitee based on their respective Pro Rata Percentages of such shortfall amount, and (2) in the case of an Individual Seller Claim, the applicable Seller shall pay the amount of such shortfall to the Indemnitee.

(f)           Recourse to Special Indemnity Escrow Fund and Unresolved Claims.

(i)            Promptly after the Special Indemnity Escrow Release Date, Purchaser shall notify the Sellers’ Representative in writing of the amount that Purchaser determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 8.2(b)(ii) or Section 8.2(b)(iii) that have been asserted by delivery of a valid Notice of Claim to the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) prior to the Special Indemnity Escrow Release Date, but not fully and finally resolved prior to the Special Indemnity Escrow Release Date in accordance with this Section 8.6 (such unresolved claims being referred to as the “Unresolved Special Indemnity Claims” and such aggregate amount being referred to as the “Retained Special Indemnity Escrow Amount”). Within five (5) Business Days after the Special Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall, in accordance with the Escrow Agreement, instruct the Escrow Agent to release from the Special Indemnity Escrow Fund for to the Seller the amount, if any, by which the aggregate amount remaining in the Special Indemnity Escrow Fund as of the Special Indemnity Escrow Release Date exceeds the Retained Special Indemnity Escrow Amount.

(ii)           Following the Special Indemnity Escrow Release Date, if an Unresolved Special Indemnity Claim is finally resolved, then Purchaser and the Sellers’ Representative shall, within five (5) Business Days after the final resolution of such Unresolved Special Indemnity Claim, instruct the Escrow Agent to release from the Special Indemnity Escrow Fund in accordance with the Escrow Agreement (A) the amount to be delivered to the Indemnitee from the Special Indemnity Escrow Fund pursuant to this Section 8 with respect to such Unresolved Special Indemnity Claim (if any), and (B) the amount for distribution to the Sellers, if any, by which the aggregate amount remaining in the Special Indemnity Escrow Fund as of the time of such disbursement exceeds the amount that Purchaser determines in good faith to be necessary to satisfy all then remaining Unresolved Special Indemnity Claims (which amount will continue to be held in the Special Indemnity Escrow Fund).

(g)          Recourse to Indemnity Escrow Fund; Unresolved Indemnity Claims.

(i)            Promptly after the Indemnity Escrow Release Date, Purchaser shall notify the Sellers’ Representative in writing of the amount that Purchaser determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 8.2 (other than Section 8.2(b)(ii) and Section 8.2(b)(iii)) that have been asserted by delivery of a valid Notice of Claim to the Sellers’ Representative (or, in the case of an Individual Seller Claim, the applicable Seller) prior to the Indemnity Escrow Release Date, but not fully and finally resolved prior to the Indemnity Escrow Release Date in accordance with this Section 8.6 (such unresolved claims being referred to as the “Unresolved Indemnity Claims” and such aggregate amount being referred to as the “Retained Indemnity Escrow Amount”). Within five (5) Business Days after the Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall, in accordance with the Escrow Agreement, instruct the Escrow Agent to release from the Indemnity Escrow Fund to the Seller the amount, if any, by which the aggregate amount remaining in the Indemnity Escrow Fund as of the Indemnity Escrow Release Date exceeds the Retained Indemnity Escrow Amount.

(ii)           Following the Indemnity Escrow Release Date, if an Unresolved Indemnity Claim is finally resolved, then Purchaser and the Sellers’ Representative shall, within five (5) Business Days after the final resolution of such Unresolved Indemnity Claim, instruct the Escrow Agent to release from the Indemnity Escrow Fund in accordance with the Escrow Agreement (A) the amount to be delivered to the Indemnitee from the Indemnity Escrow Fund pursuant to this Section 8 with respect to such Unresolved Indemnity Claim (if any), and (B) the amount for distribution to Sellers, if any, by which the aggregate amount remaining in the Indemnity Escrow Fund as of the time of such disbursement exceeds the amount that Purchaser determines in good faith to be necessary to satisfy all then remaining Unresolved Indemnity Claims (which amount will continue to be held in the Indemnity Escrow Fund).

8.7           Exercise of Remedies Other Than by Purchaser. The Purchaser, Parent or any of their respective Subsidiaries (or any successor thereto or assign thereof) shall be the only parties permitted to assert any claim for indemnification, compensation or reimbursement or exercise any other remedy under this Agreement on behalf of itself or any other Indemnitee.

8.8          Exclusive Remedy. Except for (a) claims of Fraud asserted against the Persons that committed or had actual knowledge of such Fraud,(b) claims of Company Fraud, including claims for Company Fraud asserted against the Sellers, and (c) claims arising out of the Restrictive Covenant Agreements or the Confidentiality Agreement, the rights to indemnification, compensation and reimbursement set forth in this Section 8 shall be the sole and exclusive post-Closing remedy of the Indemnitees for any Damages resulting from or arising out of this Agreement by the Sellers or the Company and the transactions contemplated herein, including, without limitation, the matters set forth in Section 8.2; provided that nothing in this Section 8.8 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 14.7. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit any rights or recovery under the R&W Insurance Policy.

Section 9
FEES AND EXPENSES

9.1          General. Except as otherwise provided in this Agreement or in any other Transaction Document, (a) all fees, costs and expenses of Purchaser incurred in connection with this Agreement and the Transactions, including, the fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid, or caused to be paid, by Purchaser whether or not the Share Purchase is consummated and (b) all fees, costs and expenses of the Company and the Sellers incurred in connection with this Agreement and the Transactions, including the fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company or the Sellers whether or not the Share Purchase is consummated; provided that each of (i) the premiums and any applicable Taxes associated with obtaining the D&O Insurance, (ii) the premiums, underwriting or diligence fees and any applicable Taxes associated with obtaining the R&W Insurance Policy, (iii) the fees, costs or expenses incurred in respect of the regulatory filings required to be made pursuant to applicable Legal Requirements (including, for the avoidance of doubt, the filings set forth in Section 6.7(a)) and (iv) the fees, costs or expenses incurred in connection with the engagement of the Escrow Agent, shall be born equally by Purchaser and the Company.

Section 10
NO RECOURSE

10.1       No Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Parties hereto. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any party hereto will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties hereto or for any Action based upon, arising out of or related to this Agreement.

Section 11
TAXES.

11.1       Tax Document Retention and Cooperation. Purchaser, the Company, the Company Subsidiaries and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until seven (7) years following the Closing Date, and to abide by all record retention agreements entered into with any Tax Authority. The obligations of any Seller under this paragraph will be regarded as fulfilled to the extent that the Sellers’ representative performs those obligations, in relation to books and records in the possession of that Seller as at the date of this Agreement or coming into its possession at any subsequent relevant time. The Parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party(ies), in connection with the filing of Tax Returns of the Company and the Company Subsidiaries and any Audit or other inquiry related to Taxes of the Company or the Company Subsidiaries.

11.2       Transfer Taxes. All transfer, documentary, sales, duty, use, registration, value added and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne by Purchaser as to 50% and the Sellers as to 50%; except that any Australian stamp duty shall be borne 100% by Purchaser. Purchaser and the Sellers’ Representative shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

11.3       Straddle Periods. For the purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes (other than Transfer Taxes) based on or measured by income, receipts or payroll of the Company for the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. The amount of other Taxes (e.g., any real property, personal property or similar ad valorem taxes) of the Company for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.4       Tax Returns. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, at its own expense, all Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period and any Straddle Period that are required to be filed after the Closing Date (such Tax Returns, “Purchaser Prepared Tax Returns”). Solely to the extent Purchaser Prepared Tax Returns could reasonably be expected to increase any Taxes that are taken into account in calculating the Final Adjusted Purchase Price, (i) such Purchaser Prepared Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except to the extent otherwise required by applicable Legal Requirements, and (ii) at least thirty (30) days prior to the due date thereof, or within fourteen (14) days of the end of the period to which such return relates if later, Purchaser shall provide a draft of any such Purchaser Prepared Tax Return that is an income or other material Tax Return to the Sellers’ Representative for the Sellers’ Representative’s review.

11.5       Tax Claims. From and after the Closing, Purchaser shall have right to fully control all Actions related to Company and the Company Subsidiaries. Solely with respect to an Action related to the Pre-Closing Tax Period that could reasonably be expected to increase any Taxes that are taken into account in calculating the Final Adjusted Purchase Price, the Sellers’ Representative, at its own expense, shall have the right to participate fully in such Actions, including without limitation by participating in any written or oral communications with any Governmental Authority, consulting on all significant decisions and providing input to Purchaser. Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Governmental Authority that relate to any such Action within thirty (30) Business Days of the receipt of such notice. The Parties each agree to consult with and to keep the other parties informed on a regular basis regarding the status of any such Actions; and that Purchaser shall consider in good faith to incorporate any reasonable comments made by the Sellers’ Representative. Purchaser shall not make any tax-related disclosure to any Tax Authority in respect of any matters occurring on or prior to the Closing Date or the transactions contemplated by this Agreement to the extent such disclosure could reasonably be expected to result in an increase any Taxes that are taken into account in calculating the Final Adjusted Purchase Price without receipt of the Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) except as necessary to comply with Legal Requirements. In the event of any overlap or conflict between the provisions of this Section 11.5 and Section 8 with respect to a Tax claim, the provisions of this Section 11.5 shall control.

11.6       Section 338 Election. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed among the Parties that the Purchaser may make, or cause their respective Affiliates to make, any election under Section 338 of the Code or any corresponding election under applicable state, local or non-U.S. Legal Requirements with respect to the acquisition of the Company or any of the non-U.S. Company Subsidiaries as the Purchaser determines in its sole discretion.

11.7       Post-Closing Tax Actions. Without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither Purchaser, the Company nor any of their Subsidiaries shall, with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period): (i) amend any previously filed Tax Returns of the Company and its Subsidiaries; (ii) make or change any Tax election with respect to the Company and its Subsidiaries; (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company and its Subsidiaries; (iv) initiate discussions or examinations with a Tax Authority or make any voluntary disclosures with respect to Taxes; or (v) take any action after the Closing on the Closing Date with respect to the Company and its Subsidiaries that is outside the ordinary course of business, in each case if such action could be reasonably expected to result in a decrease in the Final Adjusted Purchase Price pursuant to this Agreement.

11.8       Australian GST.

(a)           For the purposes of this Section 11.8:

(i)            words and phrases which have a defined meaning in the GST Act have the same meaning when used in this Section 11.8, unless the contrary intention appears; and

(ii)           each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies is to be treated as if it were a separate supply.

(b)          Unless expressly stated otherwise, all consideration to be provided under this document is exclusive of GST.

(c)          If GST is payable, or notionally payable, on a supply made in connection with this document, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (the “GST Amount”).

(d)          Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(e)          This Section 11.8 does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

(f)           If an adjustment event arises for a supply made in connection with this document, the GST Amount (or the GST component of any consideration expressed to be inclusive of GST) must be recalculated to reflect that adjustment. The supplier or the party providing the consideration for the supply (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

(g)           Unless expressly stated otherwise in this document, any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this document which is calculated by reference to an amount paid by another party must be reduced by the amount of any Input Tax Credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clauses Sections 11.8(c)-(e) apply to the reduced payment.

This Section 11.8 will not merge upon Closing and will continue to apply after expiration of this Agreement.

Section 12
SELLERS’ REPRESENTATIVE

12.1       Powers of the Sellers’ Representative.

(a)           Each Seller hereby appoints and constitutes Garnett-Saunders Pty Limited as the representative for and on behalf of such Seller (the “Sellers’ Representative”) for all purposes in connection with this Agreement, the Escrow Agreement and the other agreements ancillary to this Agreement, including to execute and deliver this Agreement and the Escrow Agreement and for all other purposes under this Agreement, the Escrow Agreement and the other agreements ancillary to this Agreement and to take any and all actions and make any and all decisions required or permitted to be taken or made by the Sellers’ Representative hereunder or thereunder, including the exercise of the right to (i) give and receive notices and communications hereunder or thereunder, (ii) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to disputes hereunder or thereunder, and (iii) take all actions necessary or appropriate in the good faith judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable and shall survive the dissolution, death or incapacity of each of the Sellers, subject to the following sentence. Such agency may be changed by the Sellers upon the written approval of the holders of a majority in interest of the undistributed portions of the Escrow Amount from time to time; provided, however, that the Sellers’ Representative may not be removed unless holders of a majority in interest of the undistributed portions of the Escrow Amount agree in writing to such removal and to the identity of the substituted agent. The Sellers’ Representative may resign at any time. The identity of the Sellers’ Representative may be changed, and a successor Sellers’ Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Sellers’ Representative) by the Sellers with an aggregate Pro Rata Percentage of greater than 50%. No bond shall be required of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative hereunder shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each and every Seller.

(b)           Purchaser and its Affiliates (including after the Closing, the Company) and the Escrow Agent shall be entitled to rely on the appointment of Garnett-Saunders Pty Limited as Sellers’ Representative and treat such Sellers’ Representative as the duly appointed attorney-in-fact of each Seller and as having the duties, power and authority provided for in this Agreement and may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. None of Purchaser or its Affiliates (including after the Closing, the Company) or the Escrow Agent shall be liable to any Seller or any other Person for any actions taken or omitted by them in reliance upon or in accordance with any decision, act, consent, instruction, notice or other instruments delivered by the Sellers’ Representative. Purchaser and any other Person are hereby expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative and, upon receipt of any writing that reasonably appears to have been signed by the Sellers’ Representative, Purchaser and any other Person may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(c)           The Sellers’ Representative shall serve as the Sellers’ Representative without compensation; provided, however, that each Seller agrees to reimburse the Sellers’ Representative for such Seller’s pro rata share (based on such Seller’s Pro Rata Percentage) of all reasonable out-of-pocket expenses incurred by the Sellers’ Representative in the performance of his, her or its duties under this Agreement.

(d)           The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary to this Agreement, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary to this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by the Sellers’ Representative from the Adjustment Escrow Fund at such time as and solely to the extent that remaining amounts would otherwise be distributable to the Sellers under Section 2.6(e); provided, that while this Section 12.1(d) allows the Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise from and against the Sellers. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this Section 12.1(d). The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(e)           The Sellers’ Representative represents and warrants to Purchaser that:

(i)            The Sellers’ Representative has all necessary power and authority to execute and deliver this Agreement and to carry out its obligations under this Agreement; and

(ii)           This Agreement has been duly executed and delivered by the Sellers’ Representative and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, the Sellers and the Company, constitutes the valid and legally binding obligation of the Sellers’ Representative, enforceable against the Sellers’ Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Legal Requirements of general application affecting the rights and remedies of creditors, and to general equity principles.

Section 13
RELEASE

13.1        Release. Each Seller, upon the Closing, shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, the Company Subsidiaries, Purchaser and any other Subsidiary of Purchaser, including their respective officers, directors and employees (collectively, the “Released Parties”), from (a) any and all obligations or duties the Released Parties might have to such Seller and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Seller ever had, now has or may claim against the Released Parties, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date which relate to the Seller’s rights or status as a securityholder of the Company, and, from and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against Released Parties, based upon any matter purported to be released under this Section 13.1; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company and Purchaser arising under this Agreement, the other Transaction Documents and the Transactions, and (ii) to the extent applicable with respect to any Seller who is a director, officer or employee of the Company or any Company Subsidiary, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the Transactions), (B) reimbursement for expenses incurred by any such Seller in the ordinary course of his or her employment which are reimbursable under the Company’s or the applicable Company Subsidiary’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s or the applicable Company Subsidiary’s policies on accrual and carry forward, (D) any remaining obligations of the Company or any Company Subsidiary to indemnify, exculpate or advance expenses to any officer or director (including as contemplated by Section 6.5) and (E) any rights of coverage under the D&O Insurance.

Section 14
MISCELLANEOUS

14.1        Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by electronic mail to:

if to Purchaser, Parent or the Company following the Closing:

Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, New York 10118
Attention: General Counsel
Email: counsel@shutterstock.com

With a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Kimberly C. Petillo-Décossard; Ross E. Sturman
Email: kimberly.petillo-decossard@whitecase.com; ross.sturman@whitecase.com if to the Company prior to the Closing:

Envato Pty Ltd
Level 61 Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Attention: Hichame Assi; Justin Avery; Katherine Briggs
Email: jkhaproval@envato.com; hichame.assi@envato.com; justin.avery@envato.com; Katherine.briggs@envato.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 S. Figueroa Street, Suite 4100
Los Angeles, CA 90017

Attention: James Grimwood; Scott Y. French; Justin Smith

E-mail: jgrimwood@goodwinlaw.com; sfrench@goodwinlaw.com; justinsmith@goodwinlaw.com with a copy (which shall not constitute notice) to:

King & Wood Mallesons
Level 61 Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000

Attention: Anthony Boogert

E-mail: Anthony.boogert@au.kwm.com

if to the Sellers’ Representative or, after Closing, to the Sellers:

Garnett-Saunders Pty Ltd
3 Donald Place
Bondi Junction, NSW 2022
Email: collis@envato.com
Attn: Collis Ta’eed

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 S. Figueroa Street, Suite 4100
Los Angeles, CA 90017

Attention: James Grimwood; Scott Y. French; Justin Smith

E-mail: jgrimwood@goodwinlaw.com; sfrench@goodwinlaw.com; justinsmith@goodwinlaw.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic email transmission (receipt confirmed), as the case may be, and addressed as aforesaid. After the Closing, any notice to be given to any Sellers under this Agreement shall be given to the Sellers’ Representative or, if for any reason there ceases to be a Sellers’ Representative, to each Seller.

14.2       Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of (i) the Company and the Sellers’ Representative, in the case of assignment by the Purchaser, or (ii) the Purchaser, in the case of assignment by the Company or any of the Sellers; provided, that Purchaser may, without obtaining the prior written consent of the Company or the Sellers’ Representative, assign any of its rights or delegate any of its obligations under this Agreement to (a) any Affiliate of Purchaser or (b) any successor of such Party by merger, by purchase of all or substantially all of the assets or stock of Purchaser, or otherwise. Any purported assignment or delegation of rights or obligations in violation of this Section 14.2 is void and of no force or effect.

14.3       Severability. In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court is irrevocably authorized to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the Parties under this Agreement and, in the event that such court does not exercise such power, the Parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

14.4       Third Parties. Except as set forth in Section 6.5, nothing in this Agreement expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their permitted successors and assigns, any rights, remedies obligations or liabilities, legal or equitable, under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection with this Agreement, including any right of employment, nor be relied upon other than the Parties and their permitted successors or assigns; provided that each Debt Financing Source is an express third-party beneficiary of this Section 14.4, Section 14.12 and Section 14.13. From and after the Closing Date, all of the Persons identified as third-party beneficiaries pursuant to this Section 14.4 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions to which they are an express third-party beneficiary, all to the same extent as if such Persons were parties to this Agreement. Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.

14.5       Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the Transactions or in connection with to any matter which is the subject of this Agreement, including the validity of this Agreement and the rights and obligations of the Parties under this Agreement, shall be governed by and construed in accordance with and governed by the laws of the State of Delaware and the federal laws applicable therein. The Parties hereby irrevocably consent and submit to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or in connection with this Agreement or any of the Transactions or related to any matter which is the subject of this Agreement, and each Party hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The Parties hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the Parties agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the Parties hereby irrevocably consents to process being served by any Party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 14.1; provided that the Sellers and, prior to the Closing, the Company, hereby appoint the Corporation Trust Company, with an office at 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 (in such capacity, the “Process Agent”) as their respective designee, appointee and agent to receive, for and on their behalf, service of process in the United States in any action, suit or other proceeding arising out of or relating to this Agreement or the Transactions, and such service shall be deemed effective sufficient under Delaware law and complete upon delivery thereof to the Process Agent. Each of the Parties hereby consents to the exercise of jurisdiction of the Chancery Court of the State of Delaware and the Federal District Court for the District of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the Transactions or the enforcement of any rights under this Agreement. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

14.6       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 14.6.

14.7       Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in the Chancery Court of the State of Delaware and the Federal District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

14.8       Guaranty.

(a)          To induce the Company and the Sellers (the “Guaranteed Parties”) to enter into this Agreement and the other Transaction Documents each is a party to, Parent unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely a surety (the “Guaranty”), to the Guaranteed Parties, on the terms and subject to the conditions set forth in this Agreement, the due, complete and punctual payment, observance, performance and discharge of all of the obligations, covenants and agreements of Purchaser under this Agreement and the other Transaction Documents (collectively, the “Guaranteed Obligations”). Parent shall be jointly and severally liable with Purchaser for all such Guaranteed Obligations. The maximum amount payable by Parent under this Agreement shall under no circumstances exceed the maximum amount payable by Purchaser under this Agreement, in each case for any reason and under any legal theory in law or at equity.

(b)          The Guaranteed Parties may, in their sole discretion, bring and prosecute a separate Action against Parent for any Guaranteed Obligations, regardless of whether such Action is brought against Purchaser or Purchaser is joined in any such Action. The Guaranty is a continuing guaranty of payment and performance and not a guaranty of collection. Parent acknowledges and agrees that the Guaranty is unconditional with respect to the Guaranteed Obligations, and the Guaranteed Obligations shall not be discharged, in whole or in part (other than in accordance with the terms of this Agreement), by decree in any bankruptcy or similar proceeding affecting Purchaser. Parent hereby waives, for the benefit of the Guaranteed Parties, to the fullest extent permitted by law, any defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any other Person interested in the transactions contemplated by this Agreement or the other Transaction Documents, and all suretyship defenses generally, except for Fraud by any Guaranteed Party and defenses available to Purchaser or Parent under this Agreement or the other Transaction Documents, as applicable.

14.9        Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to in this Agreement (including the Confidentiality Agreement), is complete and constitutes the entire understanding of the Parties hereto with respect to the subject matter contained herein, and all promises, representations, understandings, warranties and agreements with reference to the subject matter of this Agreement, and all inducements to the making of this Agreement relied upon by all the Parties, have been expressed in this Agreement or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement or thereof. Neither this Agreement nor any of the terms or provisions of this Agreement is binding upon or enforceable against any Party unless and until the same is executed and delivered by all of the Parties.

14.10       Waiver of Conflicts; Privilege.

(a)           Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)          Purchaser hereby consents and agrees to, and agrees to cause its Subsidiaries (including, after the Closing, the Company) to consent and agree to, Goodwin representing the Sellers’ Representative and the Sellers after the Closing, including with respect to disputes in which the interests of the Sellers’ Representative or the Sellers may be directly adverse to Purchasers and its Subsidiaries (including, after the Closing, the Company), and even though Goodwin may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Purchaser further consents and agrees to, and agrees to cause its Subsidiaries including, after the Closing, the Company, to consent and agree to, the communication by Goodwin to the Sellers’ Representative in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company.

(c)          Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause its Subsidiaries including, after the Closing, the Company, to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of the Sellers’ Representative and the Sellers prior to and after the Closing.

(d)          Purchaser further agrees, on behalf of itself and its Subsidiaries, that all communications in any form or format whatsoever between or among Goodwin, on the one hand, and the Company, the Sellers’ Representative, and/or any Seller, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement, unless adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by Purchaser or any of its Subsidiaries.

(e)           Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Subsidiaries, on the one hand, and a third party other than the Sellers’ Representative or the Sellers, on the other hand, Purchaser or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Purchaser or its Subsidiaries may waive such privilege without the prior written consent of the Sellers’ Representative. In the event that Purchaser or its Subsidiaries is legally required by court or governmental order or otherwise to access, obtain or otherwise produce a copy of all or a portion of the Privileged Deal Communications, Purchaser shall immediately (and, in any event, within five (5) Business Days) notify the Company (if prior to Closing) or the Sellers’ Representative (if after Closing) in writing (including by making specific reference to this Section 14.10(e)) so that the Company or the Sellers’ Representative, as applicable, can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith, but the burden (including fees and costs) of seeking entry of such protective order shall be borne by the Company (if prior to Closing) or the Sellers’ Representative (on behalf of the Sellers) if after Closing. Moreover, nothing herein shall be construed as requiring Purchaser, the Company or the Company Subsidiaries to challenge or appeal any order requiring access to, or production of, the Privileged Deal Communications, or to subject themselves to any penalties for non-compliance with any legal process or order.

(f)            To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Sellers’ Representative or the Sellers, as applicable, shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Purchaser or the Company, on the other hand.

(g)           Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company and the Company Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, the Company Subsidiaries, the Sellers’ Representative and/or any Seller, or any of their respective directors, officers, employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to the Sellers’ Representative and the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and ownership thereof shall not pass to or be claimed by Purchaser, the Company or the Company Subsidiaries.

(h)           Purchaser agrees that it will not, and that it will cause its Subsidiaries not to, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or the Sellers waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or the Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Deal Communications from Goodwin. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Company, the Sellers’ Representative, and/or any Seller, or any of their respective directors, officers, employees or other representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Privileged Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Privileged Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by the Sellers’ Representative or any Seller, or any of their respective directors, officers, employees or other representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Purchaser (each, a “Residual Communication”), Purchaser agrees that it will not, and that it will cause its Subsidiaries, and their respective directors, officers, employees or other representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(i)            Notwithstanding the foregoing, Purchaser shall not be in breach of this Agreement solely as a result of inadvertent access to any Privileged Deal Communications or Non-Privileged Deal Communications.

(j)            The Sellers acknowledge and agree that, except as otherwise set forth above relating to the Privileged Deal Communications and Non-Privileged Deal Communications, all other confidential and privileged information relating to the Company and any of the Company Subsidiaries belong to the Company and the Company Subsidiaries and, following the Closing, Purchaser shall have full rights with respect thereto.

14.11       Receipt of Payments. From and after the Closing, if Envato Ventures shall receive any payment in respect of the business of the Company or the other Company Subsidiaries that, pursuant to the terms of this Agreement, is for the account of the Purchaser, then the Sellers shall (or shall cause Envato Ventures to) promptly, and in any event no later than ten (10) calendar days, following the date the Sellers became aware of its receipt of such payment, notify Purchaser of such payment and remit (or cause Envato Ventures to remit) such payment to Purchaser by wire transfer of immediately available funds, to an account designated by Purchaser, without set-off or deduction of any kind (except as required by applicable Legal Requirements). Each Seller agrees that it shall hold any amounts received by it (or shall cause Envato Ventures to hold any amounts received by it) to which Purchaser is entitled under this Section 14.11 in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.

14.12       Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach under this Agreement shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach under this Agreement. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment or waiver to this Section 14.12, Section 14.4 and/or Section 14.13 (or any defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein)) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

14.13       Debt Financing Sources.

Notwithstanding anything in this Agreement to the contrary, the Sellers, on behalf of itself and each of its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof, hereby:

(a)           agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim, suit, investigation or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources or Debt Financing Source Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter, each Debt Fee Letter and each Definitive Debt Financing Agreement) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under Legal Requirement exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation, cause of action, cross-claim or third-party claim or other proceeding to the exclusive jurisdiction of such courts;

(b)           agrees that any such claim, action, suit, investigation, cause of action, cross-claim or third-party claim or other proceeding shall be governed by the Legal Requirements of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Legal Requirements of another state);

(c)           irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(d)          agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with this Agreement;

(e)          agrees that notwithstanding anything to the contrary contained herein, none of Seller, any of its Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any rights or claims against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise;

(f)           KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION, CAUSE OF ACTION, CROSS-CLAIM OR THIRD-PARTY CLAIM OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY DEBT FEE LETTER, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(g)           agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section (and such provisions shall not be amended in any respect that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources); and

(h)           notwithstanding anything to the contrary contained herein, the Company, on behalf of itself and its related parties, hereby acknowledges and agrees that the Debt Financing Sources shall not have any liability or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise) to the Company or any of its related parties arising out of this Agreement or any debt commitment letter relating to the Debt Financing and hereby waives any such claims or rights (and agrees not to bring or support any action, suit or proceeding) against the Debt Financing Sources. This Section shall not limit the rights of the parties to the Debt Financing under the Debt Commitment Letter or other Definitive Debt Financing Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement under seal as of the day and year first written above.

SHUTTERSTOCK AUS EMU PTY LD

By:	/s/Cristina Wolters
Name:	Cristina Wolters
Title:	Sole Director

SHUTTERSTOCK, INC.

By:	/s/Jarrod Yahes
Name:	Jarrod Yahes
Title:	Chief Financial Officer

ENVATO PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth)

By:	/s/Collis Ta’eed
Name:	Collis Ta’eed
Title:	Director

By:	/s/ Anita Brown
Name:	Anita Brown
Title:	Secretary

GARNETT-SAUNDERS PTY LIMITED AS TRUSTEE FOR THE GARNETT-SAUNDERS FAMILY TRUST in accordance with section 127(1) of the Corporations Act 2001 (Cth)

By:	/s/Collis Ta’eed
Name:	Collis Ta’eed
Title:	Director

TA’EED FELAH PTY LTD AS TRUSTEE FOR THE TA’EED FELAH FAMILY TRUST in accordance with section 127(1) of the Corporations Act 2001 (Cth)

By:	/s/ Munevver Ta’eed
Name:	Munevver Ta’eed
Title:	Sole Director and sole company secretary

DRACONIS HOLDINGS PTY LITD AS TRUSTEE FOR THE DRACONIS FAMILY TRUST in accordance with section 127(1) of the Corporations Act 2001 (Cth)

By:	/s/ Jun Rung
Name:	Jun Rung
Title:	Sole Director and Sole Company Secretary

SELLERS’ REPRESENTATIVE

GARNETT-SAUNDERS PTY LIMITED AS TRUSTEE FOR THE GARNETT-SAUNDERS FAMILY TRUST in accordance with section 127(1) of the Corporations Act 2001 (Cth), solely in its capacity as the Sellers’ Representative

By:	/s/ Collis Ta’eed
Name:	Collis Ta’eed
Title:	Director

By:	/s/Cyan Ta’eed
Name:	Cyan Ta’eed
Title:	Director